As filed with the Securities and Exchange Commission on January 2, 2026

Registration No. 333-280668

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 14

to

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

BIMERGEN ENERGY CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	3690	93-3419812
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

895 Dove Street, Suite 300

Newport Beach, CA 92660

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Telephone: (855) 946-0154

(Registrant’s telephone number, including area code)

Vcorp Agent Services, Inc.

108 W. 13th St, Ste 100

Wilmington, DE 19801

Telephone: 845-425-0077

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a Copy to:

Peter Campitiello, Esq. Lucosky Brookman LLP 101 Wood Avenue South Woodbridge, New Jersey 08830 (732) 395-4400	Gregory Sichenzia, Esq. Marcelle S. Balcombe, Esq. Sichenzia Ross Ference Carmel LLP 1185 Avenue of the Americas, 31st Floor New York, NY 10036 (212) 930-9700

Approximate date of commencement of proposed sale to the public: Promptly after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information contained in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED JANUARY 2, 2026

1,263,158 Shares of Common Stock and accompanying

Warrants to purchase 1,263,158 Shares of Common Stock

Pre-Funded Warrants to purchase up to             Shares of Common Stock and accompanying Warrants to purchase             Shares of Common Stock

Bimergen Energy Corporation

We are offering 1,263,158 shares of common stock, par value $0.001 per share and accompanying warrants to purchase 1,263,158 shares of common stock, or “Warrants”, at an aggregate assumed offering price of $9.50 per share of common stock. The assumed offering price is based on the reported closing trading price of our common stock on the OTC Markets on December 8, 2025.

We are also offering to each purchaser whose purchase of common stock in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the holder, 9.99%) of our outstanding common stock immediately following the consummation of this offering, the opportunity to purchase, if the purchaser so chooses, pre-funded warrants to purchase common shares and the accompanying warrant (the “Pre-Funded Warrants”), in lieu of common stock and the accompanying warrant. The purchase price of each Pre-Funded Warrant is equal to the price per common stock and the accompanying warrant being sold to the public in this offering, minus $0.0001. The Pre-Funded Warrants will be immediately exercisable and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full. For each Pre-Funded Warrant we sell, the number of common stock and accompanying warrant that we are offering will be decreased on a one-for-one basis.

Our common stock is traded on the OTC Markets under the symbol “BESS”. We have applied for the listing of our common stock on The NYSE American (“NYSE”), under the symbol “BESS” and the listing of the Warrants on the NYSE under the symbol “BESSW.” We believe that upon the completion of this offering, we will meet the standards for listing on NYSE, and the closing of this offering is contingent upon such listing. We do not intend to apply to list the Pre-Funded Warrants on any securities exchange or nationally recognized trading system.

Investing in our securities involves a high degree of risks, including the risk of losing your entire investment. See “Risk Factors” beginning on page 16 to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share of Common Stock and Accompanying Warrant	Per Pre-Funded Warrant and Accompanying Warrant	Total
Price to the public	$	$	$
Underwriting discounts and commissions(1)	$	$	$
Proceeds to us before expenses	$	$	$

(1)	Underwriting discounts and commissions do not include a non-accountable expense allowance equal to 1.0% of the public offering price payable to the underwriters. We refer you to “Underwriting” beginning on page 71 for additional information regarding underwriters’ compensation.

The offering is being underwritten on a firm commitment basis. We have granted a 45-day option to the representative of the underwriters to purchase up to 189,474 additional shares of common stock and/or Pre-Funded Warrants and 189,474 Warrants solely to cover over-allotments, if any.

The underwriters expect to deliver the securities to purchasers on or about          , 2026.

ThinkEquity

The date of this prospectus is                , 2026

Bimergen Energy

Traditional Power Generation
Traditional Power Transmission
Traditional Power Distribution
Buy Low during Off-Peak Hours
BESS Power Plant
Sell High during Peak Hours
Investment Tax Credit (up to 50% of CapEx)
Multi-Year Sustainable Operations

Sustainable Revenue Model	Advanced BESS Solutions	Investment Tax Credit Benefits	Advanced Technology Partnerships

You should rely only on the information contained in this prospectus. We and the underwriter(s) have not authorized anyone to provide you with any information other than that contained in this prospectus, and neither we, nor the underwriter(s) take responsibility for any other information others may give you. We are offering to sell, and seeking offers to buy, common stock and Pre-Funded warrants only in jurisdictions where such offers and sales are permitted.

i

About this Prospectus

Neither nor the Underwriter have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses prepared by us or on our behalf or to which we have referred you and which we have filed with the U.S. Securities and Exchange Commission (the “SEC”). We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the common stock and Pre-Funded warrants shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale. The information contained in this prospectus is current only as of the date on the front cover of the prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

Market and Industry Data. This prospectus contains estimates and other statistical data made by independent parties relating to our industry and the markets in which we operate, including estimates and statistical data about our market position, market opportunity, and other industry data. These data, to the extent they contain estimates or projections, involve a number of assumptions and limitations and are inherently imprecise, and you are cautioned not to give undue weight to such estimates or projections. Based on our industry experience, we believe that such data is reliable, the conclusions contained in the publications and reports are reasonable and the third-party information included in this prospectus and in our estimates is accurate and complete.

For investors outside the United States: Neither we nor the underwriters have done anything that would permit this offering or possession or distribution of this prospectus or any free writing prospectus we may provide to you in connection with this offering in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus and any such free writing prospectus outside the United States.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

This Prospectus contains forward looking statements that involve risks and uncertainties. All statements other than statements of historical fact contained in this Form S-1, including statements regarding future events, our future financial performance, business strategy, and plans and objectives for future operations, are forward-looking statements. In many cases, you can identify forward-looking statements by terminology such as “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should,” or “will” or the negative of these terms or other comparable terminology. Although we do not make forward looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including the risks outlined under “Risk Factors”, “Liquidity and Capital Resources” with respect to our ability to continue to generate cash from operations or new investment, or elsewhere in this prospectus or discussed in our audited consolidated financial statements for the years ended December 31, 2023 and 2024, which may cause our or our industry’s actual results, levels of activity, performance, or achievements to differ materially from those expressed or implied by these forward-looking statements. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time, and it is not possible for us to predict all risk factors, nor can we address the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause our actual results to differ materially from those contained in any forward-looking statements.

We describe material risks, uncertainties and assumptions that could affect our business, including our financial condition and results of operations, under “Risk Factors.” We base our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that actual outcomes and results may, and are likely to, differ materially from what is expressed, implied or forecast by our forward-looking statements. Accordingly, you should be careful about relying on any forward-looking statements. Except as required under the federal securities laws, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this prospectus, whether as a result of new information, future events, changes in assumptions, or otherwise.

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PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements and the related notes appearing elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in our common stock discussed under “Risk Factors,” “Business,” and information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” before deciding whether to buy the common stock and Pre-Funded Warrants.

Overview

We are a renewable energy project developer dedicated to enabling the clean energy transition and providing critical grid stability via solutions across a range of applications through our portfolio of utility-scale Battery Energy Storage System (BESS) and solar development projects. In April 2024, we acquired a portfolio of development-stage BESS and solar energy projects from Emergen Energy LLC (“Emergen”), making us the project owner of 23 development stage utility-scale BESS projects with an estimated cumulative storage capacity of 1.965 gigawatts (GW) and 13 development stage solar energy projects with an anticipated cumulative generation capacity of 1.640 GW (collectively, the “Development Projects”) once constructed and operational. We intend to initially focus on the development of our BESS portfolio due to the expanding market demand for additional energy storage capacity to ease strain on outdated energy grid infrastructure, simpler development process and reduced regulatory hurdles compared to solar, and regulatory tailwinds providing availability to attractive project-level financing and tax credit opportunities for BESS projects.

Our primary business objective is to become a grid-balancing operator by developing, commercializing, and operating a diversified portfolio of BESS and solar energy projects. We intend to partner with advanced BESS technology suppliers and Energy Management Systems (EMS) to address the critical challenges associated with the integration of renewable energy into the electrical grid, particularly the imbalance between energy supply and demand caused by the intermittent nature of solar and wind resources. This approach aligns with the increasing demand for grid stability in regions with high penetration of renewable energy, where imbalances between peak solar generation and peak energy demand create revenue opportunities through energy storage and dispatch. We plan to store excess energy generated during periods of low demand and dispatch it during peak demand periods, thereby enhancing grid stability and efficiency. Upon reaching commercial operation, we hope to play a key role in stabilizing grid demand and supporting renewable energy integration through energy arbitrage and ancillary services.

We are a development-stage company with the strategic objective of developing, commercializing, and operating a diversified portfolio of battery energy storage systems (“BESS”) and solar energy projects across the United States.

As of the date of this prospectus, we have not commenced commercial operations and have not generated revenue. We are currently in the mid-stage of our development lifecycle and are actively advancing approximately a 2 GW pipeline of BESS projects. Our BESS near-term operational strategy is to bring approximately 200 MW of new projects online each year, while selectively pursuing strategic acquisitions to supplement our internal pipeline.

To support this growth, we have secured a $50 million mezzanine financing facility from a battery supplier partner. This facility enables us to fund early-stage development activities—including engineering, permitting, and interconnection—as well as to procure long-lead equipment in preparation for construction.

Over the next twelve months, we intend to progress a portion of our development pipeline to construction-ready status, initiate procurement and site preparation on priority projects, and expand internal capabilities across development, engineering, and execution which will be funded by the executed mezzanine financing, tax equity financing up to 50% of capital expenditures and long-term debt financing partners in negotiation with multiple alternatives. Concurrently, we will work to secure interconnection agreements, finalize site control and permitting, and engage prospective offtakers.

We anticipate corporate overhead cash expenditures to be approximately $3 million over the next 12 months of project level construction and capital expenditures of approximately $240 million to be funded by mezzanine financing and long-term debt financing. Pre-construction activities during the next 12 months such as interconnection studies, permitting, and engineering will require approximately $2 million. These expenditures are expected to be funded through a combination of proceeds from this offering, development fee revenues related to JV accepted projects, and third-party development partnerships.

Core Business in Battery Energy Storage Systems (BESS)

Our core business is anchored in the development and operation of BESS projects, which are strategically designed to mitigate the energy imbalances and power deficits observed in markets with substantial solar and wind energy generation. This event, often depicted by the grid balancing, highlights the timing mismatch between peak renewable energy generation and peak electricity demand. As renewable energy production peaks during daylight hours and declines in the evening when energy demand is highest, supplemental energy supply sources become increasingly critical. Our BESS projects are positioned to address this imbalance by storing surplus energy during periods of low demand and releasing it during high-demand periods, capturing value from daily price fluctuations. By purchasing and storing energy during low-cost, high-supply hours and selling it during high-demand periods when prices are at their peak, known as energy arbitrage trading, our BESS systems will provide critical support to compensate for the lack of supply from the current outdated energy grid infrastructure.

In addition to energy arbitrage, our BESS assets are positioned to provide essential grid services, including frequency regulation, voltage support, and emergency backup during grid outages. Frequency regulation refers to the rapid response to changes in grid frequency, maintaining stability and preventing potential grid failures. Voltage control enhances the quality and reliability of power supplied to consumers. The rapid response capabilities also maintain stability for key infrastructure during outages via immediate response to fluctuations in voltage and frequency. By reducing supply-demand imbalances at peak times, known as peak shaving, we hope to flatten the energy demand and lower electricity costs for consumers. By integrating advanced EMS controls, we aim to optimize the dispatch timing and increase the overall economic value of stored energy, delivering both reliable performance and efficient operation in dynamic market conditions. Our systems will enable more flexible and adaptive grid operations, accommodating dynamic energy flows and diverse generation sources. These ancillary services both relieve grid stress, offer additional potential revenue streams, and maximize likelihood of punctual project development within budget and ensure product quality standards. We believe we are well- positioned to leverage our existing relationships to secure multi-year customer contracts prior to project construction and integrate cutting-edge battery technologies as they are developed into future developments. Our systems will also be capable of deferred infrastructure upgrades, which reduce the need for expensive grid infrastructure upgrades by efficiently managing local supply and demand. We expect our customers will include traditional trading houses (e.g., Goldman Sachs, BP, Shell), commercial and industrial (C&I) entities, and utilities. The terms of our agreements with customers will be defined by tolling agreements, financial hedges, or power purchase agreements (PPAs), which serve as financial instruments to guarantee all or a portion of future revenues.

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Bimergen Energy’s business model as a BESS project owner and developer will leverage long-term contracted tolling agreements to generate stable revenue with upside potential. While Bimergen owns and plans to develop a portfolio of BESS projects, tolling agreements with major energy trading entities or institutional financial firms will provide a dual revenue model including guaranteed floor payments and upside profit sharing. The floor payment could be a fixed or minimum revenue guarantee to cover operational costs and provide downside protection against low market prices or volatility. Upside sharing is a profit-sharing mechanism where revenues above the floor would be split between Bimergen and the offtaker, incentivizing optimization of energy trading.

While these contracts have not yet been finalized, institutional traders will manage daily operations and energy trading under the agreements once signed. They will monitor market prices and advise Bimergen to charge the batteries during off-peak hours using low-cost grid energy, then discharge the batteries during peak hours, selling high-priced power back to the grid. Under the prospective agreements, institutional offtakers would buy the discharged power wholesale, resell it at market prices for profit, guarantee the floor payment, and share upside revenue with Bimergen. Beyond arbitrage, tolling agreements may include provisions for ancillary services like frequency regulation, voltage support, or capacity payments, where the BESS helps stabilize the grid for additional revenue streams. The offtaker would assume market price risk, while the BESS owner would be responsible for system maintenance and performance, ensuring the assets meet contractual obligations. The floor payment would ensure predictable cash flows, making projects bankable by institutional investors or lenders to provide project financing. Upside sharing would allow developers to benefit from high market prices without direct exposure to trading risks. Partnering with experienced traders leverages their market knowledge, reducing the need for in-house trading capabilities. Offtakers benefit from access to infrastructure by gaining control over a BESS without owning or maintaining it, and capture margins by reselling power at market prices, especially during peak demand. Offtake agreements are long-term contracts, often spanning 10–20 years, to align with the lifecycle of BESS projects and provide revenue certainty for financing.

As renewable energy penetration increases, BESS tolling agreements are becoming more common to manage intermittency (e.g., storing solar/wind energy for peak times). The global BESS market is projected to grow significantly, with tolling agreements facilitating project financing. The structure of tolling agreements vary on a case-by-case basis. While the floor payment mitigates downside, low market prices can limit upside potential, affecting overall returns. BESS performance declines over time, which may impact revenue if not accounted for in the agreement. The financial stability of the offtaker is critical, as their ability to meet floor payments or share upside depends on their market success. Shifts in energy market policies or grid incentives can affect the profitability of tolling agreements.

We are in talks with a number of investment banks to secure offtake agreements for our projects. However, to date, we have not entered into any offtake agreements and there can be no assurance that we will be able to do so on terms favorable to the Company. If we are not successful in obtaining favorable terms, we will operate these projects by selling merchant power and use a third-party scheduling entity to assist us in scheduling the power. This exposes the BESS to market volatility, where prices fluctuate based on supply, demand, fuel costs, and other dynamics. Without guaranteed revenue streams, the BESS owner assumes financial risk, as electricity prices can vary significantly. However, during periods of high demand or grid stress, the system can capitalize on higher prices. The BESS can also provide services like energy arbitrage, storing low-cost electricity and selling it when prices rise, or ancillary services like frequency regulation and reserves, which can be more profitable during grid instability. The key advantage of this model is the potential for higher returns in favorable market conditions, but it also carries the risk of lower profits or losses when market prices drop or when demand for storage services is insufficient. Like traditional merchant power plants, a BESS in this model faces financial uncertainty but has the flexibility to adjust based on real-time market conditions.

We anticipate management will be active in identifying, negotiating and establishing the financing relationships required for our projects. Since the Company and its subsidiaries do not have the in-house personnel to construct these projects, we also anticipate management will hire third parties to manage the construction of the project facilities and we will manage and negotiate the purchase of the key components of the facility (most importantly being the batteries). The Development Projects purchased are at various stages and we executed an agreement with Energy Independent Partners (“EIP”) (a Delaware limited liability company controlled by Cole Johnson, our President and Director commencing as of the date of acquisition of Emergen) for services to include: pre-construction and pre-operational activities such as assisting with qualifying the Development Projects for financing; assisting with achieving RTB Status for Development Projects; and assisting with marketing the Development Project to a third party, if desired. The relevant fees for these services are $0.035 per watt of capacity and are included in the Development Fees column of the table below.

BESS project locations are selected to be located alongside traditional power transmission lines or near large offtakers (our expected customers) with high energy demands, enhancing grid stability and reducing energy costs. These locations are suitable for battery storage facilities of approximately thirty acres and undergo environmental studies and assessments to ensure feasibility. While the letters of intent the Company has entered into or negotiated for these projects are for specific locations, the Company’s development plans are not dependent on the landowner or address, but, rather, are county based. The Company believes it could adjust its plans to find a similar, suitable location if it is unable to negotiate a definitive agreement to develop a project with the landowner.

Location is a key consideration when selecting a site to develop a project. All projects are chosen in rural areas, outside high electricity demand zones, and on existing transmission lines. Transmission lines are then measured for available capacity and evaluated for potential BESS projects. After confirming that the site is suitable for BESS, we contact the landowner and conduct environmental studies to ensure it is viable for construction and operation. Most of our projects are in non-regulated markets, which allow us to sell power into the merchant markets using a scheduling entity.

Another key component of site qualification is identification of the potential energy customers and markets we can serve, either by rights acquired in the development process, those which can be secured via competitive utility procurements and those which can be secured under direct bilateral agreements

The revenue opportunities relating to our primary energy purchase customers – the regulated utilities and regulated wholesale energy markets operating where each of our projects are located, are quantified at the earliest stages of project qualification and the commercial relationship with these customers is fully established at the time we anticipate executing our interconnection agreement, typically prior to commencement of construction. These utility energy purchase mechanisms generally preclude any direct participation by these customers in asset ownership or profit distributions.

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Additionally, at each site location, screening is conducted to identify and qualify potential industrial, commercial and municipal customers. Those which meet our criteria for potentially enhancing our revenues and profits are contacted to determine their interest in purchasing energy services at or after the point in time when our projects enter revenue operations. It is not our normal practice, and these energy purchase agreements do not typically include participation in equity ownership or profit distributions from the projects, but these options are not precluded legally or regulatorily.

The physical quality of our sites in terms of their development is valued against industry comparables. The energy and revenue generation potential of our sites and projects and the number and credit quality of our established and potential utility and non-utility customers are also key factors in the valuation of our projects, their ability to attract investors and the ultimate cost of that capital. This is true for the majority of projects in our industry.

Our projects may include multiple classes of equity investors. Project level preferred equity investors enjoy returns which include one or more fixed components plus a participation component in which they share in the net free cash flows of our combined arbitration and contracted energy revenue operations; common equity investors participate directly in ownership of the project assets and receive distributions of net free cash flows from our energy trading (arbitrage) revenues and those from contracted energy services. We also have tax equity investors who participate in a transaction to acquire these tax benefits outright and may also enjoy a nominal carried interest in our net distributions.

Our pro forma models and financial practices meet customary industry standards to estimate, calculate and project these revenues both for institutional financing purposes as well as regulatory requirements.

It is our intent to own and operate our projects in most cases, but in others we may deem it financially beneficial to the company and our equity investors to partly or fully monetize our project assets.

We maintain strong relationships with tier-one battery and equipment suppliers, utilities, and power purchasers to optimize transmission efficiency and lower consumer costs. These partnerships may also help us secure regulatory support, ensure timely project development within budget, and uphold high product quality standards. Our strategic position allows us to secure multi-year customer contracts before project construction and integrate emerging battery technologies into future developments. Additionally, our systems are designed to enable deferred infrastructure upgrades, reducing the need for costly grid enhancements by efficiently managing local supply and demand.

Development Projects and Operational Progress

Our portfolio of Development Projects includes approximately 3.6 GW of alternating current (GWAC) power capacity across various regions served by Independent System Operators (ISOs) such as ERCOT, WECC, PJM, and MISO. These regions have been selected strategically based on favorable market conditions, grid infrastructure, and regulatory environments conducive to renewable energy integration. In connection with the Emergen transaction, we currently have no proprietary rights but have secured rights to comprehensive “Work Product” intangible assets essential for project development, including but not limited to: feasibility studies determining capacity and compatibility, establishing a production model of the project parameters, identifying any curtailment for the project, power flow site verification and substation identification, permitting and regulatory compliance documentation, engineering designs, equipment procurement plans, site preparation guidelines, and noting project specific challenges.

Subsequent to positive feasibility studies is the process of legal formation, analyzing and negotiating site control/surface and materials, and identifying engineering requirements for construction, identifying and negotiating interconnection to the grid, identifying tax abatements, and identifying permitting and study requirements, and noting additional project specific challenges. These assets provide a robust foundation for advancing our projects through the development lifecycle efficiently and effectively. We are in the process of negotiating grid interconnection agreements, ensuring compliance with applicable grid codes and standards, registering our projects for market participation, and coordinating with ISOs to align dispatch and grid service requirements. In addition, we are actively engaging with these ISOs to address cybersecurity compliance and to develop comprehensive monitoring and reporting frameworks, which are essential for maintaining operational integrity and grid support.

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Our Redbird and Wildfire projects are currently the most advanced within our portfolio and are ready to proceed to the financing and construction phases. We are actively pursuing project-level debt and equity financing to fund the construction and/or operationalization of these projects. Upon securing financing, of which there can be no assurance we will be able to do so or do so on terms favorable to us, we intend to execute binding agreements with key counterparties, initiate site preparation activities, and commence construction in accordance with our development timelines. As part of the rights to the Work Product and continued development, we identify and negotiate with the appropriate counterparts in the specific project, but do not enter into binding contracts until specific project financing is obtained so as to not create liabilities before project financing is secured. We recognize the importance of managing risks associated with project development, including regulatory, technical, financial, and market risks. Our approach involves conducting thorough feasibility studies, engaging in proactive stakeholder consultations, and maintaining flexibility in project planning. We do not enter into binding contracts related to site control, equipment procurement, or construction until project-specific financing is secured, mitigating financial exposure. The next steps for these projects will include executing contracts with key counterparties, purchasing equipment, and initiating the construction process. Our current project pipeline consists of multiple BESS initiatives, with an estimated development timeline spanning eight to nine years. The Redbird and Wildfire projects are prioritized, as they are closest to a ready-to-build status. The current progress of our portfolio of 23 BESS projects and 13 Solar Projects are included in the table below:

Emergen Energy LLC BESS Projects:

Projects (2) (3) (4) (5) (6) (10)	County	State	Zone	BESS (MWac)	BESS (MWhr)	Site Control	Estimated Permitting Complete (8)	Estimated Cost of Project (9)	Development Fees
Redbird BESS (1)	Fort Bend	TX	ERCOT-Houston	100	400	(7)	65%	$160,000,000	$3,500,000
Wildfire BESS (1)	Caldwell	TX	ERCOT-South	100	400	(7)	45%	$160,000,000	$3,500,000
Friendship	Llano	TX	ERCOT/West	60	240	(7)	35%	$100,000,000	$2,100,000
Lady Bird	Llano	TX	ERCOT/West	60	240	(7)	35%	$100,000,000	$2,100,000
Longhorn	Llano	TX	ERCOT/West	60	240	(7)	35%	$100,000,000	$2,100,000
Pecan	Llano	TX	ERCOT/West	60	240	(7)	35%	$100,000,000	$2,100,000
Prickly Pear	Llano	TX	ERCOT/West	60	240	(7)	35%	$100,000,000	$2,100,000
Yellow Rose	Llano	TX	ERCOT/West	60	240	(7)	35%	$100,000,000	$2,100,000
Bright Light	Llano	TX	ERCOT/West	60	240	(7)	35%	$100,000,000	$2,100,000
TPLT 1-10 BESS	El Paso	TX	ERCOT/West	100	400	(7)	25%	$160,000,000	$2,100,000
WR Ranch TX BESS 1	El Paso	TX	ERCOT/North	120	480	(7)	25%	$185,000,000	$2,100,000
TOTAL				840	3,360

TPL EPE	El Paso	TX	WECC	25	100	(7)	25%	$55,000,000	$875,000
X-One Solar Ranch 1	Mohave	AZ	WECC	100	400	(7)	25%	$160,000,000	$3,500,000
Dunton Ranch 1	Mohave	AZ	WECC	100	400	(7)	25%	$160,000,000	$3,500,000
Aldahra Farm 1	Maricopa	AZ	WECC	100	400	(7)	25%	$160,000,000	$3,500,000
Aldahra Farm 2	Maricopa	AZ	WECC	100	400	(7)	25%	$160,000,000	$3,500,000
TOTAL				425	1,700

BL PJM BESS 1	Smyth	VA	PJM	50	200	(7)	25%	$90,000,000	$1,750,000
BL PJM BESS 2	Huntingdon	PA	PJM	50	200	(7)	25%	$90,000,000	$1,750,000
TOTAL				100	400

Gibbs Ranch BESS 1	DeSoto Parish	LA	MISO	120	480	(7)	25%	$185,000,000	$4,200,000
Gibbs Ranch BESS 2	DeSoto Parish	LA	MISO	120	480	(7)	25%	$185,000,000	$4,200,000
TG BESS 1	DeSoto Parish	LA	MISO	120	480	(7)	25%	$185,000,000	$4,200,000
TG BESS 2	DeSoto Parish	LA	MISO	120	480	(7)	25%	$185,000,000	$4,200,000
Neighbors BESS 1	DeSoto Parish	LA	MISO	120	480	(7)	25%	$185,000,000	$4,200,000
TOTAL				600	2,400
TOTAL MWac				1,965	7,860			$3,165,000,000	$68,775,000

(1)	At 15% Engineering complete with 30% attainable in 45 days. At Project Financing, Engineering will be with third party contractor.
(2)	Battery and connection component procurement is expected to be 6 to 9 months after funding has been secured
(3)	Project Construction is expected to be 2-3 months, after funding is secured and battery and connection procurement arrives on site.
(4)	No Project Financing is currently secured for these projects and no milestone will be achieved until financing is secured.
(5)	No contractual arrangements have been executed with third parties to construct.
(6)	No contractual arrangements have been executed with customers.
(7)	No land lease Letter of Intent (LOI) executed.
(8)	Permitting and/or no permit required letter is estimated to be complete 90 - 150 days after funding is secured for the project. This includes This includes Jurisdictional Waters of U.S. Delineation, Protected Species Habitat Assessment, Cultural Resources Review & Consultation, FAA Filing, Approved Jurisdictional Determination Request, Wildlife Agency Consultation, Bird and Wildlife Conservation Strategy, Unanticipated Discovery Plan (UDP), Final Interconnection Permit.
(9)	The main components of the Estimated cost of the Project are (a) 75% Purchased Equipment including but not limited to batteries and electrical interconnections, (b) 17% construction costs and labor for system set up, (c) 6% project financing costs and fees and (d) 2% milestone development fees.
(10)	We are targeting obtaining financing for 2 to 3 projects each fiscal year depending on respective project capital needs. Redbird and Wildfire projects are anticipated to be the first to be financed given they are closest to a ready to build status. We will be maintaining and moving forward the development status of the projects not yet funded by managing the various aspects of the project as required. Funding is initially being sought from tier one lenders and alternative financing institutions currently funding renewable energy projects. Funding equity partners are expected to require return on equity investments of 10 -15% annual rate of return and our tier-one debt facilities are expected to carry 6 – 8% annual interest rates. We have modeled retaining ownership of the operating projects using the factors presented in the above tables and taking advantage of the energy arbitrage opportunities in the market. We currently are focusing our efforts on the BESS projects for financing and operations and with the current project profile expect to have an 8 to 9 year pipeline of existing BESS projects. If for any reason a project is not developed or constructed due to lack of funding we will either sell the project in its current development stage, partner with another group on that specific BESS project or close down the project if it is no longer seen to be a viable project.

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Emergen Energy LLC Solar Projects:

Solar Projects (1) (2) (3) (4) (5) (6) (10)	County	State	Zone	Solar Mwac	Site Control	Estimated Permitting Complete (8)	Estimated Cost of Project (9)	Development Fees
Redbird Solar	Fort Bend	TX	ERCOT-Houston	100	(7)	10%	$125,000,000	$3,500,000
Friendship	Llano	TX	ERCOT/ West	120	(7)	15%	$150,000,000	$4,200,000
Lady Bird	Llano	TX	ERCOT/ West	120	(7)	15%	$150,000,000	$4,200,000
Longhorn	Llano	TX	ERCOT/ West	120	(7)	15%	$150,000,000	$4,200,000
Pecan	Llano	TX	ERCOT/ West	120	(7)	15%	$150,000,000	$4,200,000
Prickly Pear	Llano	TX	ERCOT/ West	120	(7)	15%	$150,000,000	$4,200,000
Yellow Rose	Llano	TX	ERCOT/ West	120	(7)	15%	$150,000,000	$4,200,000
Bright Light	Llano	TX	ERCOT/ West	120	(7)	15%	$150,000,000	$4,200,000
TPL EPE Solar	El Paso	TX	WECC	50	(7)	10%	$63,000,000	$1,750,000
X-One Solar Ranch 3	Mohave	AZ	WECC	75	(7)	10%	$94,000,000	$2,625,000
X-One Solar Ranch 4	Mohave	AZ	WECC	75	(7)	10%	$94,000,000	$2,625,000
Aldahra Farm 1 Solar	Maricopa	AZ	WECC	250	(7)	10%	$315,000,000	$8,750,000
Aldahra Farm 2 Solar	Maricopa	AZ	WECC	250	(7)	10%	$315,000,000	$8,750,000
TOTAL MWac				1,640			$2,056,000,000	$57,400,000

(1)	Minimal Engineering complete with 30% attainable in 180 days. At Project Financing, Engineering would be with third party contractor.
(2)	Battery and connection component procurement is expected to be 6 to 9 months after funding has been secured
(3)	Project Construction is expected to be 2-3 months, after funding is secured and battery and connection procurement arrives on site.
(4)	No Project Financing is currently secured for these projects and no milestone will be achieved until financing is secured.
(5)	No contractual arrangements have been executed with third parties to construct.
(6)	No contractual arrangements have been executed with customers.
(7)	No land lease Letter of Intent (LOI) executed.

(8)	Permitting and/or no permit required letter is estimated to be complete 90 - 150 days after funding is secured for the project. This includes This includes Jurisdictional Waters of U.S. Delineation, Protected Species Habitat Assessment, Cultural Resources Review & Consultation, FAA Filing, Approved Jurisdictional Determination Request, Wildlife Agency Consultation, Bird and Wildlife Conservation Strategy, Unanticipated Discovery Plan (UDP), Final Interconnection Permit.
(9)	The main components of the Estimated cost of the Project are (a) 60% Purchased Equipment including but not limited to solar panels and electrical interconnections, (b) 32% construction costs and labor for system set up, (c) 6% project financing costs and fees and (d) 2% milestone development fees.
(10)	We are focusing our project financing efforts on our BESS projects. We will be maintaining and moving forward the development status of the Solar projects by managing the various aspects of the project as required with minimal capital requirement. If for any reason a project is not developed or constructed due to lack of funding we will either sell the project in its current development stage, partner with another group on that specific solar project or close down the project if no longer seen to be a viable project.

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Project Management Services Agreement

At the closing of the acquisition of Emergen, the Company and Emergen entered into a Project Management Services Agreement (the “PMSA”) with Energy Independent Partners LLC (“Energy Independent Partners”), an entity owned or controlled by Mr. Johnson. The PMSA was amended on August 24, 2024 and again on April 24, 2025 to clarify the payments of certain fees to Emergen under the PMSA. Pursuant to the terms of the PMSA, Energy Independent Partners is obligated to provide the following project management services in connection with the development and operation of each of the Development Projects (collectively, the “Services”): (i) assist as needed with qualifying the Development Projects for financing; (ii) assist as needed with obtaining all permits required for development of the Development Projects which have sufficient rights to use all necessary real property, and for which the applicable draft interconnection agreement has been received for the Development Projects (“RTB Status”); and (iii) if Emergen foregoes the development of a Development Project, Energy Independent Partners will assist the Company as needed with marketing the Development Project to a third party.

Payment for Service. The Company agreed to pay Energy Independent Partners the following fees for providing the Services:

●	BESS Development Fees. In consideration of the provision of the Services related to the BESS Development Projects, and subject to the terms and conditions herein, during the Term, The Company shall pay EIP the following amounts per BESS Development Project: $0.035 per W for each applicable BESS Development Project, subject to such BESS Development Project achieving sufficient project specific equity or debt financing from third parties to fund the payment of the fees (“BESS Development Fees”). Currently, the Company is focusing on developing the BESS projects and the total fees related to all 23 of the BESS projects would be the $0.035 per watt multiplied by the estimated capacity 1.965 GW (1,965,000,000 watts) or approximately $69 million.

●	Solar Development Fees. In consideration of the provision of the Services related to the Solar Development Projects, and subject to the terms and conditions herein, during the Term, The Company shall pay EIP the following amounts per Solar Development Project: $0.035 per W for each applicable Solar Development Project, subject to such Solar Development Project achieving sufficient project specific equity or debt financing from third parties to fund the payment of the fees (“Solar Development Fees”). The Solar projects still in the Emergen portfolio have an estimated capacity of 1.640 GW and would have Solar Development Fees of approximately $57 million if developed.

●	If any Development Projects pursuant to the Agreement are sold by Emergen to a third-party then EIP would be due the greater of: (i) any unpaid project’s specific BESS Development Fees or Solar Development Fees defined in the PMSA agreement; or (ii) 62.5% of the proceeds less any project specific BESS Development Fees or Solar Development Fees paid previously.

●	Other Development Fees. For each other renewable energy development asset held by the Company, which are neither BESS Development Projects nor Solar Development Projects, located in the United States in which the Company engages during the term of the PMSA (the “Other Development Projects”), the Company shall pay Energy Independent Partners the higher of either (a) fifty percent (50%) of the gross margin or (b) $0.02 per watt in cash, subject to such Other Development Project achieving RTB Status (the “Other Development Fees”).

●	Timing of Payment of Fees The BESS Development Fees shall be due and payable upon (i) The Company, or any of its Affiliates, receiving project financing directly related to and collateralized by BESS Projects, this specifically excludes any general public or private offerings by the Company not directly related to financing a BESS Project, and (ii) when a BESS Project’s financing funding terms is sufficient to pay the project specific Development Fees. EIP will be paid on the same timing as the funding terms. For example: if the terms for development fees are 50% at acceptance, 40% RTB and 10% at COD then EIP will be paid as the project development fees are funded.

For a more detailed description of the PMSA, please see “Project Management Services Agreement” on page 41.

Project Sale Agreement

On May 30, 2024, Emergen entered into a Project Sale Agreement (“Agreement”) with Bridgelink for an estimated 2.425 GW of Emergen’s estimated 3.840 GW of solar energy development projects. Bridgelink has sold these greenfield projects, along with projects in its own portfolio, to an unrelated third party (“Purchaser”) which also executed that agreement on May 30, 2024. The total amount to be received by Emergen for the projects sold to Bridgelink is $19,400,000, provided the projects achieve a Point of Interconnection and subsequently obtain all Necessary Land Rights. Bridgelink retains the option to transfer or return certain or all projects within ten (10) days written notice to Emergen. A deposit from Bridgelink will be received within five business days of the execution of the agreement for $943,500 and Emergen will pay 62.5% ($589,687.50) to Energy Independent Partners LLC, a Delaware limited liability company, (“EIP”) in accordance with the Project Management Services Agreement by and between (i) Bimergen Energy; (ii) Emergen; and (iii) EIP and the remaining 37.5% (353,812.50) of the proceeds shall remain with Emergen. The remaining proceeds of $18,456,500 shall be received within five business days of when Bridgelink receives milestone payments from the Purchaser for these projects. This Agreement is still in effect and there have been no changes to the Agreement. The $943,500 deposit was paid to Emergen in June 2024.

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In the event that Purchaser, under the purchase agreement decides to transfer any Project along with its interests to Bridgelink or any creditworthy entity designated by Bridgelink (“Returned Project”), Bridgelink shall provide written notice to Emergen within ten (10) business days of receipt of such notice from the Purchaser and Bridgelink shall convey, transfer, assign, deliver, and contribute over certain rights and interests to the Returned Project to Emergen within ten (10) business days of receipt of such Returned Project, unless otherwise agreed upon by Emergen in writing. For clarity, any creditworthy entity designated by Bridgelink shall be confirmed in writing by Emergen. Bridgelink is to receive payment from the Purchaser no later than March 31 of the year following each calendar year end for any milestones that have been achieved during that calendar year. Emergen is to receive payment within five days from Bridgelink receiving payment from the Purchaser. Effective December 31, 2024, Emergen and Bridgelink amended the Agreement to provide that Bridgelink could only return a Project if it has not yet made a milestone payment to Emergen on prior to the seventh (7th) anniversary of the Effective Date of the Agreement. The Purchaser has the right but not the obligation to return any or all of these Greenfield Projects before and after it has made milestone payments. The Purchaser has no economic incentive to return projects that it choses not to move forward on per the agreement nor does the company have any obligation to take these back with any liabilities or refunds of milestone payments. The locations have been identified in the Solar Development Projects even though not secured. The Company would not be able to develop at these locations until accepting the return of the Solar Development Projects.

The Projects sold by Emergen to Bridgelink are in what are termed as “Greenfield Projects.” With respect to each Greenfield Project, Emergen will be paid:

(i) $5,000 per megawatt (in alternating current) measured at the Point of Interconnection after such Greenfield Project has secured all necessary land rights as determined in good faith ($12,125,000 for the estimated 2,425 megawatts sold); and

(ii) $3,000 per megawatt (in alternating current) measured at the Point of Interconnection when the relevant Greenfield Project has achieved ready-to-build (RTB) status as determined in good faith ($7,275,000 for the estimated 2,425 megawatts sold.

There is no specified timeframe for the milestones to be achieved. There is no obligation for the Purchaser to develop any of the purchased projects and if the Purchaser elects to develop any of the projects, the Company does not have the ability to oversee or control the projects. Accordingly, there can be no assurance that the Company will receive any of these fees.

The Company received and recorded as deferred revenue a $943,500 deposit payment from the Project Sale Agreement with Bridgelink for an estimated 2.425 GW of Emergen’s estimated 3.840 GW of solar energy development projects. The total amount to be received by Emergen for the projects sold to Bridgelink is expected to be $19,400,000 unless certain of the projects are returned without development to the payment milestones. We have paid EIP $250,000 during 2024 related to the $943,500 deposit and owe an additional $339,688 currently recorded in due to related party. EIP will be due 62.5% of the proceeds received related to the Project Sale Agreement. If the remaining $18.5 million is received from the ultimate purchaser via Bridgelink we will owe EIP $11.5 million for their portion per the agreement.

Key Partnerships

Our key partnerships involve a diverse range of collaborators, including equipment suppliers, utility companies, and direct enterprise-level power purchasers. These partnerships enable us to acquire power for storage and sell it back to utilities or contracted revenue partners, ensuring a flexible and reliable energy supply.

Through partnerships with utility companies, developers, and C&I customers, we provide customized storage solutions tailored to each customer’s specific energy needs. Our goal is to offer power at more affordable prices while enabling a cleaner and more efficient energy infrastructure.

Our solutions are designed to help these stakeholders meet their energy demands while contributing to a stronger, more resilient grid—helping the U.S. transition to a more sustainable energy future.

Equipment Suppliers

We have engaged in discussions with multiple advanced Tier 1 battery energy storage system (BESS) suppliers under nondisclosure agreements. These potential suppliers are at the forefront of advanced battery technology development and bring several benefits to the table, including a strong emphasis on safety, cost-effectiveness, and a long lifespan for their products. Additionally, many of these suppliers offer product warranties, providing added assurance to our potential customers. While we focus on project development, our BESS suppliers will continue to develop the next generation of advanced battery technology making improvements on efficient power conversion, energy density, thermal management, lifespan, and safety. Based on these existing relationships, we have the ability to install the newest battery technology at the time of all future project developments, reducing obsolescence risk and allowing us to leverage the rapid rate of battery technology development. At this time, no definitive supplier agreements have been executed.

Utility Suppliers & ISOs

We are currently engaged with multiple large utility and transmission companies across major U.S. grids, including ERCOT (Electric Reliability Council of Texas), CAISO (California Independent System Operator), PJM (Pennsylvania-New Jersey-Maryland Interconnection), and WECC (Western Electricity Coordinating Council), all of which are in various stages of the interconnection process. These utilities are well-established players in their respective regions and have decades of experience in energy transmission and infrastructure development. Their extensive networks and deep understanding of regional grid dynamics provide a solid foundation for BESS projects.

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Our collaboration with these utilities spans a range of activities, from early-stage feasibility studies and system impact assessments to finalizing interconnection agreements and coordinating with transmission operators for grid integration. These relationships enable us to navigate the complex regulatory and technical requirements associated with large-scale energy storage deployments, ensuring that our projects are aligned with grid reliability standards and regional energy policies.

Moreover, the established presence of these utilities in their service areas helps streamline the permitting and approval process, significantly reducing the time to market. Their experience with both conventional and renewable energy generation, along with familiarity in managing the evolving energy landscape, ensures that our projects are designed to meet the future needs of a dynamic power grid. By working alongside these experienced utilities, we are able to leverage their infrastructure to ensure seamless integration of energy storage systems, enhance grid stability, and maximize the potential of renewable energy resources within the region of the BESS project.

Energy Sales

During the Notice to Proceed phase, we would enter into an agreement for sale of energy which grants exclusive rights to all physical and financial products associated with the operation of the BESS Project Facility (“Facility”) within the energy market. These rights cover the sale of energy, capacity (if applicable), and ancillary services that the BESS facility is capable of producing, receiving, or delivering at the delivery point during the term of the agreement. The agreement also includes any new products the BESS facility may qualify for in the future, such as new capacity-based products or ancillary services.

The Facility may provide various ancillary services, including primary frequency response, fast frequency response, contingency reserve service, non-spinning reserve service, and regulation services (both up and down). We will be required to make the Facility available to the offtaker within the Facility’s physical and operational limitations, as specified in the agreement.

We would also agree to make commercially reasonable efforts to qualify the Facility for any future products, including energy, ancillary services, and capacity products, as long as they align with the Facility’s original design specifications. If qualifying the Facility for these new products requires modifications or incurs additional costs, the parties will discuss adjustments to the cost and revenue sharing arrangements.

During the term of these agreements, the offtaker has exclusive rights to bid, charge, and dispatch the Facility, including submitting bids into the ERCOT day-ahead and real-time energy markets, as well as any new markets that may be established. In return, we would guarantee the Facility will meet the operating capabilities outlined in the agreement, ensuring it can deliver the agreed-upon products.

We will use our best efforts to derisk both assets and revenues by contracting with tier one companies and/or requiring the companies to post cash, but the following risk may occur.

● failure to pay amounts due;

● bankruptcy proceedings;

● failure to provide certain credit support;

● failure to hold necessary licenses or permits; and

● breach of material obligations.

Project Financing and Investment Tax Credits (ITCs)

Our company employs a structured project financing approach to fund the development and construction of energy storage projects. This strategy involves securing project-level debt, and in some cases, equity financing, to cover the capital expenditures required for each project. By financing on a per-project basis, we ensure that each initiative remains financially self-sustaining, with risks and returns contained within the specific project. We are in ongoing negotiations with investors to secure the necessary capital, and while no binding agreements have been finalized, we aim to finance multiple projects each fiscal year, based on their capital requirements.

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The initial project is expected to require financing of up to $160 million, with financing likely secured against the project’s equipment and construction assets. The typical cost structure for an energy storage project includes several major components: (i) Equipment and Materials (75%) – including batteries, electrical interconnections, and other major components; (ii) Construction Costs and Labor (17%) – covering site preparation, installation, and integration of project elements; (iii) Project Financing Costs and Fees (6%) – expenses related to securing capital, including interest, lender fees, and other costs; and (iv) Development Fees (2%) – for project milestones such as permitting, engineering, and pre-construction activities.

For projects not yet fully funded, we will continue advancing their development, managing the necessary steps to maintain project viability and appeal to potential investors. We are targeting reputable lenders and financing institutions with a proven track record in renewable energy and energy storage, with a focus on aligning the financing strategy with our strategic goals and operational strengths.

Additionally, we plan to capitalize on any available tax incentives or credits, such as those provided under recent government legislation. These incentives, such as tax credits for renewable energy projects or for projects located in certain designated areas, can significantly improve the economic feasibility of our projects. These credits can equal up to fifty percent (50%) of the expenditures of the project. We may also explore opportunities to monetize these credits by pre-selling them to third-party investors. Through this structured financing approach, we aim to mitigate financial risks, optimize capital deployment, enhance cash flow, and ensure the successful development and operation of our energy storage projects.

In August 2024, our operating subsidiary Emergen Energy, LLC signed a non-binding term sheet for a tax credit transfer agreement with a leading renewable energy investment firm for Project Redbird, the Company’s flagship 100 Megawatt (MW) capacity Battery Energy Storage System (“BESS”) project in Fort Bend County, Texas. The investment firm will attempt to arrange for the transfer of up to $80 million of federal investment tax credits (ITCs) derived from Project Redbird from the Company to one or more purchasers pursuant to Internal Revenue Code Section 6418. Project Redbird is anticipated to generate approximately $78 million of investment tax credits based on an up to 50% investment tax credit as the result of the Inflation Reduction Act of 2022 (IRA). The underwriting of the ITCs is conditioned upon sufficient seller and project document diligence and the transfer will be subject to one or more definitive transfer agreements with a prospective buyer or buyers. There can be no assurance that the Company will be successful in finding a purchaser for such credits.

Market Opportunity and Industry Dynamics

The U.S. Battery Energy Storage Systems (BESS) market is expanding rapidly, driven by growing demands for grid stability, a rising influx of renewable energy sources, and increased power needs from high-energy sectors such as AI and data centers, which are expected to cause US power demand to double by 2030. Renewable energy, with its intermittent generation challenges, is expected to provide more than one-third of total electricity generation globally by 2025. BESS serves a critical role in balancing power by capturing excess renewable energy during low-demand hours and dispatching it when demand spikes. For this reason, it is estimated that 62 GW of grid-scale BESS projects will come online by 2028. California’s experience underscores this trend: according to the California Independent System Operator (CAISO), the state reached 13.391 GW of storage capacity in late 2024, a 30% increase from earlier in the year (World Hydrogen Leaders, 2024)1. BESS enables California to mitigate the “duck curve” effect—where midday renewable generation peaks create excess supply, while evening demand surges strain the grid—by storing surplus solar energy and releasing it during peak hours. Similarly, Texas has rapidly expanded its battery storage infrastructure to meet grid needs, saving over $750 million in energy costs during the severe winter freeze of early 2024 by providing backup power during peak demand (Aurora Energy Research, 2024)2.

Rising power demands from sectors like AI and data centers are further pressuring the aging U.S. grid and amplifying the importance of BESS. Data centers, in particular, require continuous, high-capacity power well beyond traditional commercial energy loads. Major technology companies, including Google, Microsoft, and Amazon, are increasingly investing in advanced energy solutions such as BESS and nuclear power to reliably meet these demands (Investor’s Business Daily, 2024)3. BESS offers these firms a stable, on-demand power solution that helps avoid costly grid interruptions and supports around-the-clock operations essential for AI and data-heavy applications (MSN, 2024)4. This trend highlights BESS as a valuable tool for not only grid operators but also for high-demand industries that prioritize reliability, especially as the grid faces increasing challenges.

Looking ahead, industry forecasts project strong growth for BESS as the technology becomes indispensable to U.S. grid operations. The U.S. Energy Information Administration (EIA) anticipates national battery storage capacity could exceed 30 GW by the end of 2024, driven by heightened demand for flexible, reliable energy solutions and escalating infrastructure needs (EIA, 2024)5. While recent regulatory support has bolstered the industry, current growth is increasingly propelled by market-driven forces. States like Texas, which anticipates adding over 6.4 GW of battery capacity by year’s end (Canary Media, 2024)6, are utilizing BESS to enhance grid resilience and lower costs in deregulated energy markets (Latitude Media, 2024)7. With these drivers in place, BESS is poised to become a fundamental component of the U.S. energy landscape, providing cost-effective solutions for grid operators, utilities, and high-demand sectors to manage dynamic power requirements, stabilize the grid, and address potential energy deficits.

Our Future Growth Plan

We are committed to leveraging our renewable energy platform, technology, and leadership to enable growth of the clean energy sector for a sustainable future. Our growth strategy is multi-faceted, focusing on key initiatives designed to achieve a market presence, drive innovation, and deliver long-term value to our shareholders. The Company will rely on management to sequence the BESS projects as project financing permits and taking into account the potential revenue stream related to economic factors in the area where the specific projects are located. Our initial strategy is to develop between 200-500 MWac annually which would take 7 - 8 years to have all current BESS projects operational. All projects are capital dependent resulting in the acceleration of the development portfolio or, alternatively, delays in project timelines if funding is not secured on schedule. The Company and management have determined the Solar projects will have a lesser priority than the BESS projects at this time.

1 World Hydrogen Leaders, California’s battery storage capacity climbs 30% since April, https://worldhydrogenleaders.com/californias-battery-storage-capacity-climbs-30-since-april (last visited, Nov. 19, 2024).

2 Aurora Energy Research, New Report From Aurora Energy Research Finds that Battery Storage Facilities Saved Texas Grid Over $750 Million During Peak Demand Days in Winter 2024, (May 23, 2024), https://auroraer.com/media/new-report-from-aurora-energy-research-finds-that-battery-storage-facilities-saved-texas-grid-over-750-million-during-peak-demand-days-in-winter-2024/.

3 Investor’s Business Daily, Nuclear Company Reports Earnings; ‘Moving Ahead’ With Amazon Despite Regulatory Decision, (Nov. 14, 2024), https://www.investors.com/news/nuclear-talen-energy-earnings-regulators-amazon-deal/.

4 MSN – U.S. grid strain and BESS’s role in meeting power needs for data centers, 2024. Reuters

5 U.S. Energy Information Administration (EIA), U.S. battery storage capacity expected to nearly double in 2024, (Jan. 9, 2024), https://www.eia.gov/todayinenergy/detail.php?id=61202.

6 Canary Media, Texas will add more grid batteries than any other state in 2024, (Feb. 26, 2024), https://www.canarymedia.com/articles/energy-storage/texas-will-add-more-grid-batteries-than-any-other-state-in-2024.

7 Latitude Media, Why battery storage is key for energy independence in Texas, (Feb. 16, 2024), https://www.latitudemedia.com/news/why-battery-storage-is-key-for-energy-independence-in-texas.

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Expansion of Battery Energy Storage Systems (BESS)

We will continue to seek to expand our current development pipeline of approximately 2 gigawatts (GW) of BESS in strategically selected regions of the U.S. in key ISO’s. We expect to expand this pipeline to over 5GW over the next 3-5 years. We believe this expansion will enhance grid stability and facilitate the integration of renewable energy sources, addressing the increasing demand for sustainable energy solutions.

Grid Management Enhancement

By concentrating on specific areas requiring additional support, we aim to enhance grid management capabilities. We believe this effort will ensure a more reliable and efficient energy distribution network, minimizing disruptions and optimizing energy flow.

Technological Innovation

We will actively pursue partnerships and acquisitions of cutting-edge technology solutions. We believe these initiatives will support grid balancing and green energy projects, allowing us to stay at the forefront of technological advancements in the energy sector. Our commitment to innovation is expected to drive the development of new technologies that support sustainable energy infrastructure.

Expansion of Service Offerings

We plan to broaden our portfolio of value-add services to meet the diverse needs of our global customer base. Our planned expanded service offerings will include product upgrades, performance analysis, risk management products, and software support. By leveraging data-driven insights from our extensive installation base, we believe these service offerings will provide tailored solutions that enhance operational efficiency and performance assurance for our customers.

Strategic Partnerships

Forming strategic alliances with leading technology groups and other investment companies is a cornerstone of our growth strategy. We believe these partnerships will enable us to maximize the output and efficiency of our BESS assets. Collaborative efforts in these partnerships will also facilitate the development and deployment of innovative solutions, enhancing the overall performance of our energy storage systems and driving mutual growth.

Acquisition of Proven Technologies

We will continue to seek out and acquire proven technologies that complement our existing offerings. This approach is expected to ensure that we deliver state-of-the-art solutions to our customers, maintaining our competitive edge and reinforcing our commitment to technological excellence. Through these strategic initiatives, we believe we are well-positioned to lead the energy industry’s transition to sustainable practices. Our comprehensive growth strategy is designed to drive innovation, achieve market presence, and create long-term value for our stakeholders.

Recent Developments

On January 28, 2025, the Company filed a Certificate of Amendment to its Certificate to Incorporation to: (i) effect a reverse stock split of its common stock, par value $0.001 per share (the “Common Stock”) at a ratio of 1 post-split share for every 140 pre-split shares; and (ii) to change the name of the Company to Bimergen Energy Corporation. The reverse split and name change took effect on the OTC Markets on February 7, 2025 and the Company’s symbol change to “BESS” took effect on March 3, 2025.

On April 20, 2025 the Company’s wholly owned subsidiary, Emergen Energy, LLC, executed a definitive agreement with RelyEZ Energy Group to form a joint venture to develop, construct, and operate up to 2 GW of utility-scale battery-energy-storage projects (2- to 4-hour BESS) in the United States through 2027.

Capital commitments. RelyEZ has committed up to $50 million, including an initial $10 million funding within 10 days of closing. The Company will contribute up to $12.5 million on a pro-rata basis after the first $10 million from RelyEZ. All capital and loans will be provided through a joint venture structure known as Grid Span

Ownership and economics. Until project refinancing, each project SPV will be owned 80 % by RelyEZ and 20 % by Emergen. After refinancing, the Company may repurchase RelyEZ’s interest at cost plus a 12 % annual return.

On August 11, 2025, the Company’s wholly-owned subsidiary, Emergen Energy, LLC, executed a letter of agreement (LOA) with Cox Energy Group (operating from Madrid, Spain) to form a joint venture to develop, construct and operate up to 1 GW of utility-scale battery-energy-storage projects in the United States to reach ready-to-build status during calendar years 2025 and 2026.

Ownership and economics. Until project refinancing, it is anticipated that each project entity will be owned 75 percent by Cox and 25 percent by Emergen. After refinancing, it is expected that Cox will maintain at least 51% equity ownership.

Capital commitments. Cox has agreed to an initial capital commitment of $10 million to fund pre-construction and early-stage construction activities. The Cox JV agreement allows for a total of up to $200 million of equity financing if the parties mutually agree on project-acceptance terms. This capital will serve as the equity component (typically 10 - 20%) required for permanent debt financing.

On November 7, 2025, the Company entered into a joint development agreement (“JDA”) with Eos Energy Storage LLC and has received $250,000 in connection with the arrangement.

Corporate Information

Our principal executive offices are located at 895 Dove Street, Suite 300, Newport Beach, CA 92660. We occupy this location pursuant to a lease that may be terminated by us on 90 days prior notice. Our registered agent is The Company Corporation, 251 Little Falls Drive, Wilmington, Delaware 19808. Information contained on our website on that can be accessed through our website is not incorporated by reference in this prospectus.

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Summary of Risk Factors

Investing in our securities involves risks. You should carefully consider the risks described in “Risk Factors” beginning on page 16 before making a decision to invest in our Common Stock. If any of these risks actually occurs, our business, financial condition and results of operations would likely be materially adversely affected. In such case, the trading price of our securities would likely decline, and you may lose all or part of your investment. Set forth below is a summary of some of the principal risks we face:

●	We have incurred significant net losses since our inception and may not be able to achieve or maintain profitability on an annual basis in the future.
●	We depend on certain key personnel.
●	We may experience exposure to risks associated with construction, utility interconnection, cost overruns, and delays, including those related to obtaining government permits and other contingencies that may arise in the course of completing equipment installations.
●	We may not achieve the intended benefits of our recent acquisition of Emergen Energy LLC, and the acquisition may disrupt our current plans or operations.
●	Compromises, interruptions, or shutdowns of our systems, including those managed by third parties, whether intentional or inadvertent, could lead to delays in our business operations and, if significant or extreme, affect our results of operations.
●	We have acquired, and may in the future acquire, assets, businesses and technologies as part of our business strategy. If we acquire companies or technologies in the future, they could prove difficult to integrate, disrupt our business, dilute stockholder value, and adversely affect our operating results and the value of our common stock.
●	Existing electric utility industry policies and regulations, and any subsequent changes, may present technical, regulatory, and economic barriers to the use of energy storage products that may significantly harm our ability to compete.
●	An increase in interest rates or a reduction in the availability of tax equity or project debt capital in the global financial markets could make it difficult for end customers to finance the cost of a renewable energy system and could reduce the demand for our solutions.
●	Changes in tax laws or regulations that are applied adversely to us or our customers could materially adversely affect our business, financial condition, results of operations, and prospects.
●	We may incur obligations, liabilities, or costs under environmental, health, and safety laws, which could have an adverse impact on our business, financial condition, and results of operations.
●	Our common stock may be considered a “penny stock” and may be difficult to sell.
●	Future sales of our common stock in the public market by our existing stockholders, or the perception that such sales might occur, could depress the market price of our common stock.
●	Future sales and issuances of our common stock or rights to purchase Common Stock by us, including pursuant to acquisitions, investments, financings or our equity incentive plans, could result in additional dilution of percentage ownership of our stockholders and could cause our stock price to fall.
●	Certain provisions of Delaware law could delay or prevent a change of control.
●	Because we have no current plans to pay regular cash dividends on our common stock following this offering, you may not receive any return on investment unless you sell your common stock for a price greater than that which you paid for it.
●	There is a limited market for our common stock.
●	Our reporting obligations as a public company are costly.
●	Future changes in financial accounting standards or practices may cause adverse unexpected financial reporting fluctuations and affect reported results of operations.
●	Certain of our executive officers also serve as executive officers in other companies and such other positions may create conflicts of interest in the future.
●	If we fail to maintain an effective system of internal controls over financial reporting, we may not be able to accurately report our financial results or prevent fraud and our business may be harmed and our stock price may be adversely impacted.
●	Our financial controls and procedures may not be sufficient to ensure timely and reliable reporting of financial information, which, as a public company, could materially harm our stock price.
●	Our common stock is subject to price volatility unrelated to our operations.
●	A large, active trading market for our securities may not develop and the trading price for our securities may fluctuate significantly.
●	Our stock price may be volatile as the initial public offering price of common stock in certain recent small-cap and micro-cap initial public offerings have experienced substantially higher volatility in a very short period of time following such offerings, with the market price of our Common Stock potentially subject to similar volatility and wide fluctuations.
●	Our failure to obtain the listing of our common stock on a national securities exchange could seriously harm the liquidity of our stock and our ability to raise capital, potentially making it more difficult for our stockholders to sell their securities.
●	The trading price of the common stock and Warrants is likely to be volatile, which could result in substantial losses to investors.
●	If we are not able to comply with the applicable continued listing requirements or standards of the The NYSE American (“NYSE”), NYSE could delist our securities.
●	If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, the market price for the common stock and trading volume could decline.
●	Our management will have broad discretion over the use of any net proceeds from this offering and you may not agree with how we use the proceeds, and the proceeds may not be invested successfully.
●	Holders of the Pre-Funded Warrants will have no rights as shareholders until such holders exercise their Pre-Funded Warrants and acquire our common stock.
●	There can be no assurances that the Warrants will be listed on the NYSE. If our Warrants are not listed, you will own Warrants for which is there no public market.
●	The Warrants are speculative in nature.
●	Our certificate of incorporation contains anti-takeover provisions that could materially adversely affect the rights of holders of our common stock.

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THE OFFERING

Common Stock and accompanying warrants offered by us	1,263,158 shares of our common stock, par value $0.001 per share (or “Common Stock”) (and up to 189,474 shares if the underwriter exercises its option to purchase additional shares of common stock in full). See “Capitalization”.

Description of Warrants

The Warrants will be exercisable beginning on the date of issuance and expire on the five-year anniversary of the date of issuance at an initial exercise price per share equal to $11.875 (125% of the offering price of the common share with accompanying warrant), subject to appropriate adjustment in the event of recapitalization events, stock dividends, stock splits, stock combinations, reclassifications, reorganizations or similar events affecting the common stock. Notwithstanding the foregoing, we shall not effect any exercise of Warrants to the extent that, after giving effect to an exercise, the holder of Warrants (together with such holder’s affiliates, and any persons acting as a group together with such holder or any of such holder’s affiliates) would beneficially own a number of shares of the common stock in excess of 4.99% (or, at the election of the purchaser prior to the date of issuance, 9.99%) of the shares of the common stock then outstanding after giving effect to such exercise. The terms of the Warrants will be governed by a warrant agent agreement, dated as of the closing date of this offering, that we expect to be entered into among us and Vstock Transfer LLC or the Warrant Agent. This prospectus also relates to the offering of the shares of common stock issuable upon exercise of the Warrants. For additional information regarding the Warrants, see “Description of Our Capital Stock and Securities We Are Offering.”

The common stock and Warrants will be separately issued, but the common stock and Warrants will be issued and sold to purchasers in a combination of one share of common stock and one Warrant to purchase one share for a combined offering price of $9.50.

Pre-Funded Warrants offered by us	Pre-Funded Warrants to purchase shares of Common Stock (or of Pre-Funded Warrants to purchase Common Stock if the underwriter exercises its option to purchase such additional Pre-Funded Warrants in full). Each Pre-Funded warrant will have an exercise price of $0.0001 per share, is exercisable commencing on the date of issuance and will not expire. The terms of the Pre-Funded Warrants will be governed by the Pre-Funded Purchase Warrant. This prospectus also relates to the offering of the shares of common stock issuable upon exercise of the Pre-Funded Warrants. For additional information regarding the Pre-Funded Warrants, see “Description of Securities We Are Offering.”

The Common Stock and accompanying Warrants and Pre-Funded Warrants will be separately issued.

Common Stock outstanding immediately prior to this offering	3,930,906 shares

Common Stock outstanding immediately after this offering	5,194,064 shares (or 5,383,538 shares if the underwriter(s) exercise their option to purchase additional shares common stock in full).

Over-allotment Option	We have granted to the underwriter(s) an option, which is exercisable within 45 days from the date of this prospectus, to purchase up to an additional 189,474 shares of Common Stock and accompanying warrant at an assumed price of $9.50 per share or up to an additional Pre-Funded Warrants at an assumed price of US$9.4999 per Pre-Funded Warrant to cover over-allotments.

Use of proceeds	We expect to receive net proceeds of approximately $10.6 million from this offering, based on an assumed public offering price of $9.50 per share (or approximately $12.3 million if the underwriter(s) exercise their option to purchase additional shares of Common Stock and Pre-Funded Warrants in full), after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the proceeds for BESS Project Asset Development, Development of BESS Projects, and Working Capital. See “Use of Proceeds”

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Proposed NYSE trading symbol	We have applied for listing of our common stock on The NYSE American (“NYSE”) under the symbol “BESS,” subject to official notice of issuance, and we expect that our common stock will begin trading on NYSE immediately following the completion of this offering. We believe that upon the completion of this offering, we will meet the standards for listing on NYSE, and the closing of this offering is contingent upon such listing. Our common stock is currently listed on the OTC Markets under the symbol “BESS.”

We have applied to list the Warrants on NYSE under the symbol “BESSW.” However, no assurance can be given that this application will be approved prior to the closing of this offering or at all. Currently, there is no established trading market for the Warrants and no assurance can be given that an established trading market will ever develop for the Warrants. If this offering is not consummated our common stock will not be listed on NYSE. There can be no assurance that this offering will be completed, or as to the terms of this offering.

Risk factors	See “Risk Factors” and other information included in this prospectus for discussions of the risks relating to investing in our securities. You should carefully consider these risks before deciding to invest in our securities.

The number of shares of common stock to be outstanding after this offering is based on 3,930,906 shares of common stock outstanding as of the date of this prospectus; and 1,263,158 common shares issuable in this offering; and up to               shares of common stock issuable upon the exercise of the Pre-Funded Warrants offered hereby; and excludes:

● 1,414,286 shares of common stock issuable upon the exercise of outstanding options with an average exercise price $4.53 per share; and

● 63,158 shares of common stock issuable upon exercise of warrants to be issued to the underwriter in connection with this offering, which have an exercise price of $11.875 per share.

● up to 1,263,158 shares of common stock issuable upon the exercise of the Warrants offered hereby.

Unless otherwise stated, all information in this prospectus assumes no exercise of the underwriter’s option to purchase additional securities and no sale of any Pre-Funded Warrants in this offering.

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SELECTED FINANCIAL DATA

The following tables set forth selected historical statements of operations and balance sheet data for the fiscal years ended December 31, 2024 and 2023, and for the nine months ended September 30, 2025 and 2024, which have been derived from our audited financial statements for those periods. Our historical results are not necessarily indicative of the results that may be expected in the future. You should read this data together with our consolidated financial statements and related notes appearing elsewhere in this prospectus as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” appearing elsewhere in the prospectus.

	For the Nine months ended September 30,		For the Year Ended December 31,
	2025	2024	2024	2023
	(UNAUDITED)
Statement of Operation Data:
Revenue	-	-	-	-
Cost of Revenue	-	-	-	-
Gross Profit	-	-	-	-
General And Administrative	3,453,341	1,948,487	2,758,731	927,726
Benefit (Provision) For Income Taxes	-	-	-	-
Net Loss	3,474,531	(1,948,159)	(2,757,687)	(920,418)
Basic And Diluted Loss Per Share	(0.74)	(0.44)	(0.54)	(0.20)
Weighted Average Shares	4,677,754	4,426,996	5,144,443	4,603,066

	September 30, 2025	September 30, 2025
	(Actual)	(Pro forma)(1)

Balance Sheet data:
Current Assets	1,007,281	11,607,281
Total Assets	23,229,481	33,829,481
Total Liabilities	3,340,309	3,340,309
Total Shareholders’ Equity	19,889,172	30,489,172

(1) The pro forma column gives effect to reflect the receipt of approximately $10.6 million of net proceeds from this offering after underwriting discounts and fees and estimated offering expenses, and issuance of 1,263,158 shares of our Common Stock and Pre-Funded Warrants to purchase                shares of our Common Stock (assuming no exercise of the over-allotment option).

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RISK FACTORS

An investment in our common stock involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks described below, together with all of the other information set forth in this prospectus, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be materially and adversely affected, which could cause the trading price of our common stock and warrants to decline, resulting in a loss of all or part of your investment. The risks described below and in the documents referenced above are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business. You should only consider investing in our securities if you can bear the risk of loss of your entire investment.

Risks Related to Our Company and Business

Our financial statements contain a going concern opinion.

The accompanying consolidated financial statements have been prepared assuming that we will continue as a going concern, which contemplates the realization of assets and the liquidation of liabilities in the normal course of business. We generated accumulated losses of approximately $4.8 million from January 2021 through December 31, 2024 and may not have sufficient working capital and cash flows to support operations. These factors raise substantial doubt about our ability to continue as a going concern. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from this uncertainty.

We have incurred significant net losses since our inception and may not be able to achieve or maintain profitability on an annual basis in the future.

We have incurred significant net losses since our inception. For the years ended December 31, 2024 and 2023, we incurred net losses of approximately $2.8 million and $0.9 million, respectively, and had accumulated losses of approximately $4.8 million through December 31, 2024. We cannot predict if we will achieve or maintain annual profitability in the near future or at all. The expected growth due to the recent change in our revenue model may not be sustainable or may decrease, and we may not generate sufficient revenue to achieve or maintain annual profitability. Our ability to achieve and maintain annual profitability depends on a number of factors, including our ability to attract and service customers on a profitable basis and the growth of the renewable energy industry. If we are unable to achieve or maintain annual profitability, we may not be able to execute our business plan, our prospects may be harmed, and our stock price could be materially and adversely affected.

We depend on certain key personnel.

Our future success is dependent on the efforts of key management personnel, particularly Benjamin Tran, our Executive Chairman, Cole Johnson, our Co-CEO and President, Robert J. Brilon, our Co-CEO and Chief Financial Officer. The loss of one or more of our other key employees could also have a material adverse effect on our business, financial condition, and results of operations.

We also believe that our future success will be largely dependent on our ability to attract and retain highly qualified management, sales, and marketing personnel. We cannot assure investors that we will be able to attract and retain such personnel and our inability to retain such personnel or to train them rapidly enough to meet our expanding needs could cause a decrease in the overall quality and efficiency of our staff, which could have a material adverse effect on our business, financial condition, and results of operations.

We may experience exposure to risks associated with construction, utility interconnection, cost overruns, and delays, including those related to obtaining government permits and other contingencies that may arise in the course of completing equipment installations.

Although we generally are not regulated as a utility, federal, state, and local government statutes and regulations concerning electricity heavily influence the market for our product and services. These statutes and regulations often relate to electricity pricing, net metering, incentives, taxation, and the rules surrounding the interconnection of customer-owned electricity generation for specific technologies. In the U.S., governments frequently modify these statutes and regulations. Governments, often acting through state utility or public service commissions, change and adopt different requirements for utilities and rates for commercial customers on a regular basis. Changes, or in some cases a lack of change, in any of the laws, regulations, ordinances, or other rules that apply to customer installations and new technology could make it more costly for our customers to install and operate our energy storage products on particular sites, and in turn could negatively affect our ability to deliver cost savings to customers for the purchase of electricity.

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The installation and operation of our energy storage products at a particular site are also generally subject to oversight and regulation in accordance with national, state, and local laws and ordinances relating to building codes, safety, environmental protection, and related matters, and may require obtaining and keeping in good standing various local and other governmental approvals and permits, including environmental approvals and permits, that vary by jurisdiction. In some cases, these approvals and permits require periodic renewal. It is difficult and costly to track the requirements of every individual authority having jurisdiction over energy storage product installations, to design our energy storage products to comply with these varying standards, and for our customers to obtain all applicable approvals and permits. We cannot predict whether or when all permits required for a given customer’s project will be granted or whether the conditions associated with the permits will be achievable. The denial of a permit or utility connection essential to a project or the imposition of impractical conditions would impair our customer’s ability to develop the project. In addition, we cannot predict whether the permitting process will be lengthened due to complexities and appeals. Delay in the review and permitting process for a project can impair or delay our customers’ abilities to develop that project or increase the cost so substantially that the project is no longer attractive to our customers. Furthermore, unforeseen delays in the review and permitting process could delay the timing of the installation of our energy storage products and could therefore adversely affect the timing of the recognition of revenue related to hardware acceptance by our customer, which could adversely affect our operating results in a particular period.

The production and installation of our energy storage products also involves the incurrence of various project costs and can entail project modifications. We have policies and procedures regarding the approval of project costs and modifications. In connection with our limited operating history and our recent acquisition of development projects, we may in the future experience incurrence of project costs without proper documentation or adhering to our policies and procedures. We have implemented additional training on our policies and procedures in this regard. In addition, disagreements with our customers and suppliers have arisen and may in the future arise with respect to project schedules, work and modifications, which can result in the need to find different suppliers, loss of future business, additional costs to us and not realizing the anticipated profit from the project.

In addition, the successful installation of our energy storage products is dependent upon the availability of and timely connection to the local electric grid. Our customers may be unable to obtain the required consent and authorization of local utilities to ensure successful interconnection to energy grids to enable the successful discharge of renewable energy. Any delays in our customers’ ability to connect with utilities, delays in the performance of installation-related services, or poor performance of installation-related services will have an adverse effect on our results and could cause operating results to vary materially from period to period.

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We may not achieve the intended benefits of our recent acquisition of Emergen Energy LLC and the acquisition may disrupt our current plans or operations.

On April 24, 2024, we acquired Emergen Energy LLC. We may not be able to successfully integrate Emergen’s business and rights to develop renewable energy projects or otherwise realize the expected benefits of the transaction, including anticipated annual operating cost and capital synergies to the extent currently anticipated, or at all. To realize these anticipated benefits, our business and Emergen’s business must be successfully combined, which is subject to our ability to consolidate operations, corporate cultures and systems and our ability to eliminate redundancies and costs. Difficulties in integrating Emergen’s rights into our operations may result in the combined company performing differently than expected, in operational challenges or in the failure to realize anticipated synergies and efficiencies in the expected time frame or at all. The integration of the two companies may result in material challenges, including the diversion of management’s attention from ongoing business concerns; retaining key management and other employees; retaining existing business and operational relationships, including customers and other counterparties, and attracting new business and operational relationships; the possibility of faulty assumptions underlying expectations regarding the integration process and associated expenses; consolidating corporate and administrative infrastructures and eliminating duplicative operations; coordinating geographically separate organizations; difficulties in the assimilation of employees and corporate cultures; unanticipated issues in integrating information technology, communications and other systems; as well as unforeseen expenses or delays associated with the acquisition. If we are not successful in integrating the project development rights we acquired from Emergen or otherwise fail to realize the expected operating efficiencies, cost savings and other benefits currently anticipated from the acquisition of Emergen’s rights, our results of operations, cash flows and financial condition may be materially adversely affected.

The reduction or elimination of Investment Tax Credits (“ITCs”) related to renewable energy solutions could adversely affect our business and reduce the demand for our technologies.

Our business model and financial performance are significantly dependent on the availability of ITCs. A reduction in the availability of ITCs, whether due to changes in federal, state, or local government regulations, will likely reduce the demand for Battery Energy Storage System (BESS) and solar energy solutions in general, which would have a material and adverse impact on our business, financial condition, and results of operation, and cash flow. As a result, we could face less sales opportunities, and our results of operations, cash flows and financial condition would likely be materially adversely affected.

If we fail to manage our recent and future growth effectively, we may be unable to execute our business plan, maintain high levels of customer service, or adequately address competitive challenges.

We have experienced significant growth related to our acquisition of BESS and solar development projects in recent periods. We intend to develop and operate in the energy market segment. This growth has placed some, and any future growth may place significant, strain on our management, operational, and financial infrastructure. In particular, we will be required to expand, train, and manage our growing employee base and scale and otherwise improve our IT infrastructure in tandem with headcount growth. Our management will also be required to maintain and expand our relationships with customers, suppliers, channel partners, and other third parties and attract new customers and suppliers, as well as manage multiple geographic locations. Our current and planned operations, personnel, IT, and other systems and procedures might be inadequate to support our future growth and may require us to make additional unanticipated investment in our infrastructure. Our success and ability to further scale our business will depend, in part, on our ability to manage these changes in a cost-effective and efficient manner. If we cannot manage our growth, we may be unable to take advantage of market opportunities, execute our business strategies, or respond to competitive pressures. This could also result in declines in quality or customer satisfaction, increased costs, difficulties in introducing new offerings, or other operational difficulties. Any failure to effectively manage growth could adversely impact our business and reputation.

Our growth depends in part on the success of our relationships with third parties.

We expect to rely on third-party general contractors to install energy storage products at our sites. We currently have identified a limited number of general contractors who are capable of installing BESS systems, which may impact our ability to facilitate installations as planned. Our future work with contractors or their subcontractors may have the effect of our being required to comply with additional rules, working conditions, site remediation, and other union requirements, which could add costs and complexity to an installation project. The timeliness, thoroughness, and quality of the installation-related services performed by general contractors and their subcontractors may not meet our expectations and standards, and it may be difficult to find and train third-party general contractors that meet our standards at a competitive cost.

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Compromises, interruptions, or shutdowns of our systems, including those managed by third parties, whether intentional or inadvertent, could lead to delays in our business operations and, if significant or extreme, affect our results of operations.

From time to time, our systems require modifications and updates, including by adding new hardware, software, and applications; maintaining, updating, or replacing legacy programs; and integrating new service providers and adding enhanced or new functionality. Although we are actively selecting systems and vendors and implementing procedures to enable us to maintain the integrity of our systems when we modify them, there are inherent risks associated with modifying or replacing systems, and with new or changed relationships, including accurately capturing and maintaining data, realizing the expected benefit of the change, and managing the potential disruption of the operation of the systems as the changes are implemented. Potential issues associated with implementation of these technology initiatives could reduce the efficiency of our operations in the short term. The efficient operation and successful growth of our business depends upon our information technology systems. The failure of our information technology systems and the third-party systems we rely on to perform as designed, or our failure to implement and operate them effectively, could disrupt our business or subject us to liability and thereby have a material adverse effect on our business, financial condition, results of operations, and prospects.

Our property and business interruption insurance coverage is limited and may not compensate us fully for losses that may occur as a result of a disruption to our business.

Our property and business interruption insurance coverage is limited and is subject to deductibles and coverage limits. In the event that we experience a disruption to our business, our insurance coverage may not compensate us fully for losses that may occur. Any damage or failure that causes interruptions to our business could have a material adverse effect on our business, financial condition, and results of operations.

Our business activities may be subject to the U.S. Foreign Corrupt Practices Act, or the FCPA, and similar anti-bribery and anti-corruption laws of other countries in which we operate, as well as U.S. and certain foreign export controls, trade sanctions, and import laws and regulations. Compliance with these legal requirements could limit our ability to compete in foreign markets and subject us to liability if we violate them.

If we expand our operations outside of the United States, we must dedicate additional resources to comply with numerous laws and regulations in each jurisdiction in which we plan to operate. Our business activities may be subject to the FCPA and similar anti-bribery or anti-corruption laws, regulations or rules of other countries in which we operate. The FCPA generally prohibits companies and their employees and third party intermediaries from offering, promising, giving or authorizing the provision of anything of value, either directly or indirectly, to a non-U.S. government official in order to influence official action or otherwise obtain or retain business. The FCPA also requires public companies to make and keep books and records that accurately and fairly reflect the transactions of the corporation and to devise and maintain an adequate system of internal accounting controls. Our business is heavily regulated and therefore involves significant interaction with public officials, including officials of non-U.S. governments. Additionally, in many other countries, hospitals owned and operated by the government, and doctors and other hospital employees would be considered foreign officials under the FCPA. Recently the Securities and Exchange Commission (SEC) and Department of Justice (DOJ) have increased their FCPA enforcement activities with respect to biotechnology and pharmaceutical companies. There is no certainty that all of our employees, agents or contractors, or those of our affiliates, will comply with all applicable laws and regulations, particularly given the high level of complexity of these laws. Violations of these laws and regulations could result in fines, criminal sanctions against us, our officers or our employees, disgorgement, and other sanctions and remedial measures, and prohibitions on the conduct of our business. Any such violations could include prohibitions on our ability to offer our services in one or more countries and could materially damage our reputation, our brand, our international activities, our ability to attract and retain employees and our business, prospects, operating results and financial condition.

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We have acquired, and may in the future acquire, assets, businesses and technologies as part of our business strategy. If we acquire companies or technologies in the future, they could prove difficult to integrate, disrupt our business, dilute stockholder value, and adversely affect our operating results and the value of our common stock.

As part of our business strategy, we may acquire, enter into joint ventures with, or make investments in complementary or synergistic companies, services, and technologies in the future. Acquisitions and investments involve numerous risks, including without limitation:

●	difficulties in identifying and acquiring products, technologies, proprietary rights or businesses that will help our business;
●	difficulties in integrating operations, technologies, services, and personnel;
●	diversion of financial and managerial resources from existing operations;
●	the risk of entering new development activities and markets in which we have little to no experience;
●	risks related to the assumption of known and unknown liabilities;
●	risks related to our ability to raise sufficient capital to fund additional operating activities; and
●	the issuance of our securities as partial or full payment for any acquisitions and investments could result in material dilution to our existing stockholders.

If we fail to integrate any acquired business into our operations, or if we fail to properly evaluate acquisitions or investments, we may not achieve the anticipated benefits of any such acquisitions, we may incur costs in excess of what we anticipate, and management resources and attention may be diverted from other necessary or valuable activities.

Any acquisitions we make could disrupt our business and seriously harm our financial condition.

We have in the past made (and may, from time to time, consider) acquisitions of complementary companies, products or technologies. Acquisitions involve numerous risks, including difficulties in the assimilation of the acquired businesses, the diversion of our management’s attention from other business concerns and potential adverse effects on existing business relationships. In addition, any acquisitions could involve the incurrence of substantial additional indebtedness. We cannot assure you that we will be able to successfully integrate any acquisitions that we pursue or that such acquisitions will perform as planned or prove to be beneficial to our operations and cash flow. Any such failure could seriously harm our business, financial condition and results of operations.

Our ability to use our net operating loss carryforwards and certain other tax attributes may be limited, which could potentially result in increased tax liabilities to us in the future.

In prior years, we have suffered losses, for tax and financial statement purposes that generated federal and state net operating loss carryforwards. As of December 31, 2024, we had approximately $2.8 million of federal and $2.8 million of state net operating loss carryforwards, which we believe could offset otherwise taxable income in the United States and California. Although these net operating loss carryforwards may be used against taxable income in future periods, we will not receive any tax benefits from the losses we incurred unless, and only to the extent that, we have taxable income during the period prior to their expiration. In addition, our ability to use the net operating loss carryforwards would be severely limited in the event we complete a transaction that results in an ownership change under Section 382 of the Internal Revenue Code of 1986, as amended.

Existing electric utility industry policies and regulations, and any subsequent changes, may present technical, regulatory, and economic barriers to the use of energy storage products that may significantly harm our ability to compete.

Federal, state, local, and foreign government regulations and policies concerning the broader electric utility industry, as well as internal policies and regulations promulgated by electric utilities and organized electric markets with respect to fees, practices, and rate design, heavily influence the market for electricity generation products and services. These regulations and policies often affect electricity pricing and the interconnection of generation facilities, and can be subject to frequent modifications by governments, regulatory bodies, utilities, and market operators. For example, changes in fee structures, electricity pricing structures, and system permitting, interconnection, and operating requirements can deter purchases of renewable energy products by reducing anticipated revenues or increasing costs or regulatory burdens for would-be system purchasers. The resulting reductions in demand for energy products could harm our business, prospects, financial condition, and results of operations.

A significant development in renewable-energy pricing policies in the U.S. occurred on July 16, 2020, when the Federal Energy Regulatory Commission (“FERC”) issued a final rule amending regulations that implement the Public Utility Regulatory Policies Act (“PURPA”). Among other requirements, PURPA mandates that electric utilities buy the output of certain renewable generators below established capacity thresholds. PURPA also requires that such sales occur at a utility’s “avoided cost” rate. FERC’s PURPA reforms include modifications (1) to how regulators and electric utilities may establish avoided cost rates for new contracts; (2) that reduce from 20 MW to 5 MW the capacity threshold above which a renewable-energy qualifying facility is rebuttably presumed to have nondiscriminatory market access, thereby removing the requirement for utilities to purchase its output; (3) that require regulators to establish criteria for determining when an electric utility incurs a legally enforceable obligation to purchase from a PURPA facility; and (4) that reduce barriers for third parties to challenge PURPA eligibility. The net effect of these changes is uncertain, as FERC’s final rules do not become effective until 120 days after publication in the Federal Register, and some changes will not become fully effective until states and other jurisdictions implement the new authorities provided by FERC. In general, however, FERC’s PURPA reforms have the potential to reduce prices for the output from certain new renewable generation projects while also narrowing the scope of PURPA eligibility for new projects. These effects could reduce demand for PURPA-eligible battery energy storage products and could harm our business, prospects, financial condition, and results of operations.

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Changes in other current laws or regulations applicable to us or the imposition of new laws, regulations, or policies in the U.S., Europe, or other jurisdictions in which we do business could have a material adverse effect on our business, financial condition, and results of operations. Any changes to government, utility, or electric market regulations or policies that favor electric utilities or other market participants could reduce the competitiveness of battery energy storage and adversely impact our growth.

An increase in interest rates or a reduction in the availability of tax equity or project debt capital in the global financial markets could make it difficult for end customers to finance the cost of a renewable energy system and could reduce the demand for our solutions.

We depend on financing to fund the initial capital expenditure required to purchase products and services. As a result, an increase in interest rates or a reduction in the supply of project debt or tax equity financing could reduce the number of customer projects that receive financing or otherwise make it difficult for our customers or their customers to secure the financing necessary to construct a renewable energy system on favorable terms, or at all, and thus lower demand for our products, which could limit our growth or reduce our net sales. In addition, we believe that a significant percentage of end-users construct renewable energy systems as an investment, funding a significant portion of the initial capital expenditure with financing from third parties. An increase in interest rates could lower an investor’s return on investment, increase equity requirements, or make alternative investments more attractive relative to our services and, in each case, could cause these end users to seek alternative investments.

Changes in tax laws or regulations that are applied adversely to us or our customers could materially adversely affect our business, financial condition, results of operations, and prospects.

Changes in corporate tax rates, tax incentives for renewable energy projects, the realization of net deferred tax assets relating to our U.S. operations, the taxation of foreign earnings, and the deductibility of expenses under future tax reform legislation could have a material impact on the value of our deferred tax assets, could result in significant one-time charges in the current or future taxable years, and could increase our future U.S. tax expense, which could have a material adverse effect on our business, financial condition, results of operations, and prospects.

Governmental agencies in the jurisdictions in which we and our affiliates do business, as well as the Organization for Economic Cooperation and Development (the “OECD”), have recently focused on issues related to the taxation of multinational business, including issues relating to “base erosion and profit shifting,” where profits are reported as earned for tax purposes in relatively low-tax jurisdictions or payments are made between affiliates in jurisdictions with different tax rates. The OECD has released several components of its comprehensive plan to create an agreed set of international rules for addressing base erosion and profit shifting, and governmental authorities from various jurisdictions (including the United States) continue to discuss potential legislation and other reforms, including proposals for global minimum tax rates.

As we operate in numerous jurisdictions, the application of tax laws can be subject to diverging and sometimes conflicting interpretations by tax authorities of these jurisdictions. It is not uncommon for taxing authorities in different countries to have conflicting views, for instance with respect to whether a permanent establishment exists in a particular jurisdiction, the manner in which an arm’s length standard is applied for transfer pricing purposes, or with respect to the valuations of intellectual property. For example, if a taxing authority in one country where we operate were to reallocate income from another country where we operate, and if the taxing authority in the second country did not agree with the reallocation asserted by the first country, then we could be subject to tax on the same income in both countries, resulting in double taxation. If taxing authorities were to allocate income to a higher tax jurisdiction, subject our income to double taxation or assess interest and penalties, our tax liabilities could increase, which could adversely affect our business, financial condition, and results of operations.

Due to the potential for changes to tax laws and regulations or changes to the interpretation thereof (including regulations and interpretations pertaining to recent and proposed potential tax reforms in the United States), the ambiguity of tax laws and regulations, the subjectivity of factual interpretations, the complexity of our intercompany arrangements, uncertainties regarding the geographic mix of earnings in any particular period, and other factors, our estimates of effective tax rate and income tax assets and liabilities may be incorrect and our financial statements could be adversely affected, and the resulting impacts may vary substantially from period to period.

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In particular, in the United States, there have been multiple significant changes recently proposed (including by the Biden administration and by members of Congress) to the taxation of business entities, including, among other things, an increase in the U.S. federal corporate income tax rate, a transition to graduated rates, an increase in the tax rate applicable to global intangible low-taxed income and elimination of certain exemptions, and various other changes to the U.S. international tax regime. These and other proposals are currently being discussed, but the likelihood of these changes being enacted or implemented is not yet clear. We are currently unable to predict whether such changes will occur and, if so, when they would be effective or the ultimate impact on us or our business. To the extent that such changes have a negative impact on us or our business, these changes may materially and adversely impact our business, financial condition, and results of operations.

In addition, the amounts of taxes we pay are subject to current or future audits by taxing authorities in the United States and all other jurisdictions in which we operate. If audits result in additional payments or assessments different from our reserves, our future results may include unfavorable adjustments to our tax liabilities, and our financial statements could be adversely affected.

We may incur obligations, liabilities, or costs under environmental, health, and safety laws, which could have an adverse impact on our business, financial condition, and results of operations.

We are required to comply with national, state, local, and foreign laws and regulations regarding the protection of the environment, health, and safety. We may incur expenses, or be subject to liability, related to the transportation, storage, or disposal of lithium-ion batteries. Adoption of more stringent laws and regulations in the future could require us to incur substantial costs to come into compliance with these laws and regulations. In addition, violations of, or liabilities under, these laws and regulations may result in restrictions being imposed on our operating activities or in our being subject to adverse publicity, substantial fines, penalties, criminal proceedings, third-party property damage or personal injury claims, cleanup costs, or other costs. Liability under these laws and regulations can be imposed on a joint and several basis and without regard to fault or the legality of the activities giving rise to the claim. In addition, future developments such as more aggressive enforcement policies or the discovery of presently unknown environmental conditions may require expenditures that could have an adverse effect on our business, financial condition, and results of operations.

Severe weather events, including the effects of climate change, are inherently unpredictable and may have a material adverse effect on our financial results and financial condition.

Our business, including our customers and suppliers, may be exposed to severe weather events and natural disasters, such as tornadoes, tsunamis, tropical storms (including hurricanes), earthquakes, windstorms, hailstorms, severe thunderstorms, wildfires, and other fires, which could cause operating results to vary significantly from one period to the next. We may incur losses in our business in excess of: (1) those experienced in prior years, (2) the average expected level used in pricing, or (3) current insurance coverage limits. The incidence and severity of severe weather conditions and other natural disasters are inherently unpredictable. Climate change may affect the occurrence of certain natural events, such as an increase in the frequency or severity of wind and thunderstorm events, and tornado or hailstorm events due to increased convection in the atmosphere; more frequent wildfires and subsequent landslides in certain geographies; higher incidence of deluge flooding; and the potential for an increase in severity of the hurricane events due to higher sea surface temperatures. Additionally, climate change may adversely impact the demand, price, and availability of insurance. Due to significant variability associated with future changing climate conditions, we are unable to predict the impact climate change will have on our business.

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Risk Related to Ownership of Our Securities

Our common stock may be considered a “penny stock” and may be difficult to sell.

The Commission has adopted regulations which generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to specific exemptions. Historically, the price of our common stock has fluctuated greatly. If, the market price of the common stock is less than $5.00 per share and the common stock does not fall within any exemption, it therefore may be designated as a “penny stock” according to SEC rules. The “penny stock” rules impose additional sales practice requirements on broker-dealers who sell securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of securities and have received the purchaser’s written consent to the transaction before the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the broker-dealer must deliver, before the transaction, a disclosure schedule prescribed by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. These additional burdens imposed on broker-dealers may restrict the ability or decrease the willingness of broker-dealers to sell our common shares, and may result in decreased liquidity for our common shares and increased transaction costs for sales and purchases of our common shares as compared to other securities.

We may not be able to access the equity or credit markets.

We face the risk that we may not be able to access various capital sources, including investors, lenders, or suppliers. Failure to access the equity or credit markets from any of these sources could have a material adverse effect on our business, financial condition, results of operations, and future prospects.

Future sales of our common stock in the public market by our existing stockholders, or the perception that such sales might occur, could depress the market price of our common stock.

The market price of our common stock could decline as a result of the sales of a large number of shares of our common stock in the market by the selling stockholders, and even the perception that these sales could occur may depress the market price of our common stock.

Future sales and issuances of our common stock or rights to purchase common stock by us, including pursuant to acquisitions, investments, financings or our equity incentive plans, could result in additional dilution of percentage ownership of our stockholders and could cause our stock price to fall.

We intend to issue additional securities pursuant to our equity incentive plans and may issue equity or convertible securities in the future in connection with acquisitions, investments and/or additional financings. To the extent we do so, our stockholders may experience substantial dilution. We may sell common stock, convertible securities, or other equity securities in one or more transactions at prices and in a manner we determine from time to time. If we sell common stock, convertible securities, or other equity securities in more than one transaction, investors may be materially diluted by subsequent sales and new investors could gain rights superior to our existing stockholders.

Risks related to the Offering and Ownership of our Common Stock

Certain provisions of Delaware law could delay or prevent a change of control.

Certain provisions of Delaware law may have an antitakeover effect and may delay, defer, or prevent a merger, acquisition, tender offer, takeover attempt, or other change of control transaction that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by our stockholders. These provisions provide for, among other things:

●	the ability of our board of directors to issue one or more series of preferred stock;

●	advance notice for nominations of directors by stockholders and for stockholders to include matters to be considered at our annual meetings;

●	certain limitations on convening special stockholder meetings; and

●	prohibit cumulative voting in the election of directors.

These antitakeover provisions could make it more difficult for a third party to acquire us, even if the third party’s offer may be considered beneficial by many of our stockholders. As a result, our stockholders may be limited in their ability to obtain a premium for their shares.

Our governing documents designate certain courts as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or other employees.

Our amended and restated bylaws provide, unless we consent in writing to the selection of an alternative forum, that a state court with appropriate jurisdiction, or if a state court does not have jurisdiction, then a federal court located within the State of Delaware shall be the sole and exclusive forum for (i) any derivative claim or cause of action brought on our behalf, including those arising under the Securities Act or Securities Exchange Act; (ii) any claim or cause of action for breach of fiduciary duty owed by any of our current or former directors, officers or other employees, agents or stockholders to us or to our stockholders; (iii) any claim or cause of action against us or any of our current or former directors, officers or other employees, arising out of or pursuant to any provision of the Delaware General Corporation Law (“DGCL”), our amended and restated certificate of incorporation or our amended and restated bylaws (as each may be amended from time to time); and (iv) any claim or cause of action against us or any of our current or former directors, officers or other employees, governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants.

Additionally, our amended and restated bylaws provide that any person or entity holding, owning, or otherwise acquiring any interest in any of our securities shall be deemed to have notice of and consented to the provisions described above.

These provisions may increase costs associated with, and/or limit a stockholder’s ability to bring, a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder.

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The exclusive forum provision will be applicable to the fullest extent permitted by applicable law, subject to certain exceptions. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. We note, however, that there is uncertainty as to whether a court would enforce this provision and that stockholders cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Furthermore, the enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable. While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in our governing documents, and there can be no assurance that such provisions will be enforced by a court in those other jurisdictions. If a court were to find the choice of forum provision contained in our amended and restated bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could adversely affect our financial condition, results of operations, and liquidity.

Because we have no current plans to pay regular cash dividends on our common stock following this offering, you may not receive any return on investment unless you sell your common stock for a price greater than that which you paid for it.

We have not paid and we do not anticipate paying any regular cash dividends on our common stock following this offering. Any decision to declare and pay dividends in the future will be made at the discretion of our board of directors and will depend on, among other things, general and economic conditions, our results of operations and financial condition, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions, and such other factors that our board of directors may deem relevant. In addition, our ability to pay dividends is, and may be, limited by covenants of any future outstanding indebtedness we or our subsidiaries incur. Therefore, any return on investment in our common stock is solely dependent upon the appreciation of the price of our common stock on the open market, which may not occur. See “Dividend Policy” for more detail.

There is a limited market for our common stock.

Our common stock is quoted on OTC Markets under the symbol “BESS”. We intend to apply to list our common stock on NYSE. No assurance can be given that our application will be approved or that, if approved an active trading market for our shares will develop which could put downward pressure on the market price of our common stock and thereby affect the ability of our stockholders to sell their shares. An established trading market for our common stock may never develop or be maintained. Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders. Absence of an active trading market reduces the liquidity of the shares traded.

The trading volume of our common stock may be limited and sporadic. This situation is attributable to a number of factors, including the fact that we are a small company that is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they may tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal, as compared to a seasoned issuer that has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give any assurance that a broader or more active public trading market for our common stock will develop or be sustained, or that current trading levels will be sustained. As a result, any broker-dealer that makes a market in our common stock or other person that buys or sells our common stock could have a significant influence over its price at any given time. We cannot assure our stockholders that a market for our common stock will be sustained. There is no assurance that our common stock will have any greater liquidity than common stock that does not trade on a public market.

Our reporting obligations as a public company are costly.

As a public company, we are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and the Securities Act. These rules, regulations and requirements are extensive. We may incur significant costs associated with our public company corporate governance and reporting requirements. This may divert management’s attention from other business concerns, which could have a material adverse effect on our business, financial condition and results of operations. We also expect that these applicable rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers.

Future changes in financial accounting standards or practices may cause adverse unexpected financial reporting fluctuations and affect reported results of operations.

A change in accounting standards or practices can have a significant effect on our reported results and may even affect our reporting of transactions completed before the change is effective. New accounting pronouncements and varying interpretations of accounting pronouncements have occurred and may occur in the future. Changes to existing rules or the questioning of current practices may adversely affect our reported financial results or the way we conduct business.

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We will be subject to certain requirements of Section 404 of the Sarbanes-Oxley Act. If we are unable to timely comply with such requirements or if the costs related to compliance are significant, our profitability, stock price, results of operations and financial condition could be materially adversely affected.

We are subject to Section 404 and the related rules of the SEC, which generally require our management and independent registered public accounting firm to report on the effectiveness of our internal control over financial reporting. Section 404 requires an annual management assessment of the effectiveness of our internal control over financial reporting.

During the course of our review and testing, we may identify deficiencies and be unable to remediate them before we must provide the required reports. Furthermore, if we identify any material weaknesses, we may not detect errors on a timely basis and our financial statements may be materially misstated. We or our independent registered public accounting firm may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting, which could materially and adversely affect our business, financial condition, results of operations and prospects, cause investors to lose confidence in our reported financial information and cause the trading price of our common stock to fall.

If we fail to maintain an effective system of internal controls over financial reporting, we may not be able to accurately report our financial results or prevent fraud and our business may be harmed and our stock price may be adversely impacted.

Effective internal controls over financial reporting are necessary for us to provide reliable financial reports and to effectively prevent fraud. Any inability to provide reliable financial reports or to prevent fraud could harm our business. The Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) requires management to evaluate and assess the effectiveness of our internal control over financial reporting. In order to continue to comply with the requirements of the Sarbanes-Oxley Act, we are required to continuously evaluate and, where appropriate, enhance our policies, procedures and internal controls. We have in the past failed, and may in the future fail, to maintain the adequacy of our internal controls over financial reporting. Such failure could subject us to litigation or regulatory scrutiny and investors could lose confidence in the accuracy and completeness of our financial reports. We cannot provide any assurance that in the future we will be able to fully comply with the requirements of the Sarbanes-Oxley Act or that management will conclude that our internal control over financial reporting is effective. If we fail to fully comply with the requirements of the Sarbanes-Oxley Act, our business may be harmed and our stock price may decline. For example, our assessment, testing and evaluation of the design and operating effectiveness of our internal control over financial reporting resulted in our conclusion that as of December 31, 2023 our internal control over financial reporting was not effective, due to the Company not having adequate controls related to change management within the technology that support the Company’s financial reporting function.

Our financial controls and procedures may not be sufficient to ensure timely and reliable reporting of financial information, which, as a public company, could materially harm our stock price.

We require significant financial resources to maintain our public reporting status. We cannot assure you we will be able to maintain adequate resources to ensure that we will not have any future material weakness in our system of internal controls. The effectiveness of our controls and procedures may in the future be limited by a variety of factors including:

●	faulty human judgment and simple errors, omissions or mistakes;
●	fraudulent action of an individual or collusion of two or more people;
●	inappropriate management override of procedures; and
●	the possibility that any enhancements to controls and procedures may still not be adequate to assure timely and accurate financial information.

Our internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles in the United States of America. Our internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the Company’s assets that could have a material effect on the financial statements.

Despite these controls, because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Therefore, even those systems determined to be effective can provide only reasonable assurance of achieving their control objectives. Furthermore, smaller reporting companies like us face additional limitations. Smaller reporting companies employ fewer individuals and can find it difficult to employ resources for complicated transactions and effective risk management. Additionally, smaller reporting companies tend to utilize general accounting software packages that lack a rigorous set of software controls.

If we fail to have effective controls and procedures for financial reporting in place, we could be unable to provide timely and accurate financial information and be subject to investigation by the Securities and Exchange Commission and civil or criminal sanctions.

Certain of our directors and senior management have limited experience managing public companies, which could adversely affect our financial position.

Certain members of our senior management and certain of our directors have not previously managed a publicly traded company and may be unsuccessful in doing so. The demands of managing a publicly traded company are significant, and some members of our senior management and some of our directors may not be able to meet these increased demands. Failure to effectively manage our business could adversely affect our overall financial position.

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Our common stock is subject to price volatility unrelated to our operations.

The market price of our common stock could fluctuate substantially due to a variety of factors, including market perception of our ability to achieve our planned growth, quarterly operating results of other companies in the same industry, trading volume in our common stock, changes in general conditions in the economy and the financial markets or other developments affecting the Company’s competitors or the Company itself.

Our stock price may be volatile, and purchasers of our Common Stock could incur substantial losses, as the initial public offering price of common stock in certain recent small-cap and micro-cap initial public offerings have experienced substantially higher volatility in a very short period of time following the effective date of such offerings, with the market price of our Common Stock potentially subject to similar volatility and wide fluctuations.

The stock market in general has experienced significant price and volume fluctuations that have often been unrelated or disproportionate to operating performance of individual companies, particularly following a public offering of a company with a small public float. We note recent instances of extreme stock price run-ups followed by rapid price declines and stock price volatility seemingly unrelated to company performance following a number of recent public offerings, particularly small-cap and micro-cap initial public offerings of companies with relatively smaller public floats. There is the potential for rapid and substantial price volatility risks to investors when investing in stock prices changing rapidly, including the potential for such volatility of our Common Stock following this offering. Higher volatility may also mean higher risk to investors. For example, such volatility may be problematic for investors who need to sell their shares at short notice, as a reversal from an extreme stock price run-up can come very quickly, and the subsequent price decline may be more severe than in a quieter market. The broad market factors may seriously harm the market price of our Common Stock, regardless of our actual or expected operating performance and financial condition or prospects. In addition, such volatility, including any stock price run-up, may be unrelated to our actual or expected operating performance and financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our stock. There can be no assurance that the market price of our Common Stock will not be subject to similar volatility and wide fluctuations.

Failure to obtain a listing of our common stock on a national securities exchange, like NYSE, could seriously harm the liquidity of our stock and our ability to raise capital, potentially making it more difficult for our stockholders to sell their securities.

If we are unable to obtain listing on NYSE or another national securities exchange, a reduction in some or all of the following may occur, each of which could materially adversely affect our stockholders.

●	the liquidity of our Common Stock;
●	the market price of our Common Stock;
●	our ability to obtain financing for the continuation of our operations;
●	the number of institutional and general investors that will consider investing in our Common Stock;
●	the number of investors in general that will consider investing in our Common Stock;
●	the number of market makers in our Common Stock;
●	the availability of information concerning the trading prices and volume of our Common Stock; and
●	the number of broker-dealers willing to execute trades in shares of our Common Stock.

A decline in the price of our common stock could affect our ability to raise working capital and adversely impact our ability to continue operations.

A prolonged decline in the price of our common stock could result in a reduction in the liquidity of our common stock and a reduction in our ability to raise capital. A decline in the price of our common stock could be especially detrimental to our liquidity, our operations and strategic plans. Such reductions may force us to reallocate funds from other planned uses and may have a significant negative effect on our business plan and operations, including our ability to develop new services and continue our current operations. If our common stock price declines, we can offer no assurance that we will be able to raise additional capital or generate funds from operations sufficient to meet our obligations. If we are unable to raise sufficient capital in the future, we may not be able to have the resources to continue our normal operations.

Unanticipated changes in effective tax rates or adverse outcomes resulting from examination of our income or other tax returns could adversely affect our results of operations and financial condition.

We are subject to taxes by the U.S. federal, state, local, and foreign tax authorities. Our future effective tax rates could be subject to volatility or adversely affected by a number of factors, including:

●	allocation of expenses to and among different jurisdictions;

●	changes in the valuation of our deferred tax assets and liabilities;

●	expected timing and amount of the release of any tax valuation allowances;

●	tax effects of stock-based compensation;

●	costs related to intercompany restructurings;

●	changes in tax laws, tax treaties, regulations or interpretations thereof; or

●	lower than anticipated future earnings in jurisdictions where we have lower statutory tax rates and higher than anticipated future earnings in jurisdictions where we have higher statutory tax rates.

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In addition, we may be subject to audits of our income, sales and other taxes by U.S. federal, state, and local, and foreign taxing authorities. Outcomes from these audits could have an adverse effect on our operating results and financial condition.

Certain of our executive officers also serve as executive officers in other companies and such other positions may create conflicts of interest in the future.

Robert Brilon, our Co-CEO and Chief Financial Officer, works part-time for us, devoting approximately 30 hours per week to our business, but as much time as necessary. Mr. Brilon also works part-time for Iveda Solutions, Inc. as their Chief Financial Officer for a similar amount of hours per week. While we have not encountered any issue as a result of Mr. Brilon’s dual roles, the duties to this businesses may compete for his full attention to our business; accordingly, he may have conflicts of interest in allocating time between the separate business activities.

Cole Johnson, our Co-CEO and President and Director, is a Principal and Chief Executive Officer of C&C Johnson Holdings LLC, a family office, Mr. Johnson dedicates himself to the Company on a full-time basis and to C&C Johnson Holdings LLC on a limited, as-needed basis. The Company does not believe such services will create a conflict of interest to his duties to the Company.

Risks Relating to this Offering

A large, active trading market for our securities may not develop and the trading price for our securities may fluctuate significantly.

We cannot assure you that a liquid public market for the common stock will develop. If a large, active public market for the common stock does not develop following the completion of this offering, the market price and liquidity of the common stock may be materially adversely affected. The public offering price for the common stock will be determined by negotiation between us and the underwriters based upon several factors, and the trading price of the common stock and Warrants after this offering could decline below the public offering price. As a result, investors in our securities may experience a significant decrease in the value of the common stock.

The trading price of the common stock and Warrants is likely to be volatile, which could result in substantial losses to investors.

The trading price of the common stock and Warrants is likely to be volatile and could fluctuate widely due to factors beyond our control. This may happen because of broad market and industry factors. In addition to market and industry factors, the price and trading volume for the common stock and Warrants may be highly volatile for factors specific to our own operations, including the following:

●	variations in our net revenue, earnings and cash flows;

●	announcements of new investments, acquisitions, strategic partnerships or joint ventures by us or our competitors;

●	announcements of new offerings and expansions by us or our competitors;

●	changes in financial estimates by securities analysts;

●	detrimental adverse publicity about us, our shareholders, affiliates, directors, officers or employees, our business model, our services or our industry;

●	announcements of new regulations, rules or policies relevant for our business;

●	additions or departures of key personnel;

●	release of lock-up or other transfer restrictions on our outstanding equity securities or sales of additional equity securities; and

●	potential litigation or regulatory investigations.

Any of these factors may result in large and sudden changes in the volume and price at which the common stock will trade.

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In the past, shareholders of public companies have often brought securities class action suits against those companies following periods of instability in the market price of their securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and require us to incur significant expenses to defend the suit, which could harm our results of operations.

Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could materially adversely affect our financial condition and results of operations.

The sale or availability for sale of substantial amounts of common stock could adversely affect their market price.

Sales of substantial amounts of the common stock in the public market after the completion of this offering, or the perception that these sales could occur, could adversely affect the market price of the common stock and could materially impair our ability to raise capital through equity offerings in the future. The common stock sold in this offering will be freely tradable without restriction or further registration under the Securities Act, and shares held by our existing shareholders may also be sold in the public market in the future subject to the restrictions in Rule 144 and Rule 701 under the Securities Act and the applicable lockup agreements.

There will be 5,194,064 shares of common stock outstanding immediately after this offering, or 5,383,538 shares of common stock if the underwriters exercise their option to purchase our shares in full. In connection with this offering, we, our directors and executive officers and the holders of 5% or more of our outstanding common stock have agreed with the underwriter, subject to certain exceptions, not to sell, transfer or dispose of, directly or indirectly, any of common stock or securities convertible into or exercisable or exchangeable for the common stock for a period of 180 days after the date of this prospectus. However, the underwriters may release these securities from these restrictions at any time.

We cannot predict what effect, if any, market sales of securities held by our significant shareholders or any other holders or the availability of these securities for future sale will have on the market price of the common stock. See “Underwriting” and “Shares Eligible for Future Sale” for a more detailed description of the restrictions on selling our securities after this offering.

The underwriters of this offering may waive or release parties to the lock-up agreements entered into in connection with this offering, which could adversely affect the price of our common stock.

We, our directors, executive officers and holders of 5% or more of our common stock have entered into lock-up agreements with respect to our and their respective shares of common stock. As restrictions on resale end, the market price of our common stock could decline if the holders of restricted shares sell them or are perceived by the market as intending to sell them. ThinkEquity, at any time and without notice, may release all or any portion of the shares of common stock subject to the foregoing lock-up agreements entered into in connection with this offering. If the restrictions under the lock-up agreements are waived, approximately 300 million shares of common stock will be available for sale into the market, which could reduce the market value for our common stock.

If we are not able to comply with the applicable continued listing requirements or standards of NYSE, could delist our securities.

We have applied to have our common stock listed on NYSE under the symbol “BESS” and we anticipate that our common stock will begin trading on NYSE immediately following the completion of this offering. Although, after giving effect to this offering we expect to meet the minimum initial listing standards set forth in the NYSE Listing Standards, we cannot assure you that our securities will be, or will continue to be, listed on the NYSE in the future. In order to maintain that listing, we must satisfy minimum financial and other continued listing requirements and standards, including those regarding director independence and independent committee requirements, minimum stockholders’ equity, minimum share price, and certain corporate governance requirements. We may not be able to comply with the applicable listing standards and the NYSE could delist our securities as a result.

We cannot assure you that our common stock, if delisted from NYSE, will be listed on another national securities exchange. If our common stock is delisted by NYSE, our common stock would likely trade on the OTC Markets where an investor may find it more difficult to sell our shares or obtain accurate quotations as to the market value of our common stock.

Techniques employed by short sellers may drive down the market price of the common stock.

Short selling is the practice of selling securities that the seller does not own but rather has borrowed from a third party with the intention of buying identical securities back at a later date to return to the lender. The short seller hopes to profit from a decline in the value of the securities between the sale of the borrowed securities and the purchase of the replacement shares, as the short seller expects to pay less in that purchase than it received in the sale.

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As it is in the short seller’s interest for the price of the security to decline, many short sellers publish, or arrange for the publication of, negative opinions regarding the relevant issuer and our prospects to create negative market momentum and generate profits for themselves after selling a security short. These short attacks have, in the past, led to selling of shares in the market.

It is not clear what effect such negative publicity could have on us. If we were to become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we could have to expend significant resources to investigate such allegations and/or defend ourselves.

While we would strongly defend against any such short seller attacks, we may be constrained in the manner in which we can proceed against the relevant short seller by principles of freedom of speech, applicable state law or issues of commercial confidentiality. Such a situation could be costly and time-consuming, and could distract our management from growing our business. Even if such allegations are ultimately proven to be groundless, allegations against us could severely impact our business, and any investment in the common stock could be greatly reduced or even rendered worthless.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, the market price for the common stock and trading volume could decline.

The trading market for the common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. If research analysts do not establish and maintain adequate research coverage or if one or more of the analysts who covers us downgrades the common stock or publishes inaccurate or unfavorable research about our business, the market price for the common stock would likely decline. If one or more of these analysts ceases coverage of our company or fails to publish reports on us regularly, we could lose visibility in the financial markets, which, in turn, could cause the market price or trading volume for the common stock to decline.

Our management will have broad discretion over the use of any net proceeds from this offering and you may not agree with how we use the proceeds, and the proceeds may not be invested successfully.

Our management will have broad discretion as to the use of any net proceeds from this offering and could use them for purposes other than those contemplated at the time of this offering and in ways that do not necessarily improve our results of operations or enhance the value of our common stock. Accordingly, you will be relying on the judgment of our management with regard to the use of any proceeds from the exercise of warrants on a cash basis in this offering and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. The proceeds could be invested in a way that does not yield a favorable, or any, return for you.

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There can be no assurances that the Warrants will be listed on the NYSE. If our Warrants are not listed, you will own Warrants for which is there no public market.

We have applied to list the Warrants on the NYSE. There can be no assurance that our application will be approved prior to the closing date of this offering or at all. There is currently no market for the Warrants and if our application is rejected there will be no public market for the Warrants sold in this offering and the liquidity of the Warrants will be limited. Failure to develop an active trading market could make it difficult for you to sell your Warrants.

The Warrants are speculative in nature.

The Warrants do not confer any rights of common stock ownership on its holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire common stock at a fixed price for a limited period of time. Commencing on the date of issuance, holders of the Warrants may exercise their rights to acquire the common stock and pay an exercise price of $11.875 per share, subject to certain adjustments, prior to the fifth anniversary of the date of issuance, after which date any unexercised Warrants will expire and have no further value.

There is no assurance that any of the warrants will be exercised and we will receive the exercise proceeds therefrom.

The warrants have an exercise price above the price of a share of common stock and warrant in this offering. If the price of our common stock does not exceed the warrant exercise price, then it is unlikely that the warrants will be exercised. The warrants will expire on the fifth anniversary of their issuance, which if they expire without being exercised the company will not receive any proceeds therefrom.

Additionally for the warrants to be exercised for cash, the Company must keep an effective registration statement available for issuance of the common stock on exercise of the warrants. If the Company fails to maintain an effective registration statement, then the warrants may be exercised on a cashless basis, and the Company will not receive any cash amount from their exercise.

Holders of the Pre-Funded Warrants and Warrants will have no rights as shareholders until such holders exercise their Pre-Funded Warrants and acquire our Common Stock.

Until holders of the Pre-Funded Warrants acquire our common stock upon exercise of the Pre-Funded Warrants, holders of the Pre-Funded Warrants will have no rights with respect to the common stock underlying the Pre-Funded Warrants. Upon exercise of the Pre-Funded Warrants, the holders thereof will be entitled to exercise the rights of a holder of common stock only as to matters for which the record date occurs after the exercise date.

We may be subject to securities litigation, which is expensive and could divert our management’s attention.

The market price of our securities may be volatile, and in the past companies that have experienced volatility in the market price of their securities have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns, which could seriously harm our business.

If you purchase shares in this offering, you will suffer immediate dilution of your investment.

The public offering price of the shares of common stock offered hereby will be substantially higher than the net tangible book value per share of our common stock. Therefore, if you purchase shares in this offering, you will pay a price per share that substantially exceeds our net tangible book value per share after this offering. Based on an assumed initial public offering price of $9.50 per share, you will experience immediate dilution of $7.89 per share, representing the difference between our net tangible book value per share, after giving effect to this offering, and the assumed initial public offering price. In addition, purchasers of common stock in this offering will have contributed approximately 27% of the aggregate price paid by all purchasers of our stock but will own only approximately 25% of our common stock outstanding after this offering.

Our Certificate of Incorporation contains anti-takeover provisions that could materially adversely affect the rights of holders of our common stock.

We have adopted an amended certificate of incorporation that contains provisions to limit the ability of others to acquire control of our company or cause us to engage in change-of-control transactions. These provisions could deprive our shareholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transaction.

Our board of directors has the authority, subject to any resolution of the shareholders to the contrary, to issue preferred shares in one or more series and to fix their designations, powers, preferences, privileges, and relative participating, optional or special rights and the qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights associated with our common stock. Preferred shares could be issued quickly with terms calculated to delay or prevent a change in control of our company or make removal of management more difficult. If our board of directors decides to issue preferred shares, the price of our common stock may fall and the voting and other rights of the holders of our common stock may be materially adversely affected.

We may issue preferred stock with terms that could adversely affect the voting power or value of our common stock.

Our amended certificate of incorporation authorizes us to issue, without the approval of our stockholders, one or more classes or series of preferred stock having such designations, preferences, limitations and relative rights, including preferences over our common stock with respect to dividends and distributions, as our board of directors may determine. The terms of one or more classes or series of preferred stock could adversely impact the voting power or value of our common stock. For example, we might grant holders of preferred stock the right to elect some number of our directors in all events or upon the happening of specified events or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences we might assign to holders of preferred stock could affect the residual value of our common stock.

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USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately $10.6 million, (or approximately $12.3 million if the underwriters exercise their option to purchase additional shares of common stock in full, based on an assumed public offering price of $9.50 per share of common stock and accompanying Warrants or Pre-Funded Warrant) (the last reported closing trading price of our common stock on the OTC Markets on December 8, 2025), after deducting underwriting discounts and commissions and the estimated offering expenses payable by us. These estimates exclude the proceeds, if any, from the exercise of the Warrants sold in this offering. If all of the Warrants sold in this offering were to be exercised in cash at an exercise price of $11.875 per share, we would receive additional net proceeds of approximately $0.7 million. We cannot predict when or if these Warrants will be exercised.

We plan to use the net proceeds of this offering primarily for the following purpose:

Description of Use of Proceeds	Estimated Amount of Net Proceeds
BESS Project Asset Development (Contractors and Hired Personnel)	$2,500,000
Development of BESS Projects (Pre-Construction Costs – Engineering, Permits, etc.)	2,500,000
Working Capital	5,600,000
Total	$10,600,000

This expected use of the net proceeds from this offering represents our intentions based upon our current plans and prevailing business conditions, which could change in the future as our plans and prevailing business conditions evolve. The Company currently plans to use a portion of the proceeds for development of BESS projects as management deems appropriate. The Company anticipates it will attempt to raise project specific financing where the financing will likely be collateralized by the equipment and construction for those specific projects in the future. Moreover, none of the proceeds of this offering will be used to pay any fees to EIP under the Project Management Services Agreement. See – “Project Management Services Agreement.” Predicting the cost necessary to develop product candidates can be difficult and the amounts and timing of our actual expenditures may vary significantly depending on numerous factors. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering. We may also use the proceeds for potential acquisitions; however, our management has not yet determined the types of businesses that we will target or the terms of any potential acquisitions.

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DIVIDEND POLICY

We have never declared any dividends on our common stock and we do not anticipate paying any dividends on our common stock in the foreseeable future. We currently intend to retain all available funds and any future earnings to fund the development and growth of our business. Any future determination to declare dividends will be subject to the discretion of our Board of Directors and will depend on various factors, including applicable Delaware law, future earnings, capital requirements, results of operations and any other relevant factors. In general, as a Delaware corporation, we may pay dividends out of surplus capital or, if there is no surplus capital, out of net profits for the fiscal year in which a dividend is declared and/or the preceding fiscal year.

MARKET FOR COMMON EQUITY AND PRICE RANGE OF COMMON STOCK

Our common stock is quoted on the OTC Markets under the symbol, “BESS.” The OTC Market is a network of security dealers who buy and sell stock. The dealers are connected by a computer network that provides information on current “bids” and “asks”, as well as volume information.

The following table sets forth trading information for our common stock for the periods indicated, as quoted on the OTC Markets. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

	Low Trading Price	High Trading Price
Period	($)	($)
Quarter Ended September 30, 2025	4.02	7.25
Quarter Ended June 30, 2025	5.04	10.00
Quarter Ended March 31, 2025	4.00	11.27

Year Ended December 31, 2024
Fourth Quarter (December 31, 2024)	8.40	11.20
Third Quarter (September 30, 2024)	7.00	11.20
Second Quarter (June 30, 2024)	11.20	15.40
First Quarter (March 31, 2024)	8.40	15.40

Year Ended December 31, 2023
Fourth Quarter (December 31, 2023)	2.80	9.80
Third Quarter (September 30, 2023)	4.20	7.00
Second Quarter (June 30, 2023)	2.80	7.00
First Quarter (March 31, 2023)	2.80	9.80

Year Ended December 31, 2022
Fourth Quarter (December 31, 2022)	2.80	19.60
Third Quarter (September 30, 2022)	14.00	26.60
Second Quarter (June 30, 2022)	12.60	63.00
First Quarter (March 31, 2022)	9.80	25,20

* The over-the-counter market quotations of the bid prices reflect inter-dealer prices, without retail mark-up, markdown or commission, and may not necessarily represent actual transactions.

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CAPITALIZATION

The following table sets forth our cash, cash equivalents, short-term investments, and capitalization as of September 30, 2025:

●	on an actual basis;

●	on a pro forma basis to further reflect the issuance and sale of 1,263,158 shares of common stock and accompanying Warrants or Pre-Funded Warrants offered in this offering at an assumed public offering price of $9.50 per share or Pre-Funded warrant, which was the reported closing trading price of our common stock on the OTC Markets on December 8, 2025, resulting in estimated proceeds of $10.6 million after deducting underwriting discounts, commissions and estimated offering expenses.

You should read this information together with our audited consolidated financial statements appearing elsewhere in this prospectus and the information set forth under the sections titled “Selected Consolidated Financial Data,” “Use of Proceeds” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of September 30, 2025
	Actual	Pro Forma
	$	$
Total assets	23,229,481	33,829,481
Total Liabilities	3,340,309	3,340,309
Common stock: $0.001 par value, 1,000,000,000 shares authorized, 3,857,906 shares issued and outstanding at September 30, 2025	3,858	5,120
Additional Paid in Capital	28,134,544	38,733,282
Accumulated Deficit	(8,249,230)	(8,249,230)

Total Shareholders’ Equity	19,889,172	30,489,172
Total Equity	19,889,172	30,489,172
Total Capitalization	19,889,172	30,489,172

Each $1.00 increase (decrease) in the assumed public offering price of $9.50 per share would increase (decrease) the as adjusted amount of each of cash and cash equivalents, working capital, total assets and total stockholders’ equity by approximately $1.2 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase (decrease) of 100,000 shares in the number of shares offered by us at the assumed public offering price of $9.50 per share would increase (decrease) the as adjusted amount of each of cash and cash equivalents, working capital, total assets and total stockholders’ equity by approximately $0.88 million.

Each $1.00 increase (decrease) in the assumed public offering price would increase (decrease) our as adjusted net tangible book value per share by approximately $0.23 and increase (decrease) the dilution per share to new investors by approximately $0.77, assuming no change in the number of shares offered.

The number of shares of common stock to be outstanding after this offering is based on 3,930,906 shares of common stock outstanding as of the date of this prospectus and 1,263,158 common shares issuable in this offering; and up to                shares of common stock issuable upon the exercise of the Pre-Funded Warrants offered hereby; and excludes:

● 1,414,286 shares of common stock issuable upon the exercise of outstanding options at September 30, 2025 with an average exercise price $4.53 per share;

● 63,158 shares of common stock issuable upon exercise of warrants to be issued to the underwriter in connection with this offering, which have an exercise price of $11.875 per share.

● up to 1,263,158 shares of common stock issuable upon the exercise of the Warrants offered hereby.

For purposes of this table, Pre-Funded Warrants are treated as the economic equivalent of common stock. The Company is evaluating the accounting classification of all of its outstanding and to-be-issued warrants, including (i) warrants outstanding prior to this offering, (ii) the Warrants offered hereby, (iii) the Pre-Funded Warrants and (iviii) the Representative’s Warrants, under ASC 480 and ASC 815-40. At this time, the Company expects that the Pre-Funded Warrants, the Warrants offered hereby and the Representative’s Warrants will meet the criteria for equity classification under ASC 815-40, with the fair value of the Representative’s Warrants recorded as a contra-equity issuance cost; however, this evaluation is ongoing and the final accounting conclusions will be determined as of the issuance dates and reflected in the Company’s financial statements for the applicable reporting period.

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DILUTION

If you invest in the common stock and accompanying Warrants or Pre-Funded Warrants, your interest will be diluted to the extent of the difference between the public offering price per share and our pro forma net tangible book value of the common stock after this offering. Dilution results from the fact that the public offering price per share of common stock is substantially in excess of the book value per share of common stock attributable to the existing shareholders for our presently outstanding common stock.

Our net tangible book value as of September 30, 2025, was ($2,333,028), or approximately ($0.60) per share. Net tangible book value per share represents the amount of total tangible assets, minus the amount of total liabilities, divided by the total number of shares of common stock outstanding.

Our pro forma net tangible book value as of September 30, 2025 was $8,266,972 or approximately $1.61 per share giving effect to the pro forma adjustments to further reflect the issuance and sale of 1,263,158 shares of common stock and accompanying Warrants or Pre-Funded Warrants offered in this offering at an assumed public offering price of $9.50 per share or Pre-Funded warrant, which was the last reported closing trading price of our common stock on the OTC Markets on December 8, 2025, resulting in estimated proceeds of $10.6 million after deducting underwriting discounts, commissions and estimated offering expenses.

	As of September 30, 2025
	Actual	Pro Forma
	$	$
Total Tangible Assets	1,007,281	11,607,281
Total Liabilities	3,340,309	3,340,309

Net Tangible Book Value	(2,333,028)	8,266,972
Common Shares Outstanding	3,857,906	5,121,064
Net Tangible Book Value per common share	$(0.60)	$1.61

After giving further effect to our issuance and sale of 1,263,158 shares of common stock and accompanying Warrants or Pre-Funded Warrants offered in this offering at the assumed public offering price of $9.50 per share or Pre-Funded warrant after deduction of the underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma net tangible book value as of September 30, 2025 would have been approximately $8.3 million, or $1.61 per share, to existing shareholders and an immediate dilution in net tangible book value of $7.89 per share, to purchasers of common stock and accompanying Warrants in this offering.

The following table illustrates the dilution on a per share basis at the assumed public offering price per common share and accompanying Warrants or Pre-Funded Warrant of $9.4999:

Offering without Over-allotment Option
Assumed public offering price per share	$9.50
Net tangible book value per share as of September 30, 2025	$(0.60)
Pro forma net tangible book value per share as of September 30, 2025	$1.61
Increase in pro forma net tangible book value per share attributable to new investors purchasing shares in this offering	$2.22
Dilution per share to new investors in this offering	$7.89

The pro forma information as discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual public offering price of our common stock in this offering.

The number of shares of common stock to be outstanding after this offering is based on 3,857,906 shares of common stock outstanding as of September 30, 2025; and 1,263,158 common shares issuable in this offering; and up to                shares of common stock issuable upon the exercise of the Pre-Funded Warrants offered hereby; and excludes:

● 1,414,286 shares of common stock issuable upon the exercise of outstanding options at September 30, 2025 with an average exercise price $4.53 per share;

● 63,158 shares of common stock issuable upon exercise of warrants to be issued to the underwriter in connection with this offering, which have an exercise price of $11.875 per share.

● up to 1,263,158 shares of common stock issuable upon the exercise of the Warrants offered hereby.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This management discussion and analysis (“MD&A”) of the financial condition and results of operations of Bimergen Energy Corporation (the “Company,” “Bimergen Energy,” “Bitech” “our” or “we”) is for the years ended December 31, 2024 and 2023 and our unaudited financial statements for the three and nine months ended September 30, 2025 included elsewhere in this prospectus. Our financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Financial information presented in this MD&A is presented in United States dollars (“$” or “US$”), unless otherwise indicated. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

The information about us provided in this MD&A, including information incorporated by reference, may contain “forward-looking statements” and certain “forward-looking information” as defined under applicable United States securities laws. All statements, other than statements of historical fact, made by us that address activities, events or developments that we expect or anticipate will or may occur in the future are forward-looking statements, including, but not limited to, statements preceded by, followed by or that include words such as “may”, “will”, “would”, “could”, “should”, “believes”, “estimates”, “projects”, “potential”, “expects”, “plans”, “intends”, “anticipates”, “targeted”, “continues”, “forecasts”, “designed”, “goal”, or the negative of those words or other similar or comparable words and includes, among others, information regarding: our future business activities; our ability to generate revenues; our need for substantial additional financing to operate our current and future business and difficulties we may face acquiring additional financing on terms acceptable to us or at all; risks related to competition; risks related to our lack of internal controls over financial reporting and their effectiveness; increased costs we are subject to as a result of being a public company in the United States; and other events or conditions that may occur in the future.

Forward-looking statements may relate to future financial conditions, results of operations, plans, objectives, performance or business developments. These statements speak only as at the date they are made and are based on information currently available and on the then current expectations of the party making the statement and assumptions concerning future events, which are subject to a number of known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from that which was expressed or implied by such forward-looking statements.

Although we believe that the expectations and assumptions on which such forward-looking statements are based are reasonable, undue reliance should not be placed on the forward-looking statements, because no assurance can be given that they will prove to be correct. Since forward-looking statements address future events and conditions, by their very nature, they involve inherent risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors and risks discussed above.

Consequently, all forward-looking statements made in this MD&A and other documents, as applicable, are qualified by such cautionary statements, and there can be no assurance that the anticipated results or developments will actually be realized or, even if realized, that they will have the expected consequences to or effects on us. The cautionary statements contained or referred to in this section should be considered in connection with any subsequent written or oral forward-looking statements that we and/or persons acting on our behalf may issue. We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, other than as required under securities legislation.

Overview of the Business

We are a renewable energy project developer dedicated to enabling the clean energy transition and providing critical grid stability via solutions across a range of applications through our portfolio of utility-scale Battery Energy Storage System (BESS) and solar development projects. In April 2024, we acquired a portfolio of development-stage BESS and solar energy projects from Emergen Energy LLC (“Emergen”), making us the project owner of 23 development stage utility-scale BESS projects with an estimated cumulative storage capacity of 1.965 gigawatts (GW) and 13 development stage solar energy projects with an anticipated cumulative generation capacity of 1.640 GW (collectively, the “Development Projects”) once constructed and operational.

Our primary business objective is to become a grid-balancing operator by developing, commercializing, and operating a diversified portfolio of BESS and solar energy projects. We aim to leverage by partnering with advanced BESS technology suppliers and Energy Management Systems (EMS) to address the critical challenges associated with the integration of renewable energy into the electrical grid, particularly the imbalance between energy supply and demand caused by the intermittent nature of solar and wind resources. This approach aligns with the increasing demand for grid stability in regions with high penetration of renewable energy, where imbalances between peak solar generation and peak energy demand create revenue opportunities through energy storage and dispatch. We plan to store excess energy generated during periods of low demand and dispatch it during peak demand periods, thereby enhancing grid stability and efficiency. Upon reaching commercial operation, we hope to play a key role in stabilizing grid demand and supporting renewable energy integration through energy arbitrage and ancillary services.

We are a development-stage company with the strategic objective of developing, commercializing, and operating a diversified portfolio of battery energy storage systems (“BESS”) and solar energy projects across the United States.

Core Business in Battery Energy Storage Systems (BESS)

Our core business is anchored in the development and operation of BESS projects, which are strategically designed to mitigate the energy imbalances and power deficits observed in markets with substantial solar and wind energy generation. This event, often depicted by the grid balancing, highlights the timing mismatch between peak renewable energy generation and peak electricity demand. As renewable energy production peaks during daylight hours and declines in the evening when energy demand is highest, supplemental energy supply sources become increasingly critical. Our BESS projects are positioned to address this imbalance by storing surplus energy during periods of low demand and releasing it during high-demand periods, capturing value from daily price fluctuations. By purchasing and storing energy during low-cost, high-supply hours and selling it during high-demand periods when prices are at their peak, known as energy arbitrage trading, our BESS systems will provide critical support to compensate for the lack of supply from the current outdated energy grid infrastructure.

In addition to energy arbitrage, our BESS assets are positioned to provide essential grid services, including frequency regulation, voltage support, and emergency backup during grid outages. Frequency regulation refers to the rapid response to changes in grid frequency, maintaining stability and preventing potential grid failures. Voltage control enhances the quality and reliability of power supplied to consumers. The rapid response capabilities also maintain stability for key infrastructure during outages via immediate response to fluctuations in voltage and frequency. By reducing supply-demand imbalances at peak times, known as peak shaving, we hope to flatten the energy demand and lower electricity costs for consumers. By integrating advanced EMS controls, we aim to optimize the dispatch timing and increase the overall economic value of stored energy, delivering both reliable performance and efficient operation in dynamic market conditions. Our systems will enable more flexible and adaptive grid operations, accommodating dynamic energy flows and diverse generation sources. These ancillary services both relieve grid stress, offer additional potential revenue streams, and maximize likelihood of punctual project development within budget and ensure product quality standards. We believe we are well- positioned to leverage our existing relationships to secure multi-year customer contracts prior to project construction and integrate cutting-edge battery technologies as they are developed into future developments. Our systems will also be capable of deferred infrastructure upgrades, which reduce the need for expensive grid infrastructure upgrades by efficiently managing local supply and demand. We expect our customers will include traditional trading houses (e.g., Goldman Sachs, BP, Shell), commercial and industrial (C&I) entities, and utilities. The terms of our agreements with customers will be defined by tolling agreements, financial hedges, or power purchase agreements (PPAs), which serve as financial instruments to guarantee all or a portion of future revenues.

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Bimergen Energy’s business model as a BESS project owner and developer will leverage long-term contracted tolling agreements to generate stable revenue with upside potential. While Bimergen owns and plans to develop a portfolio of BESS projects, tolling agreements with major energy trading entities or institutional financial firms will provide a dual revenue model including guaranteed floor payments and upside profit sharing. The floor payment could be a fixed or minimum revenue guarantee to cover operational costs and provide downside protection against low market prices or volatility. Upside sharing is a profit-sharing mechanism where revenues above the floor would be split between Bimergen and the offtaker, incentivizing optimization of energy trading.

While these contracts have not yet been finalized, institutional traders will manage daily operations and energy trading under the agreements once signed. They will monitor market prices and advise Bimergen to charge the batteries during off-peak hours using low-cost grid energy, then discharge the batteries during peak hours, selling high-priced power back to the grid. Under the prospective agreements, institutional offtakers would buy the discharged power wholesale, resell it at market prices for profit, guarantee the floor payment, and share upside revenue with Bimergen. Beyond arbitrage, tolling agreements may include provisions for ancillary services like frequency regulation, voltage support, or capacity payments, where the BESS helps stabilize the grid for additional revenue streams. The offtaker would assume market price risk, while the BESS owner would be responsible for system maintenance and performance, ensuring the assets meet contractual obligations. The floor payment would ensure predictable cash flows, making projects bankable by institutional investors or lenders to provide project financing. Upside sharing would allow developers to benefit from high market prices without direct exposure to trading risks. Partnering with experienced traders leverages their market knowledge, reducing the need for in-house trading capabilities. Offtakers benefit from access to infrastructure by gaining control over a BESS without owning or maintaining it, and capture margins by reselling power at market prices, especially during peak demand. Offtake agreements are long-term contracts, often spanning 10–20 years, to align with the lifecycle of BESS projects and provide revenue certainty for financing.

As renewable energy penetration increases, BESS tolling agreements are becoming more common to manage intermittency (e.g., storing solar/wind energy for peak times). The global BESS market is projected to grow significantly, with tolling agreements facilitating project financing. The structure of tolling agreements vary on a case-by-case basis. While the floor payment mitigates downside, low market prices can limit upside potential, affecting overall returns. BESS performance declines over time, which may impact revenue if not accounted for in the agreement. The financial stability of the offtaker is critical, as their ability to meet floor payments or share upside depends on their market success. Shifts in energy market policies or grid incentives can affect the profitability of tolling agreements.

We are in talks with a number of investment banks to secure offtake agreements for our projects. However, to date, we have not entered into any offtake agreements and there can be no assurance that we will be able to do so on terms favorable to the Company. If we are not successful in obtaining favorable terms, we will operate these projects by selling merchant power and use a third-party scheduling entity to assist us in scheduling the power. This exposes the BESS to market volatility, where prices fluctuate based on supply, demand, fuel costs, and other dynamics. Without guaranteed revenue streams, the BESS owner assumes financial risk, as electricity prices can vary significantly. However, during periods of high demand or grid stress, the system can capitalize on higher prices. The BESS can also provide services like energy arbitrage, storing low-cost electricity and selling it when prices rise, or ancillary services like frequency regulation and reserves, which can be more profitable during grid instability. The key advantage of this model is the potential for higher returns in favorable market conditions, but it also carries the risk of lower profits or losses when market prices drop or when demand for storage services is insufficient. Like traditional merchant power plants, a BESS in this model faces financial uncertainty but has the flexibility to adjust based on real-time market conditions.

We anticipate management will be active in identifying, negotiating and establishing the financing relationships required for our projects. Since the Company and its subsidiaries do not have the in-house personnel to construct these projects, we also anticipate management will hire third parties to manage the construction of the project facilities and we will manage and negotiate the purchase of the key components of the facility (most importantly being the batteries). The Development Projects purchased are at various stages and we executed an agreement with Energy Independent Partners (“EIP”) (a Delaware limited liability company controlled by Cole Johnson, our Co-CEO and President and Director commencing as of the date of acquisition of Emergen) for services to include: pre-construction and pre-operational activities such as assisting with qualifying the Development Projects for financing; assisting with achieving RTB Status for Development Projects; and assisting with marketing the Development Project to a third party, if desired. The relevant fees for these services are $0.035 per watt of capacity and are included in the Development Fees column of the table below.

BESS project locations are selected to be located alongside traditional power transmission lines or near large offtakers (our expected customers) with high energy demands, enhancing grid stability and reducing energy costs. These locations are suitable for battery storage facilities of approximately thirty acres and undergo environmental studies and assessments to ensure feasibility. While the letters of intent the Company has entered into or negotiated for these projects are for specific locations, the Company’s development plans are not dependent on the landowner or address, but, rather, are county based. The Company believes it could adjust its plans to find a similar, suitable location if it is unable to negotiate a definitive agreement to develop a project with the landowner.

Location is a key consideration when selecting a site to develop a project. All projects are chosen in rural areas, outside high electricity demand zones, and on existing transmission lines. Transmission lines are then measured for available capacity and evaluated for potential BESS projects. After confirming that the site is suitable for BESS, we contact the landowner and conduct environmental studies to ensure it is viable for construction and operation. Most of our projects are in non-regulated markets, which allow us to sell power into the merchant markets using a scheduling entity.

Another key component of site qualification is identification of the potential energy customers and markets we can serve, either by rights acquired in the development process, those which can be secured via competitive utility procurements and those which can be secured under direct bilateral agreements

The revenue opportunities relating to our primary energy purchase customers – the regulated utilities and regulated wholesale energy markets operating where each of our projects are located, are quantified at the earliest stages of project qualification and the commercial relationship with these customers is fully established at the time we anticipate executing our interconnection agreement, typically prior to commencement of construction. These utility energy purchase mechanisms generally preclude any direct participation by these customers in asset ownership or profit distributions.

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Additionally, at each site location, screening is conducted to identify and qualify potential industrial, commercial and municipal customers. Those which meet our criteria for potentially enhancing our revenues and profits are contacted to determine their interest in purchasing energy services at or after the point in time when our projects enter revenue operations. It is not our normal practice, and these energy purchase agreements do not typically include participation in equity ownership or profit distributions from the projects, but these options are not precluded legally or regulatorily.

The physical quality of our sites in terms of their development is valued against industry comparables. The energy and revenue generation potential of our sites and projects and the number and credit quality of our established and potential utility and non-utility customers are also key factors in the valuation of our projects, their ability to attract investors and the ultimate cost of that capital. This is true for the majority of projects in our industry.

Our projects may include multiple classes of equity investors. Project level preferred equity investors enjoy returns which include one or more fixed components plus a participation component in which they share in the net free cash flows of our combined arbitration and contracted energy revenue operations; common equity investors participate directly in ownership of the project assets and receive distributions of net free cash flows from our energy trading (arbitrage) revenues and those from contracted energy services. We also have tax equity investors who participate in a transaction to acquire these tax benefits outright and may also enjoy a nominal carried interest in our net distributions.

Our pro forma models and financial practices meet customary industry standards to estimate, calculate and project these revenues both for institutional financing purposes as well as regulatory requirements.

It is our intent to own and operate our projects in most cases, but in others we may deem it financially beneficial to the company and our equity investors to partly or fully monetize our project assets.

We maintain strong relationships with tier-one battery and equipment suppliers, utilities, and power purchasers to optimize transmission efficiency and lower consumer costs. These partnerships may also help us secure regulatory support, ensure timely project development within budget, and uphold high product quality standards. Our strategic position allows us to secure multi-year customer contracts before project construction and integrate emerging battery technologies into future developments. Additionally, our systems are designed to enable deferred infrastructure upgrades, reducing the need for costly grid enhancements by efficiently managing local supply and demand.

Development Projects and Operational Progress

Our portfolio of Development Projects includes approximately 3.6 GW of alternating current (GWAC) power capacity across various regions served by Independent System Operators (ISOs) such as ERCOT, WECC, PJM, and MISO. These regions have been selected strategically based on favorable market conditions, grid infrastructure, and regulatory environments conducive to renewable energy integration. In connection with the Emergen transaction, we currently have no proprietary rights but we have secured rights to comprehensive “Work Product” Intangible assets essential for project development, including but not limited to: feasibility studies determining capacity and compatibility, establishing a production model of the project parameters, identifying any curtailment for the project, power flow site verification and substation identification, permitting and regulatory compliance documentation, engineering designs, equipment procurement plans, site preparation guidelines, and noting project specific challenges.

Subsequent to positive feasibility studies is the process of legal formation, analyzing and negotiating site control/surface and materials, and identifying engineering requirements for construction, identifying and negotiating interconnection to the grid, identifying tax abatements, and identifying permitting and study requirements, and noting additional project specific challenges. These assets provide a robust foundation for advancing our projects through the development lifecycle efficiently and effectively. We are in the process of negotiating grid interconnection agreements, ensuring compliance with applicable grid codes and standards, registering our projects for market participation, and coordinating with ISOs to align dispatch and grid service requirements. In addition, we are actively engaging with these ISOs to address cybersecurity compliance and to develop comprehensive monitoring and reporting frameworks, which are essential for maintaining operational integrity and grid support.

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Our Redbird and Wildfire projects are currently the most advanced within our portfolio and are ready to proceed to the financing and construction phases. We are actively pursuing project-level debt and equity financing to fund the construction and/or operationalization of these projects. Upon securing financing, of which there can be no assurance we will be able to do so or do so on terms favorable to us, we intend to execute binding agreements with key counterparties, initiate site preparation activities, and commence construction in accordance with our development timelines. As part of the rights to the Work Product and continued development, we identify and negotiate with the appropriate counterparts in the specific project, but do not enter into binding contracts until specific project financing is obtained so as to not create liabilities before project financing is secured. We recognize the importance of managing risks associated with project development, including regulatory, technical, financial, and market risks. Our approach involves conducting thorough feasibility studies, engaging in proactive stakeholder consultations, and maintaining flexibility in project planning. We do not enter into binding contracts related to site control, equipment procurement, or construction until project-specific financing is secured, mitigating financial exposure. The next steps for these projects will include executing contracts with key counterparties, purchasing equipment, and initiating the construction process. Our current project pipeline consists of multiple BESS initiatives, with an estimated development timeline spanning eight to nine years. The Redbird and Wildfire projects are prioritized, as they are closest to a ready-to-build status. The current progress of our portfolio of 23 BESS projects and 13 Solar Projects are included in the table below:

Emergen Energy LLC BESS Projects:

Projects (2) (3) (4) (5) (6) (10)	County	State	Zone	BESS (MWac)	BESS (MWhr)	Site Control	Estimated Permitting Complete (8)	Estimated Cost of Project (9)	Development Fees
Redbird BESS (1)	Fort Bend	TX	ERCOT-Houston	100	400	(7)	65%	$160,000,000	$3,500,000
Wildfire BESS (1)	Caldwell	TX	ERCOT-South	100	400	(7)	45%	$160,000,000	$3,500,000
Friendship	Llano	TX	ERCOT/West	60	240	(7)	35%	$100,000,000	$2,100,000
Lady Bird	Llano	TX	ERCOT/West	60	240	(7)	35%	$100,000,000	$2,100,000
Longhorn	Llano	TX	ERCOT/West	60	240	(7)	35%	$100,000,000	$2,100,000
Pecan	Llano	TX	ERCOT/West	60	240	(7)	35%	$100,000,000	$2,100,000
Prickly Pear	Llano	TX	ERCOT/West	60	240	(7)	35%	$100,000,000	$2,100,000
Yellow Rose	Llano	TX	ERCOT/West	60	240	(7)	35%	$100,000,000	$2,100,000
Bright Light	Llano	TX	ERCOT/West	60	240	(7)	35%	$100,000,000	$2,100,000
TPLT 1-10 BESS	El Paso	TX	ERCOT/West	100	400	(7)	25%	$160,000,000	$2,100,000
WR Ranch TX BESS 1	El Paso	TX	ERCOT/North	120	480	(7)	25%	$185,000,000	$2,100,000
TOTAL				840	3,360

TPL EPE	El Paso	TX	WECC	25	100	(7)	25%	$55,000,000	$875,000
X-One Solar Ranch 1	Mohave	AZ	WECC	100	400	(7)	25%	$160,000,000	$3,500,000
Dunton Ranch 1	Mohave	AZ	WECC	100	400	(7)	25%	$160,000,000	$3,500,000
Aldahra Farm 1	Maricopa	AZ	WECC	100	400	(7)	25%	$160,000,000	$3,500,000
Aldahra Farm 2	Maricopa	AZ	WECC	100	400	(7)	25%	$160,000,000	$3,500,000
TOTAL				425	1,700

BL PJM BESS 1	Smyth	VA	PJM	50	200	(7)	25%	$90,000,000	$1,750,000
BL PJM BESS 2	Huntingdon	PA	PJM	50	200	(7)	25%	$90,000,000	$1,750,000
TOTAL				100	400

Gibbs Ranch BESS 1	DeSoto Parish	LA	MISO	120	480	(7)	25%	$185,000,000	$4,200,000
Gibbs Ranch BESS 2	DeSoto Parish	LA	MISO	120	480	(7)	25%	$185,000,000	$4,200,000
TG BESS 1	DeSoto Parish	LA	MISO	120	480	(7)	25%	$185,000,000	$4,200,000
TG BESS 2	DeSoto Parish	LA	MISO	120	480	(7)	25%	$185,000,000	$4,200,000
Neighbors BESS 1	DeSoto Parish	LA	MISO	120	480	(7)	25%	$185,000,000	$4,200,000
TOTAL				600	2,400
TOTAL MWac				1,965	7,860			$3,165,000,000	$68,775,000

(1)	At 15% Engineering complete with 30% attainable in 45 days. At Project Financing, Engineering will be with third party contractor.
(2)	Battery and connection component procurement is expected to be 6 to 9 months after funding has been secured
(3)	Project Construction is expected to be 2-3 months, after funding is secured and battery and connection procurement arrives on site.
(4)	No Project Financing is currently secured for these projects and no milestone will be achieved until financing is secured.
(5)	No contractual arrangements have been executed with third parties to construct.
(6)	No contractual arrangements have been executed with customers.
(7)	No land lease Letter of Intent (LOI) executed.
(8)	Permitting and/or no permit required letter is estimated to be complete 90 - 150 days after funding is secured for the project. This includes This includes Jurisdictional Waters of U.S. Delineation, Protected Species Habitat Assessment, Cultural Resources Review & Consultation, FAA Filing, Approved Jurisdictional Determination Request, Wildlife Agency Consultation, Bird and Wildlife Conservation Strategy, Unanticipated Discovery Plan (UDP), Final Interconnection Permit.
(9)	The main components of the Estimated cost of the Project are (a) 75% Purchased Equipment including but not limited to batteries and electrical interconnections, (b) 17% construction costs and labor for system set up, (c) 6% project financing costs and fees and (d) 2% milestone development fees.
(10)	We are targeting obtaining financing for 2 to 3 projects each fiscal year depending on respective project capital needs. Redbird and Wildfire projects are anticipated to be the first to be financed given they are closest to a ready to build status. We will be maintaining and moving forward the development status of the projects not yet funded by managing the various aspects of the project as required. Funding is initially being sought from tier one lenders and alternative financing institutions currently funding renewable energy projects. Funding equity partners are expected to require return on equity investments of 10 -15% annual rate of return and our tier-one debt facilities are expected to carry 6 – 8% annual interest rates. We have modeled retaining ownership of the operating projects using the factors presented in the above tables and taking advantage of the energy arbitrage opportunities in the market. We currently are focusing our efforts on the BESS projects for financing and operations and with the current project profile expect to have an 8 to 9 year pipeline of existing BESS projects. If for any reason a project is not developed or constructed due to lack of funding we will either sell the project in its current development stage, partner with another group on that specific BESS project or close down the project if it is no longer seen to be a viable project.

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Emergen Energy LLC Solar Projects:

Solar Projects (1) (2) (3) (4) (5) (6) (10)	County	State	Zone	Solar Mwac	Site Control	Estimated Permitting Complete (8)	Estimated Cost of Project (9)	Development Fees
Redbird Solar	Fort Bend	TX	ERCOT-Houston	100	(7)	10%	$125,000,000	$3,500,000
Friendship	Llano	TX	ERCOT/ West	120	(7)	15%	$150,000,000	$4,200,000
Lady Bird	Llano	TX	ERCOT/ West	120	(7)	15%	$150,000,000	$4,200,000
Longhorn	Llano	TX	ERCOT/ West	120	(7)	15%	$150,000,000	$4,200,000
Pecan	Llano	TX	ERCOT/ West	120	(7)	15%	$150,000,000	$4,200,000
Prickly Pear	Llano	TX	ERCOT/ West	120	(7)	15%	$150,000,000	$4,200,000
Yellow Rose	Llano	TX	ERCOT/ West	120	(7)	15%	$150,000,000	$4,200,000
Bright Light	Llano	TX	ERCOT/ West	120	(7)	15%	$150,000,000	$4,200,000
TPL EPE Solar	El Paso	TX	WECC	50	(7)	10%	$63,000,000	$1,750,000
X-One Solar Ranch 3	Mohave	AZ	WECC	75	(7)	10%	$94,000,000	$2,625,000
X-One Solar Ranch 4	Mohave	AZ	WECC	75	(78)	10%	$94,000,000	$2,625,000
Aldahra Farm 1 Solar	Maricopa	AZ	WECC	250	(7)	10%	$315,000,000	$8,750,000
Aldahra Farm 2 Solar	Maricopa	AZ	WECC	250	(7)	10%	$315,000,000	$8,750,000
TOTAL MWac				1,640			$2,056,000,000	$57,400,000

(1)	Minimal Engineering complete with 30% attainable in 180 days. At Project Financing, Engineering would be with third party contractor.
(2)	Battery and connection component procurement is expected to be 6 to 9 months after funding has been secured
(3)	Project Construction is expected to be 2-3 months, after funding is secured and battery and connection procurement arrives on site.
(4)	No Project Financing is currently secured for these projects and no milestone will be achieved until financing is secured.
(5)	No contractual arrangements have been executed with third parties to construct.
(6)	No contractual arrangements have been executed with customers.
(7)	No land lease Letter of Intent (LOI) executed.
(8)	Permitting and/or no permit required letter is estimated to be complete 90 - 150 days after funding is secured for the project. This includes This includes Jurisdictional Waters of U.S. Delineation, Protected Species Habitat Assessment, Cultural Resources Review & Consultation, FAA Filing, Approved Jurisdictional Determination Request, Wildlife Agency Consultation, Bird and Wildlife Conservation Strategy, Unanticipated Discovery Plan (UDP), Final Interconnection Permit.
(9)	The main components of the Estimated cost of the Project are (a) 60% Purchased Equipment including but not limited to solar panels and electrical interconnections, (b) 32% construction costs and labor for system set up, (c) 6% project financing costs and fees and (d) 2% milestone development fees.
(10)	We are focusing our project financing efforts on our BESS projects. We will be maintaining and moving forward the development status of the Solar projects by managing the various aspects of the project as required with minimal capital requirement. If for any reason a project is not developed or constructed due to lack of funding we will either sell the project in its current development stage, partner with another group on that specific solar project or close down the project if no longer seen to be a viable project.

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Corporate History

Bimergen Energy Corporation was incorporated under the laws of Delaware on March 4, 1998. The Company acquired Bitech Mining Corporation on March 31, 2022 pursuant to a Share Exchange Agreement. Pursuant to the Share Exchange Agreement we acquired an aggregate of 673,659 shares of Bitech Mining’s common stock representing 100% of the issued and outstanding shares of Bitech Mining in exchange for an aggregate of 9,000,000 shares of the Company’s newly authorized Series A Convertible Preferred Stock. Effective June 27, 2022, each share of Series A Preferred Stock automatically converted into 0.3855406071 shares (an aggregate of 3,469,865 shares) of the Company’s Common Stock upon filing of an amendment to its Certificate of Incorporation increasing the number of the Company’s authorized common stock to 1,000,000,000. Upon conversion of the Series A Preferred Stock, the former share owners of Bitech Mining held, in the aggregate, approximately 96% of the issued and outstanding shares of the Company’s capital stock on a fully diluted basis.

The Share Exchange was treated as a recapitalization and reverse acquisition for financial reporting purposes, and Bitech Mining is considered the acquirer for accounting purposes. As a result of the Share Exchange and the change in our business and operations, a discussion of the past financial results of our predecessor, Spine Injury Solutions Inc., is not pertinent, and under applicable accounting principles, the historical financial results of Bitech Mining, the accounting acquirer, prior to the Share Exchange are considered our historical financial results. The Company filed a Certificate of Amendment to its Certificate of Incorporation with the Secretary of State of the State of Delaware on April 29, 2022 to change its name to Bitech Technologies Corporation. On January 28, 2025, the Company filed a Certificate of Amendment to its Certificate to Incorporation to: (i) effect a reverse stock split of its common stock, par value $0.001 per share (the “Common Stock”) at a ratio of 1 post-split share for every 140 pre-split shares; and (ii) to change the name of the Company to Bimergen Energy Corporation. The reverse split and name change took effect on the OTC Markets on February 7, 2025 and the Company’s symbol change to “BESS” took effect on March 3, 2025.

On April 24, 2024 (the “Closing”) the Company completed the acquisition of Emergen in accordance with the MIPA whereby the Company issued 1,578,300 unregistered shares of its common stock to Emergen’s sole member, C&C Johnson Holdings LLC (“C&C”) in exchange for 100% of Emergen’s equity interests. C&C is controlled by Cole Johnson who became our President and a director following the Closing as well as the President of the Company’s BESS and Solar Divisions. In addition, Emergen became a wholly-owned subsidiary of the Company with C&C’s owning approximately 31.3% of the Company’s issued and outstanding shares of the Company’s capital stock.

Emergen holds a portfolio of battery energy storage system (“BESS”) projects identified in the MIPA with a cumulative storage capacity estimated at 1.965 gigawatts (GW) upon completion of the construction of such project (the “BESS Development Projects”) and rights to develop a portfolio of solar energy development projects with a cumulative capacity estimated at 1.640 GW upon completion of construction of such project (the “Solar Development Projects,” together with the BESS Development Projects, collectively, the “Development Projects”). The Company agreed that following the Closing, the Company would take all commercially reasonable steps necessary to uplist the Company to the NYSE stock exchange. The Company’s uplist to NYSE in connection with the consummation of the offering contemplated in this prospectus will satisfy the terms set forth in the Closing.

In December 2023, prior to its acquisition, Emergen received an initial purchase order from a strategic customer to implement a Building Energy Management System (BEMS) Virtual Power Plant (VPP) Program designed to save electricity for approximately 4,000 multi-dwelling units (MDUs). This customer is working with PJM, a Regional Transmission Organization (RTO) that coordinates the movement of wholesale electricity in the District of Columbia in the U.S. and all or parts of 13 states including Delaware, Illinois, Indiana, Kentucky, Maryland, Michigan, New Jersey, North Carolina, Ohio, Pennsylvania, Tennessee, Virginia, West Virginia. We believe that our BEMS solutions can benefit building owners who get paid by RTOs for energy saving bonuses, which is in alignment with federal reward programs initiated by the U.S. Department of Energy (DoE). Our real time BEMS solutions are being designed to reduce energy consumption and enhance personalized temperature control options and comfort levels for tenants living in these MDUs. As of the date of this filing, the customer has yet to make the payment for us to commence production on this project and there has been no update since receipt of the purchase order.

On May 30, 2024, Emergen entered into a Project Sale Agreement (“Agreement”) with Bridgelink for an estimated 2.425 GW of Emergen’s estimated 3.840 GW of solar energy development projects. Bridgelink has sold these greenfield projects, along with projects in its own portfolio, to an unrelated third party (“Purchaser”) which also executed that agreement on May 30, 2024. The total amount to be received by Emergen for the projects sold to Bridgelink is $19,400,000, provided the projects achieve a Point of Interconnection and subsequently obtain all Necessary Land Rights. Bridgelink retains the option to transfer or return certain or all projects within ten (10) days written notice to Emergen. A deposit from Bridgelink will be received within five business days of the execution of the agreement for $943,500 and Emergen will pay 62.5% ($589,687.50) to EIP in accordance with the Project Management Services Agreement by and between (i) Bimergen Energy; (ii) Emergen; and (iii) EIP and the remaining 37.5% (353,812.50) of the proceeds shall remain with Emergen. The remaining proceeds of $18,456,500 shall be received within five business days of when Bridgelink receives milestone payments from the Purchaser for these projects. This Agreement is still in effect and there have been no changes to the Agreement. The $943,500 deposit was paid to Emergen in June 2024.

In the event that Purchaser, under the purchase agreement decides to transfer any Project along with its interests to Bridgelink or any creditworthy entity designated by Bridgelink (“Returned Project”), Bridgelink shall provide written notice to Emergen within ten (10) business days of receipt of such notice from the Purchaser and Bridgelink shall convey, transfer, assign, deliver, and contribute over certain rights and interests to the Returned Project to Emergen within ten (10) business days of receipt of such Returned Project, unless otherwise agreed upon by Emergen in writing. For clarity, any creditworthy entity designated by Bridgelink shall be confirmed in writing by Emergen. Bridgelink is to receive payment from the Purchaser no later than March 31 of the year following each calendar year end for any milestones that have been achieved during that calendar year. Emergen is to receive payment within five days from Bridgelink receiving payment from the Purchaser. Effective December 31, 2024, Emergen and Bridgelink amended the Agreement to provide that Bridgelink could only return a Project if it has not yet made a milestone payment to Emergen on prior to the seventh (7th) anniversary of the Effective Date of the Agreement. The Purchaser has the right but not the obligation to return any or all of these Greenfield Projects before and after it has made milestone payments. The Purchaser has no economic incentive to return projects that it choses not to move forward on per the agreement nor does the company have any obligation to take these back with any liabilities or refunds of milestone payments. The locations have been identified in the Solar Development Projects even though not secured. The Company would not be able to develop at these locations until accepting the return of the Solar Development Projects.

The Projects sold by Emergen to Bridgelink are in what are termed as “Greenfield Projects.” With respect to each Greenfield Project, Emergen will be paid:

(i) $5,000 per megawatt (in alternating current) measured at the Point of Interconnection after such Greenfield Project has secured all necessary land rights as determined in good faith ($12,125,000 for the estimated 2,425 megawatts sold); and

(ii) $3,000 per megawatt (in alternating current) measured at the Point of Interconnection when the relevant Greenfield Project has achieved ready-to-build (RTB) status as determined in good faith ($7,275,000 for the estimated 2,425 megawatts sold.)

There is no specified timeframe for the milestones to be achieved.

The Company received and recorded as deferred revenue a $943,500 deposit payment from the Project Sale Agreement with Bridgelink for an estimated 2.425 GW of Emergen’s estimated 3.840 GW of solar energy development projects. The total amount to be received by Emergen for the projects sold to Bridgelink is expected to be $19,400,000 unless certain of the projects are returned without development to the payment milestones. We have paid EIP $250,000 during 2024 related to the $943,500 deposit and owe an additional $339,688 currently recorded in due to related party. EIP will be due 62.5% of the proceeds received related to the Project Sale Agreement. If the remaining $18.5 million is received from the ultimate purchaser via Bridgelink, we will owe EIP $11.5 million for their portion per the agreement.

The following agreements were entered into on the date of Closing as provided for in the MIPA:

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Project Management Services Agreement

At the Closing, the Company and Emergen entered into a Project Management Services Agreement (the “PMSA”) with Energy Independent Partners LLC (“Energy Independent Partners”), an entity owned or controlled by Mr. Johnson. Pursuant to the terms of the PMSA, Energy Independent Partners is obligated to provide the following project management services in connection with the development and operation of each of the Development Projects (collectively, the “Services”): (i) assist as needed with qualifying the Development Projects for financing; (ii) assist as needed with obtaining all permits required for development of the Development Projects which have sufficient rights to use all necessary real property, and for which the applicable draft interconnection agreement has been received for the Development Projects (“RTB Status”); and (iii) if Emergen foregoes the development of a Development Project, Energy Independent Partners will assist the Company as needed with marketing the Development Project to a third party.

Payment for Service. The Issuer agreed to pay Energy Independent Partners the following fees for providing the Services:

BESS Development Fees. In consideration of the provision of the Services related to the BESS Development Projects, and subject to the terms and conditions herein, during the Term, Bitech shall pay EIP the following amounts per BESS Development Project: $0.035 per W for each applicable BESS Development Project, subject to such BESS Development Project achieving sufficient project specific equity or debt financing from third parties to fund the payment of the fees (“BESS Development Fees”). Currently, the Company is focusing on developing the BESS projects and the total fees related to all 23 of the BESS projects would be the $0.035 per watt multiplied by the estimated capacity 1.965 GW (1,965,000,000 watts) or approximately $69 million.

Solar Development Fees. In consideration of the provision of the Services related to the Solar Development Projects, and subject to the terms and conditions herein, during the Term, the Company shall pay EIP the following amounts per Solar Development Project: $0.035 per W for each applicable Solar Development Project, subject to such Solar Development Project achieving sufficient project specific equity or debt financing from third parties to fund the payment of the fees (“Solar Development Fees”). The Solar projects still in the Emergen portfolio have an estimated capacity of 1.640 GW and would have Solar Development Fees of approximately $57 million if developed.

If any Development Projects pursuant to the Agreement are sold by Emergen to a third-party then EIP would be due the greater of: (i) any unpaid project’s specific BESS Development Fees or Solar Development Fees defined in the PMSA agreement; or (ii) 62.5% of the proceeds less any project specific BESS Development Fees or Solar Development Fees paid previously.

Other Development Fees. For each other renewable energy development asset held by the Company, which are neither BESS Development Projects nor Solar Development Projects, located in the United States in which the Company engages during the term of the PMSA (the “Other Development Projects”), the Company shall pay Energy Independent Partners the higher of either (a) fifty percent (50%) of the gross margin or (b) $0.02 per watt in cash, subject to such Other Development Project achieving RTB Status (the “Other Development Fees”).

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Timing of Payment of Fees

The BESS Development Fees shall be due and payable upon (i) the Company, or any of its Affiliates, receiving project financing directly related to and collateralized by BESS Projects, this specifically excludes any general public or private offerings by the Company not directly related to financing a BESS Project, and (ii) when a BESS Project’s financing funding terms is sufficient to pay the project specific Development Fees. EIP will be paid on the same timing as the funding terms. For example: if the terms for development fees are 50% at acceptance, 40% RTB and 10% at COD then EIP will be paid as the project development fees are funded.

These fees will be recorded as liabilities once the above contingencies and milestones are met, the most important being that of appropriate project financing enabling payment of these fees.

Acceleration of Payment Clause: Within ninety (90) days (i) of the effective date of a Change of Control or (ii) the removal of Cole W. Johnson as an employee or consultant to Emergen and/or the head of the BESS and Solar Division of Bimergen Energy, 62.5% of any remaining BESS and Solare Development Fees shall become due and payable. A “Change of Control” shall be deemed to have occurred if, after the Effective Date, (x) the beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of securities representing more than 50% of the combined voting power of the Company is acquired by any “person” as defined in sections 13(d) and 14(d) of the Exchange Act (other than the Company, any subsidiary of the Company, or any trustee or other fiduciary holding securities under an employee benefit plan of the Company); (y) the merger or consolidation of the Company with or into another corporation where the shareholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, shares representing in the aggregate 50% or more of the combined voting power of the securities of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any) in substantially the same proportion as their ownership of the Company immediately prior to such merger or consolidation; or (z) the sale or other disposition of all or substantially all of the Company’s assets to an entity, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned directly or indirectly by shareholders of the Company, immediately prior to the sale or disposition, in substantially the same proportion as their ownership of the Company immediately prior to such sale or disposition.

If any Development Projects pursuant to the Agreement are sold by Emergen to a third-party then EIP would be due the greater of: (i) any unpaid project’s specific BESS Development Fees or Solar Development Fees defined in Section 2.06; or (ii) 62.5% of the proceeds less any project specific BESS Development Fees or Solar Development Fees paid previously.

The timing and other requirements for the payment of Other Development Fees shall be as agreed in writing by the parties to the PMSA via an addendum to the PMSA prior to the parties undertaking such Other Development Projects.

Subject to the terms and conditions of the PMSA, in addition to the other requirements therein, payment of the BESS Development Fees, the Solar Development Fees and any Other Development Fees is further contingent upon Cole W. Johnson (a) remaining an employee or consultant to Emergen and/or the head of the BESS and Solar Division of the Company and/or (b) as an interest owner in the Energy Independent Partners during the period of time in which the applicable BESS Development Fees, the Solar Development Fees or Other Development Fees are payable. Subject to the foregoing, the BESS Development Fees, the Solar Development Fees or Other Development Fees are payable within ten (10) days of satisfaction of the conditions to payment as discussed above.

Payment for Sale of Development Projects. In the event the Company decides not to proceed with any Development Project(s), the Company may elect to sell such Development Project(s) to one or more third parties. In such event, the Company and Energy Independent Partners agree to a sales price for the applicable Development Project being sold, and provided that the parties to the PMSA agree that any sale agreement for such Development Projects shall provide that the buyer thereof shall remain obligated to pay to Energy Independent Partners the BESS Development Fees and/or the Solar Development Fee(s), as applicable, to the extent not already paid by the Company hereunder, unless otherwise agreed upon by the Company and Energy Independent Partners.

Termination. The PMSA may be terminated at any time prior to the expiration of its term: (a) by the mutual written consent of the parties; (b) by the Company if Energy Independent Partners has violated or breached any of the covenants or agreements of Energy Independent Partners set forth therein, or any of the representations or warranties of Energy Independent Partners set forth in the PMSA has become inaccurate or untrue, which violation, breach, inaccuracy or untruth, if reasonable capable of cure, has not been cured by Energy Independent Partners, within 20 business days after receipt by Energy Independent Partners of written notice thereof from the Company; (c) by Energy Independent Partners if the Company or Emergen has violated or breached any of the covenants or agreements of the Company or Emergen set forth in the PMSA, or any of the representations or warranties of the Company or Emergen set forth in the PMSA has become inaccurate or untrue, which violation, breach, inaccuracy or untruth, if reasonable capable of cure, has not been cured by the Company or Emergen, within 20 business days after receipt by the Company of written notice thereof from Energy Independent Partners; or (d) by any party, if a court of competent jurisdiction or other governmental authority shall have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Combination or the transactions contemplated by the PMSA and such order or action shall have become final and nonappealable. Any of the Parties has a right to seek specific performance of the other parties’ obligations under the PMSA in lieu of its right to terminate the agreement.

Indemnification. Subject to certain limitations provided for in the PMSA, each of the parties to the PMSA mutually agreed to indemnify and hold harmless each other and each of their affiliates and each of their respective members, managers, partners, directors, officers, employees, stockholders, attorneys and agents and permitted assignees to the fullest extent permitted by applicable law, against and in respect of any and all losses incurred or sustained by such party as a result of or in connection with (i) any breach, inaccuracy or nonfulfillment or the alleged breach, inaccuracy or nonfulfillment of any of the representations, warranties, covenants and agreements of the other party contained in the PMSA or in any of the additional agreements or any certificate or other writing delivered pursuant hereto; or (ii) any claim for brokerage commissions in connection with the transactions contemplated hereby as a result of the actions or agreements of the other party or any of their representatives.

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On June 30, 2022 (the “Effective Date”), we completed the sale of all of the assets of our wholly owned subsidiary Quad Video Halo, Inc. (“Quad Video”) pursuant to the terms of an Asset Purchase Agreement entered into among Quad Video, Quad Video Holdings Corporation (“Quad Holdings”) and Peter Dalrymple, a former officer, director and substantial shareholder of the Company (“Dalrymple,” together with Quad Holdings, collectively, the “Buyers”) dated as of the Effective Date (the “Quad Video APA”). Pursuant to the terms of the Quad Video APA, Quad Video sold all of its assets to Quad Holdings which included its accounts receivables, fixed assets, intangible assets and all customer lists associated with Quad Video’s business (the “Quad Video Assets”).

Prior to March 31, 2022, we were engaged in the business of owning, developing and leasing the Quad Video Halo video recording system (“QVH”) used to record medical procedures including the collection of accounts receivables related to previously provided spine injury diagnostic services (collectively, the “QVH Business”). On June 30, 2022, we sold the assets related to the QVH Business.

Description or Property

Our principal executive offices are located at 895 Dove Street, Suite 300, Newport Beach, CA 92660. We occupy this location pursuant to a lease that may be terminated by us on 90 days prior notice.

Legal Proceedings

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. Litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business.

Due to the misrepresentations and omissions of SuperGreen Energy Corporation (“SuperGreen”), Calvin Cao (“C. Cao”) and Michael H. Cao relating to a Patent & Technology Exclusive and Non-Exclusive License Agreement entered between Bitech Mining Corporation and SuperGreen dated January 15, 2021 as amended on January 15, 2021 and on March 26, 2022 (the “License Agreement”), among other reasons, the Company filed a complaint in the U.S. District Court, Central District of California on February 2, 2023 against SuperGreen, Michael H. Cao, Linh T. Dao, C. Cao, B & B Investment Holding, LLC (“B & B Investment”) and Cory Thomason alleging fraud-concealment, breach of contract, breach of fiduciary duty-duty of good faith, breach of fiduciary duty-undivided loyalty, conversion and violation of California Penal Code Sec. 496 relating to the License Agreement (the “Cao Lawsuit”).

Settled Matters

Effective February 20, 2023, the Company, together with its wholly owned subsidiary Bitech Mining Corporation, entered into a Confidential Settlement, Mutual Release, and Share Transfer Agreement (the “C. Cao Settlement Agreement”) with C. Cao and SuperGreen (collectively, the “C. Cao Parties”). The C. Cao Settlement Agreement settled the Cao Lawsuit as to the C. Cao Parties. Pursuant to the C. Cao Settlement Agreement, the C. Cao Parties terminated the License Agreement and SuperGreen canceled 367,913 shares of the Company’s common stock, par value $0.001 per share issued by the Company to SuperGreen pursuant to the License Agreement. In addition, the parties to the C. Cao Settlement Agreement agreed to a mutual general release of liabilities against each other, refrain from making any disparaging remarks about each other and the Company’s filing a dismissal with prejudice of the Cao Lawsuit as to the C. Cao Parties

Effective October 7, 2024, the Company entered into a Confidential Settlement, Mutual Release, and Share Transfer Agreement (the “Thomason Settlement Agreement”) with Mr. Thomason. Pursuant to the Thomason Settlement Agreement, the Company canceled 18,396 shares of the Company’s common stock, par value $0.001 per share previously issued by the Company to Mr. Thomason. In addition, the parties to the Thomason Settlement Agreement agreed to a mutual general release of liabilities against each other, refrain from making any disparaging remarks about each other and the Company’s filing a dismissal with prejudice as to Mr. Thomason in the Cao State Court Lawsuit.

Current Status and Resolution

On April 18, 2025, the Court entered the Default Judgment against Mr. Cao, Ms Dao and B & B Investment Holding and demanded the return of 1,287,694 shares to the Company. On April 21, 2025, the Company filed the Notice of Entry of Judgment with the court. On June 26, 2025 the Company cancelled the remaining 1,287,694 shares of the Company’s common stock through the default judgment sought against Mr. Cao, Ms. Dao and B & B Investment in the Cao State Court Lawsuit.

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Critical Accounting Estimates

Our management’s discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with generally accepted accounting principles in the United States, or GAAP. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported expenses incurred during the reporting periods. On an ongoing basis, we evaluate our estimates and judgments, including, but not limited to, those related to accrued research and development costs and stock-based compensation expense. These estimates and assumptions are monitored and analyzed by us for changes in facts and circumstances, and material changes in these estimates and assumptions could occur in the future. Our estimates are based on our historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Changes in estimates are reflected in reported results for the period in which they become known. Actual results may differ from these estimates under different assumptions or conditions.

New Accounting Standards

There were no new standards recently issued which would have an impact on our operations or disclosures.

Results of Operations

Comparison of the three month period ended September 30, 2025 with the three month period ended September 30, 2024.

The following table summarizes our results of operations for the periods presented:

The Company has generated no revenues from its primary business for the three months ended September 30, 2025 and September 30, 2024.

	For the Three Months Ended September 30, 2025	For the Three Months Ended September 30, 2024	$ Change	% Change
OPERATING EXPENSES
General & Administrative	1,780,235	811,752	968,482	119%
Total Operating Expenses	1,780,235	811,752	968,482	119%
LOSS FROM OPERATIONS	(1,780,235)	(811,752)	968,482	119%
OTHER INCOME (EXPENSE)
Other Income (Expense)	-	-	-	-
Interest Expense	(15,243)	-	(15,243)	100%
Total Other Income (Expense)	(15,243)	-	(15,243)	100%
NET LOSS	(1,795,478)	(811,752)	(983,726)	121%

General and administrative expenses have increased significantly for the three months ended September 30, 2025 compared to the three months ended September 30, 2024. The primary increase was approximately $810,000 of non-cash stock compensation. The decreases included approximately $23,000 in legal fees related to a litigation that was resolved in our favor during 2025 resulting in the cancellation of the defendant’s common stock and a decrease of approximately $33,000 of contract services.

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Comparison of the nine month period ended September 30, 2025 with the nine month period ended September 30, 2024.

The following table summarizes our results of operations for the periods presented:

The Company has generated no revenues from its primary business for the nine months ended September 30, 2025 and September 30, 2024.

	For the Nine Months Ended September 30, 2025	For the Nine Months Ended September 30, 2024	$ Change	% Change
OPERATING EXPENSES
General & Administrative	3,453,341	1,948,487	1,504,854	77%
Total Operating Expenses	3,453,341	1,948,487	1,504,854	77%
LOSS FROM OPERATIONS	(3,453,341)	(1,948,487)	(1,504,854)	77%
OTHER INCOME (EXPENSE)
Other Income (Expense)	300	328	(28)	(9)%
Interest Income	-	-	-	-
Interest Expense	(21,490)	-	(21,490)	100%
Total Other Income (Expense)	(21,190)	328	(21,518)	(6560)%
NET LOSS	$(3,474,531)	$(1,948,159)	(1,526,372)	78%

General and administrative expenses have increased approximately $1.5 million primarily related to approximately $1,150,000 non-cash stock compensation and approximately $84,000 of investor relations expense, $71,000 of Emergen consulting and contractor fees related to the Emergen projects, $136,000 of audit costs and $258,000 in officer salaries. The notable decrease was ($213,000) in legal fees related to a litigation that was resolved in our favor during 2025 resulting in the cancellation of the defendant’s common stock.

Contractual Obligations and Commitments

As of September 30, 2025 and December 31, 2024, we had total current liabilities of $3.3 million and $1.8 million, respectively, and current assets of $1.0 million and $1.0 million, respectively, to meet our current obligations. As of September 30, 2025, we had working capital of ($2.3 million) as compared to working capital of ($0.8 million) as of December 31, 2024.

For the nine months ended September 30, 2025, cash used by operations was approximately ($787,000) which primarily included the net loss of approximately ($3.5 million) but adjusted for the non-cash stock based compensation of $1.75 million, common stock issued for legal services of $118,000, an increase in accounts payable (including related parties) of $757,000 compared to approximately $83,000 cash used by operations for the nine months ended September 30, 2024 which primarily included the net loss of approximately ($1.9 million) but adjusted for the non-cash stock based compensation of $928,000 and deferred revenue of $943,500.

For the nine months ended September 30, 2025, cash provided by financing was approximately $705,000 including proceeds of $825,700 from short term loans due to a related party compared to $229,000 provided for the nine months ended September 30, 2024 primarily from sale of common stock.

At September 30, 2025, the Company has $825,700 of unsecured notes to a related party with a due date of December 31, 2025.

The Company received and recorded as deferred revenue during 2024 a $943,500 deposit payment from the Project Sale Agreement with Bridgelink for an estimated 2.425 GW of Emergen’s estimated 3.840 GW of solar energy development projects. The total amount to be received by Emergen for the projects sold to Bridgelink is expected to be $19,400,000 unless certain of the projects are returned without development to the payment milestones. We have paid EIP $250,000 during 2024 related to the $943,500 deposit and owe an additional $339,688 currently recorded in due to related party. EIP will be due 62.5% of the proceeds received related to the Project Sale Agreement. If the remaining $18.5 million is received from the ultimate purchaser via Bridgelink we will owe EIP $11.5 million for their portion per the agreement.

The Company would be required to fund up to $12.5 million of capital calls over the ensuing 24 months related to its 20% ownerhip of joint venture with RelyEZ. Management is evaluating debt and equity alternatives to meet those obligations.

We have a history of operating losses. We have not yet achieved profitable operations and expect to incur further losses. We have funded our operations primarily from equity financing. As of September 30, 2025, cash generated from financing activities was not sufficient to fund our growth strategy in the short-term or long-term. The primary need for liquidity is to fund working capital requirements of the business, including operational and development costs to develop and construct our planned BESS and Solar projects that are part of the Development Project rights we acquired upon completion of the acquisition of Emergen. As the Development Projects are in their early phase of development, we have not determined the amount of capital needed to complete their development or operate them until sufficient cash is generated from their operations. The primary source of liquidity has primarily been private financing transactions. The ability to fund operations, to make planned capital expenditures, to execute on the development and commercialization of the Development Projects depends on our ability to raise funds from debt and/or equity financing which is subject to prevailing economic conditions and financial, business and other factors, some of which are beyond our control. There can be no assurance that additional financing will be available to us when needed or, if available, that it can be obtained on commercially reasonable terms.

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Comparison of the years ended December 31, 2024 and 2023.

We have generated no revenues from our primary business for the year ended December 31, 2024 and 2023.

During the year ended December 31, 2024, we incurred $2,758,731 of general and administrative expenses compared to $927,726 for the same period in 2023. General and administrative expenses have increased during 2024 compared to 2023 as the Company began operations related to Emergen (acquired April 2024, it’s BESS operation.)

During the year ended December 31, 2024, a significant portion of general and administrative expenses was $1,246,182 of stock compensation expenses compared to $378,559 for the same period in 2023. Stock compensation expenses are related to stock awards and stock option valuation over the life of the option.

As a result of the foregoing, we had net loss of ($2,757,687) for the year ended December 31, 2024, compared to a net loss of ($920,418) for the year ended December 31, 2023.

Liquidity and Capital Resources

As of December 31, 2024 and 2023, we had total current liabilities of $1,756,985 and $35,229, respectively, and current assets of $1,028,877 and $163,417, respectively, to meet our current obligations. As of December 31, 2024, we had working capital of ($728,108), a decrease of working capital of ($856,296) as compared to December 31, 2023, driven primarily by an increase contract liability, accounts payable and accrued expenses.

For the year ended December 31, 2024, cash used in operations was ($349,833) which primarily included the net loss of ($2,757,687) partially offset by $1,246,182 related to stock compensation expense, the issuance of common stock for services of $79,209 and $943,500 increase in contract liability.

The Company received and recorded as contract liability a $943,500 deposit payment from the Project Sale Agreement with Bridgelink for an estimated 2.425 GW of Emergen’s estimated 3.840 GW of solar energy development projects. The total amount to be received by Emergen for the projects sold to Bridgelink is expected to be $19,400,000 unless certain of the projects are returned without development to the payment milestones. We have paid EIP $250,000 during 2024 related to the $943,500 deposit and owe an additional $339,688 currently recorded in due to related party. EIP will be due 62.5% of the proceeds received related to the Project Sale Agreement. If the remaining $18.5 million is received from the ultimate purchaser via Bridgelink we will owe EIP $11.5 million for their portion per the agreement.

We have a history of operating losses. We have not yet achieved profitable operations and expect to incur further losses. We have funded our operations primarily from equity financing. As of December 31, 2024, cash generated from financing activities was not sufficient to fund our growth strategy in the short-term or long-term. The primary need for liquidity is to fund working capital requirements of the business, including operational expenses in connection with our efforts to become a provider of a suite of green energy solutions and to fund the development projects. The primary source of liquidity has primarily been private financing transactions. The ability to fund operations and pursue these opportunities and projects within the green energy industry depends on our ability to raise funds from debt and/or equity financing which is subject to prevailing economic conditions and financial, business and other factors, some of which are beyond our control. There can be no assurance that additional financing will be available to us when needed or, if available, that it can be obtained on commercially reasonable terms.

On April 20, 2025 the Company’s wholly owned subsidiary, Emergen Energy, LLC, executed a definitive agreement with RelyEZ Energy Group to form a joint venture to develop, construct, and operate up to 2 GW of utility-scale battery-energy-storage projects (2- to 4-hour BESS) in the United States through 2027.

Capital commitments. RelyEZ has committed up to $50 million, including an initial $10 million funding within 10 days of closing. The Company will contribute up to $12.5 million on a pro-rata basis after the first $10 million from RelyEZ. All capital and loans will be provided through a joint venture structure known as Grid Span

Ownership and economics. Until project refinancing, each project SPV will be owned 80 % by RelyEZ and 20 % by Emergen. After refinancing, the Company may repurchase RelyEZ’s interest at cost plus a 12 % annual return.

On August 11, 2025, the Company’s wholly-owned subsidiary, Emergen Energy, LLC, executed a letter of agreement (LOA) with Cox Energy Group (operating from Madrid, Spain) to form a joint venture to develop, construct and operate up to 1 GW of utility-scale battery-energy-storage projects in the United States to reach ready-to-build status during calendar years 2025 and 2026.

Ownership and economics. Until project refinancing, it is anticipated that each project entity will be owned 75 percent by Cox and 25 percent by Emergen. After refinancing, it is expected that Cox will maintain at least 51% equity ownership.

Capital commitments. Cox has agreed to an initial capital commitment of $10 million to fund pre-construction and early-stage construction activities. The Cox JV agreement allows for a total of up to $200 million of equity financing if the parties mutually agree on project-acceptance terms. This capital will serve as the equity component (typically 10 - 20%) required for permanent debt financing.

Off-Balance Sheet Arrangements

As of the date of this Prospectus, we do not have any off-balance-sheet arrangements that have, or are reasonably likely to have, a current or future effect on our results of operations or financial condition, including, and without limitation, such considerations as liquidity and capital resources.

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BUSINESS

Overview

Bimergen Energy Corporation (the “Company”, “Bimergen,” “Bitech,” “we” or “us”) was incorporated under the laws of Delaware on March 4, 1998. In connection with the Company’s planned expansion of its business following the completion of the acquisition of Bitech Mining Corporation, a Wyoming corporation (“Bitech Mining”), it amended to its Certificate of Incorporation on April 29, 2022 to change its corporate name to Bitech Technologies Corporation. On January 28, 2025, the Company filed a Certificate of Amendment to its Certificate to Incorporation to: (i) effect a reverse stock split of its common stock, par value $0.001 per share (the “Common Stock”) at a ratio of 1 post-split share for every 140 pre-split shares; and (ii) to change the name of the Company to Bimergen Energy Corporation. The reverse split and name change took effect on the OTC Markets on February 7, 2025 and the Company’s symbol change to “BESS” took effect on March 3, 2025.

We are a renewable energy project developer dedicated to enabling the clean energy transition and providing critical grid stability via solutions across a range of applications through our portfolio of utility-scale Battery Energy Storage System (BESS) and solar development projects. In April 2024, we acquired a portfolio of development-stage BESS and solar energy projects from Emergen Energy LLC (“Emergen”), making us the project owner of 23 development stage utility-scale BESS projects with an estimated cumulative storage capacity of 1.965 gigawatts (GW) and 13 development stage solar energy projects with an anticipated cumulative generation capacity of 1.640 GW (collectively, the “Development Projects”) once constructed and operational.

We are a development-stage company with the strategic objective of developing, commercializing, and operating a diversified portfolio of battery energy storage systems (“BESS”) and solar energy projects across the United States.

As of the date of this prospectus, we have not commenced commercial operations and have not generated revenue. We are currently in the mid-stage of our development lifecycle and are actively advancing approximately a 2 GW pipeline of BESS projects. Our BESS near-term operational strategy is to bring approximately 200 MW of new projects online each year, while selectively pursuing strategic acquisitions to supplement our internal pipeline.

To support this growth, we have secured a $50 million mezzanine financing facility from a battery supplier partner. This facility enables us to fund early-stage development activities—including engineering, permitting, and interconnection—as well as to procure long-lead equipment in preparation for construction.

Over the next twelve months, we intend to progress a portion of our development pipeline to construction-ready status, initiate procurement and site preparation on priority projects, and expand internal capabilities across development, engineering, and execution which will be funded by the executed mezzanine financing, tax equity financing up to 50% of capital expenditures and long-term debt financing partners in negotiation with multiple alternatives. Concurrently, we will work to secure interconnection agreements, finalize site control and permitting, and engage prospective offtakers.

We anticipate corporate overhead cash expenditures to be approximately $3 million over the next 12 months of project level construction and capital expenditures of approximately $240 million to be funded by mezzanine financing and long-term debt financing. Pre-construction activities during the next 12 months such as interconnection studies, permitting, and engineering will require approximately $2 million. These expenditures are expected to be funded through a combination of proceeds from this offering, development fee revenues related to JV accepted projects, and third-party development partnerships.

Our primary business objective is to become a grid-balancing operator by developing, commercializing, and operating a diversified portfolio of BESS and solar energy projects. We aim to leverage by partnering with advanced BESS technology suppliers and Energy Management Systems (EMS) to address the critical challenges associated with the integration of renewable energy into the electrical grid, particularly the imbalance between energy supply and demand caused by the intermittent nature of solar and wind resources. This approach aligns with the increasing demand for grid stability in regions with high penetration of renewable energy, where imbalances between peak solar generation and peak energy demand create revenue opportunities through energy storage and dispatch. We plan to store excess energy generated during periods of low demand and dispatch it during peak demand periods, thereby enhancing grid stability and efficiency. Upon reaching commercial operation, we hope to play a key role in stabilizing grid demand and supporting renewable energy integration through energy arbitrage and ancillary services.

Core Business in Battery Energy Storage Systems (BESS)

Our core business is anchored in the development and operation of BESS projects, which are strategically designed to mitigate the energy imbalances and power deficits observed in markets with substantial solar and wind energy generation. This event, often depicted by the grid balancing, highlights the timing mismatch between peak renewable energy generation and peak electricity demand. As renewable energy production peaks during daylight hours and declines in the evening when energy demand is highest, supplemental energy supply sources become increasingly critical. Our BESS projects are positioned to address this imbalance by storing surplus energy during periods of low demand and releasing it during high-demand periods, capturing value from daily price fluctuations. By purchasing and storing energy during low-cost, high-supply hours and selling it during high-demand periods when prices are at their peak, known as energy arbitrage trading, our BESS systems will provide critical support to compensate for the lack of supply from the current outdated energy grid infrastructure.

In addition to energy arbitrage, our BESS assets are positioned to provide essential grid services, including frequency regulation, voltage support, and emergency backup during grid outages. Frequency regulation refers to the rapid response to changes in grid frequency, maintaining stability and preventing potential grid failures. Voltage control enhances the quality and reliability of power supplied to consumers. The rapid response capabilities also maintain stability for key infrastructure during outages via immediate response to fluctuations in voltage and frequency. By reducing supply-demand imbalances at peak times, known as peak shaving, we hope to flatten the energy demand and lower electricity costs for consumers. By integrating advanced EMS controls, we aim to optimize the dispatch timing and increase the overall economic value of stored energy, delivering both reliable performance and efficient operation in dynamic market conditions. Our systems will enable more flexible and adaptive grid operations, accommodating dynamic energy flows and diverse generation sources. These ancillary services both relieve grid stress, offer additional potential revenue streams, and maximize likelihood of punctual project development within budget and ensure product quality standards. We believe we are well- positioned to leverage our existing relationships to secure multi-year customer contracts prior to project construction and integrate cutting-edge battery technologies as they are developed into future developments. Our systems will also be capable of deferred infrastructure upgrades, which reduce the need for expensive grid infrastructure upgrades by efficiently managing local supply and demand. We expect our customers will include traditional trading houses (e.g., Goldman Sachs, BP, Shell), commercial and industrial (C&I) entities, and utilities. The terms of our agreements with customers will be defined by tolling agreements, financial hedges, or power purchase agreements (PPAs), which serve as financial instruments to guarantee all or a portion of future revenues.

Bimergen Energy’s business model as a BESS project owner and developer will leverage long-term contracted tolling agreements to generate stable revenue with upside potential. While Bimergen owns and plans to develop a portfolio of BESS projects, tolling agreements with major energy trading entities or institutional financial firms will provide a dual revenue model including guaranteed floor payments and upside profit sharing. The floor payment could be a fixed or minimum revenue guarantee to cover operational costs and provide downside protection against low market prices or volatility. Upside sharing is a profit-sharing mechanism where revenues above the floor would be split between Bimergen and the offtaker, incentivizing optimization of energy trading.

While these contracts have not yet been finalized, institutional traders will manage daily operations and energy trading under the agreements once signed. They will monitor market prices and advise Bimergen to charge the batteries during off-peak hours using low-cost grid energy, then discharge the batteries during peak hours, selling high-priced power back to the grid. Under the prospective agreements, institutional offtakers would buy the discharged power wholesale, resell it at market prices for profit, guarantee the floor payment, and share upside revenue with Bimergen. Beyond arbitrage, tolling agreements may include provisions for ancillary services like frequency regulation, voltage support, or capacity payments, where the BESS helps stabilize the grid for additional revenue streams. The offtaker would assume market price risk, while the BESS owner would be responsible for system maintenance and performance, ensuring the assets meet contractual obligations. The floor payment would ensure predictable cash flows, making projects bankable by institutional investors or lenders to provide project financing. Upside sharing would allow developers to benefit from high market prices without direct exposure to trading risks. Partnering with experienced traders leverages their market knowledge, reducing the need for in-house trading capabilities. Offtakers benefit from access to infrastructure by gaining control over a BESS without owning or maintaining it, and capture margins by reselling power at market prices, especially during peak demand. Offtake agreements are long-term contracts, often spanning 10–20 years, to align with the lifecycle of BESS projects and provide revenue certainty for financing.

As renewable energy penetration increases, BESS tolling agreements are becoming more common to manage intermittency (e.g., storing solar/wind energy for peak times). The global BESS market is projected to grow significantly, with tolling agreements facilitating project financing. The structure of tolling agreements vary on a case-by-case basis. While the floor payment mitigates downside, low market prices can limit upside potential, affecting overall returns. BESS performance declines over time, which may impact revenue if not accounted for in the agreement. The financial stability of the offtaker is critical, as their ability to meet floor payments or share upside depends on their market success. Shifts in energy market policies or grid incentives can affect the profitability of tolling agreements.

We are in talks with a number of investment banks to secure offtake agreements for our projects. However, to date, we have not entered into any offtake agreements and there can be no assurance that we will be able to do so on terms favorable to the Company. If we are not successful in obtaining favorable terms, we will operate these projects by selling merchant power and use a third-party scheduling entity to assist us in scheduling the power. This exposes the BESS to market volatility, where prices fluctuate based on supply, demand, fuel costs, and other dynamics. Without guaranteed revenue streams, the BESS owner assumes financial risk, as electricity prices can vary significantly. However, during periods of high demand or grid stress, the system can capitalize on higher prices. The BESS can also provide services like energy arbitrage, storing low-cost electricity and selling it when prices rise, or ancillary services like frequency regulation and reserves, which can be more profitable during grid instability. The key advantage of this model is the potential for higher returns in favorable market conditions, but it also carries the risk of lower profits or losses when market prices drop or when demand for storage services is insufficient. Like traditional merchant power plants, a BESS in this model faces financial uncertainty but has the flexibility to adjust based on real-time market conditions.

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We anticipate management will be active in identifying, negotiating and establishing the financing relationships required for our projects. Since the Company and its subsidiaries do not have the in-house personnel to construct these projects, we also anticipate management will hire third parties to manage the construction of the project facilities and we will manage and negotiate the purchase of the key components of the facility (most importantly being the batteries). The Development Projects purchased are at various stages and we executed an agreement with Energy Independent Partners (“EIP”) (a Delaware limited liability company controlled by Cole Johnson, our Co-CEO and President and Director commencing as of the date of acquisition of Emergen) for services to include: pre-construction and pre-operational activities such as assisting with qualifying the Development Projects for financing; assisting with achieving RTB Status for Development Projects; and assisting with marketing the Development Project to a third party, if desired. The relevant fees for these services are $0.035 per watt of capacity and are included in the Development Fees column of the table below.

BESS project locations are selected to be located alongside traditional power transmission lines or near large offtakers (our expected customers) with high energy demands, enhancing grid stability and reducing energy costs. These locations are suitable for battery storage facilities of approximately thirty acres and undergo environmental studies and assessments to ensure feasibility. While the letters of intent the Company has entered into or negotiated for these projects are for specific locations, the Company’s development plans are not dependent on the landowner or address, but, rather, are county based. The Company believes it could adjust its plans to find a similar, suitable location if it is unable to negotiate a definitive agreement to develop a project with the landowner.

Location is a key consideration when selecting a site to develop a project. All projects are chosen in rural areas, outside high electricity demand zones, and on existing transmission lines. Transmission lines are then measured for available capacity and evaluated for potential BESS projects. After confirming that the site is suitable for BESS, we contact the landowner and conduct environmental studies to ensure it is viable for construction and operation. Most of our projects are in non-regulated markets, which allow us to sell power into the merchant markets using a scheduling entity.

Another key component of site qualification is identification of the potential energy customers and markets we can serve, either by rights acquired in the development process, those which can be secured via competitive utility procurements and those which can be secured under direct bilateral agreements

The revenue opportunities relating to our primary energy purchase customers – the regulated utilities and regulated wholesale energy markets operating where each of our projects are located, are quantified at the earliest stages of project qualification and the commercial relationship with these customers is fully established at the time we anticipate executing our interconnection agreement, typically prior to commencement of construction. These utility energy purchase mechanisms generally preclude any direct participation by these customers in asset ownership or profit distributions.

Additionally, at each site location, screening is conducted to identify and qualify potential industrial, commercial and municipal customers. Those which meet our criteria for potentially enhancing our revenues and profits are contacted to determine their interest in purchasing energy services at or after the point in time when our projects enter revenue operations. It is not our normal practice, and these energy purchase agreements do not typically include participation in equity ownership or profit distributions from the projects, but these options are not precluded legally or regulatorily.

The physical quality of our sites in terms of their development is valued against industry comparables. The energy and revenue generation potential of our sites and projects and the number and credit quality of our established and potential utility and non-utility customers are also key factors in the valuation of our projects, their ability to attract investors and the ultimate cost of that capital. This is true for the majority of projects in our industry.

Our projects may include multiple classes of equity investors. Project level preferred equity investors enjoy returns which include one or more fixed components plus a participation component in which they share in the net free cash flows of our combined arbitration and contracted energy revenue operations; common equity investors participate directly in ownership of the project assets and receive distributions of net free cash flows from our energy trading (arbitrage) revenues and those from contracted energy services. We also have tax equity investors who participate in a transaction to acquire these tax benefits outright and may also enjoy a nominal carried interest in our net distributions.

Our pro forma models and financial practices meet customary industry standards to estimate, calculate and project these revenues both for institutional financing purposes as well as regulatory requirements.

It is our intent to own and operate our projects in most cases, but in others we may deem it financially beneficial to the company and our equity investors to partly or fully monetize our project assets.

We maintain strong relationships with tier-one battery and equipment suppliers, utilities, and power purchasers to optimize transmission efficiency and lower consumer costs. These partnerships may also help us secure regulatory support, ensure timely project development within budget, and uphold high product quality standards. Our strategic position allows us to secure multi-year customer contracts before project construction and integrate emerging battery technologies into future developments. Additionally, our systems are designed to enable deferred infrastructure upgrades, reducing the need for costly grid enhancements by efficiently managing local supply and demand.

Development Projects and Operational Progress

Our portfolio of Development Projects includes approximately 3.6 GW of alternating current (GWAC) power capacity across various regions served by Independent System Operators (ISOs) such as ERCOT, WECC, PJM, and MISO. These regions have been selected strategically based on favorable market conditions, grid infrastructure, and regulatory environments conducive to renewable energy integration. In connection with the Emergen transaction, we currently have no proprietary rights but we have secured rights to comprehensive “Work Product” Intangible assets essential for project development, including but not limited to: feasibility studies determining capacity and compatibility, establishing a production model of the project parameters, identifying any curtailment for the project, power flow site verification and substation identification, permitting and regulatory compliance documentation, engineering designs, equipment procurement plans, site preparation guidelines, and noting project specific challenges.

Subsequent to positive feasibility studies is the process of legal formation, analyzing and negotiating site control/surface and materials, and identifying engineering requirements for construction, identifying and negotiating interconnection to the grid, identifying tax abatements, and identifying permitting and study requirements, and noting additional project specific challenges. These assets provide a robust foundation for advancing our projects through the development lifecycle efficiently and effectively. We are in the process of negotiating grid interconnection agreements, ensuring compliance with applicable grid codes and standards, registering our projects for market participation, and coordinating with ISOs to align dispatch and grid service requirements. In addition, we are actively engaging with these ISOs to address cybersecurity compliance and to develop comprehensive monitoring and reporting frameworks, which are essential for maintaining operational integrity and grid support.

Our Redbird and Wildfire projects are currently the most advanced within our portfolio and are ready to proceed to the financing and construction phases. We are actively pursuing project-level debt and equity financing to fund the construction and/or operationalization of these projects. Upon securing financing, of which there can be no assurance we will be able to do so or do so on terms favorable to us, we intend to execute binding agreements with key counterparties, initiate site preparation activities, and commence construction in accordance with our development timelines. As part of the rights to the Work Product and continued development, we identify and negotiate with the appropriate counterparts in the specific project, but do not enter into binding contracts until specific project financing is obtained so as to not create liabilities before project financing is secured. We recognize the importance of managing risks associated with project development, including regulatory, technical, financial, and market risks. Our approach involves conducting thorough feasibility studies, engaging in proactive stakeholder consultations, and maintaining flexibility in project planning. We do not enter into binding contracts related to site control, equipment procurement, or construction until project-specific financing is secured, mitigating financial exposure. The next steps for these projects will include executing contracts with key counterparties, purchasing equipment, and initiating the construction process. Our current project pipeline consists of multiple BESS initiatives, with an estimated development timeline spanning eight to nine years.

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BESS Market

The Battery Energy Storage Systems (BESS) industry is young but has experienced significant growth in the United States, driven by the integration of renewable energy, the need for grid stability, and various economic and policy incentives.

Battery storage systems are not a primary electricity source, meaning the technology does not create electricity from a fuel or natural resource. Instead, batteries store electricity that has already been created from an electricity generator or the electric power grid, which makes energy storage systems secondary sources of electricity.

The acceleration of global integration of renewable energy sources has amplified the critical need for efficient energy storage solutions, driving substantial investment into grid infrastructure, particularly BESS. Despite its emergence as a distinct sector only in the 2010s, the BESS market has since experienced exponential growth, attracting significant investor interest worldwide. According to Mercom Capital Group in October 2024, global investments in energy storage across 83 announced deals reached $17.6 billion in the first nine months of 2024, a 15% year-over-year increase.8 Most corporate investments were reported to be from debt financing and public market funding. March 2025 Report from Statista revealed that significant investments are expected to fuel remarkable growth in global battery storage capacity, with forecasts projecting a rise from 52 gigawatts (GW) in 2022 to 945 gigawatts by 2050. Global investments in power grids and energy storage reached a record high of 452 billion U.S. dollars in 2024, marking a significant increase from 416 billion U.S. dollars in 2023.9 As countries worldwide strive to integrate more renewable energy sources, the need for robust grids and efficient storage capabilities becomes increasingly crucial, driving up the investment in grid infrastructure. Investors’ appetite for the BESS industry is a testament to the market’s momentum and the essential role of energy storage in grid stability and energy management.

By 2030, McKinsey & Company has projected that the global BESS market will reach $120-130 billion in value.10 The growth in market size is mirrored by a substantial increase in investment and various factors, including renewable energy integration, grid Modernization, government support, and falling battery prices. As the use of renewables becomes increasingly prevalent, the need for infrastructure flexibility, resilience, and energy storage propels demand for BESS solutions proportionately. Moreover, declining cost of lithium-ion batteries, the dominant technology in BESS, over the past decade, makes storage projects more economically viable and attractive, according to April 2025 report from Statista.11 Governments worldwide are implementing policies and incentives to promote the deployment of energy storage systems, such as tax incentives, subsidies, and mandates, which increase the attractiveness of participation in these markets, serving as key drivers for BESS investment.

According to the U.S. Energy Information Administration (EIA) report in March 2025, the U.S. battery storage capacity increased 66% in 2024. In the United States, cumulative utility-scale battery storage capacity exceeded 26 gigawatts (GW) in 2024, according to January 2025 Preliminary Monthly Electric Generator Inventory.  In 2025, capacity growth from battery storage could set a record as operators report plans to add 19.6 GW of utility-scale battery storage to the grid, according to our January 2025 preliminary electric generator inventory data. 12

MARCH 12, 2025

U.S. battery capacity increased 66% in 2024

Cumulative U.S. utility-scale battery power capacity (2011–2025)
gigawatts (GW)
eia
planned capacity
50
45
40
35
30
25
20
15
10
5
0
2024 operating capacity 26 GW
2011
2012
2013
2014
2015
2016
2017
2018
2019
2020
2021
2022
2023
2024
2025

Data source: U.S. Energy Information Administration, Preliminary Monthly Electric Generator Inventory, January 2025

Battery Energy Storage Systems (BESS) play a crucial role in managing the grid, and their importance is expected to increase as more electrification and AI data centers are installed across the United States and the world. In June 2024, Bloomberg data revealed electricity demands from AI data centers are outstepping the available power supply in many parts of the world as AI wreaks havoc on global power systems. The sharp increase in demand for AI clusters has resulted in a notable emphasis on data center capacity, placing significant strain on the power grid, generation capabilities, and environmental concerns. With this surge in demand for electricity, there is a corresponding need for efficient storage systems to balance supply and demand on the grid. The current benefits of BESS towards the grids are as follows:

●	Grid Stability: BESS provides grid stabilization by balancing supply and demand, reducing the likelihood of blackouts and enhancing the reliability of the electrical grid.
●	Renewable Energy Integration: BESS allows for the efficient integration of renewable energy sources like solar and wind by storing excess energy and releasing it when needed.
●	Peak Shaving: BESS helps reduce peak demand charges for utilities and consumers by discharging stored energy during high-demand periods.
●	Reduction of Fossil Fuel Dependence: By enabling more renewable energy use, BESS decreases the reliance on fossil fuel-based power generation, reducing greenhouse gas emissions.
●	Emergency Backup: BESS provides critical backup power during emergencies and natural disasters, ensuring continuous power supply for essential services.

As we progress towards optimizing BESS operations for the future, several advantages become apparent:

●	Grid Decentralization: Future BESS deployments will support a more decentralized grid, empowering local communities with greater energy independence and resilience.
●	Cost Reduction: Advances in battery techs and economies of scale will continue to drive down the costs of BESS, making it more accessible and cost-effective for widespread use.
●	Enhanced Renewable Penetration: With improved storage capabilities, BESS will support even higher levels of renewable energy penetration, facilitating the transition to a fully renewable energy grid.
●	Electric Vehicle (EV) Integration: BESS will play a crucial role in managing the increased demand from EVs, enabling efficient charging infrastructure and energy management.

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In January 2025, the White House declared a state of national emergency, underscoring the severity of the energy crisis confronting the United States.13 Driven by a complex interplay of economic factors, rapid technological advancements, and evolving geopolitical dynamics, the surge in electricity demand raises concerns about the potential for systemic instability and soaring costs.   Consequently, battery energy storage systems (BESS) have emerged as a critical technology and realistic solution for the US aging grids. Last year in its April Equity Research, Goldman Sachs reported that AI’s footprint is skyrocketing, with U.S. data centers projected to consume 8% of national electricity by 2030.14 The imperative for energy storage is further evidenced as the International Energy Agency (IEA) projects in its April 2024 Report that global energy storage deployments must increase six-fold by 2030 to adequately address growing energy reliability needs, with the U.S. positioned as a potential leader in this expansion.15 In this climate, BESS is indispensable for meeting the demands of a modern, electrified economy.

In March 2025 report from Utility Dive, analysts anticipated that the renewable markets will continue to see growth and investments due to high power demand. It is no coincidence that the BESS sector is experiencing record foreign investment.16 In 2024 alone, foreign direct investment into U.S. battery storage projects surpassed $12 billion, led by companies from South Korea, Germany, and China, according to August 2024 report from fDi Intelligence.17 Samsung SDI and LG Energy Solution, among others, have announced significant expansions of U.S.-based battery manufacturing plants in February 2025.18 This development is mirrored at state policy levels. California updated its renewable portfolio standard to require all new utility-scale solar and wind projects to include integrated BESS components to prevent grid instability according to March 2025 announcement from CPUC.19 Texas regulators, facing massive strain from AI centers, are discussing the implementation of similar incentives. Globally, the BESS market is witnessing substantial growth, with newly installed global energy storage capacity expected to reach 261 GWh in 2025, a year-on-year growth of 41%.20

 BESS market is projected to grow exponentially, making it a massive and lucrative market in the US market. However, despite its rapid growth, there are currently limited players involved in this sector. Management believes this situation presents an opportunity for companies with extensive development and operating experience like the Company today to enter and capitalize on this expanding market. As the US continues to transition towards cleaner energy sources, BESS systems will become even more critical in ensuring a stable and resilient power grid while reducing carbon emissions. We believe it is an exciting time for the BESS industry with immense potential for growth and innovation.

8 Murray, Cameron. “Corporate Funding for Energy Storage Grows 15% to US$17.6 Billion in First Nine Months of 2024.” Energy Storage, November 14, 2024. https://www.energy-storage.news/corporate-funding-for-energy-storage-grows-15-to-us17-6-billion-in-first-nine-months-of-2024/

9 “Global Grids and Battery Storage Investments 2024.” Statista, March 11, 2025. https://www.statista.com/statistics/1383650/grids-and-storage-investments-worldwide/

10 Jarbratt, Gabriella, Sören Jautelat, Martin Linder, Erik Sparre, Alexandre van de Rijt, and Quan Han Wong. “Enabling Renewable Energy with Battery Energy Storage Systems.” McKinsey & Company, August 2, 2023. https://www.mckinsey.com/industries/automotive-and-assembly/our-insights/enabling-renewable-energy-with-battery-energy-storage-systems

11 Battery Price per Kwh 2025.” Statista, April 1, 2025. https://www.statista.com/statistics/883118/global-lithium-ion-battery-pack-costs/

12 “U.S. Battery Capacity Increased 66% in 2024.” U.S. Energy Information Administration (EIA), March 12, 2025. https://www.eia.gov/todayinenergy/detail.php?id=64705#:~:text=In%20the%20United%20States%2C%20cumulative,generating%20capacity%20addition%20after%20solar

13 “Declaring a National Energy Emergency.” The White House, The United States Government, 21 Jan. 2025, www.whitehouse.gov/presidential-actions/2025/01/declaring-a-national-energy-emergency/

14 Davenport C, Singer B, Mehta N, Lee B, Mackay J. AI, Data Centers and the coming US Power Demand Surge. Goldman Sachs 2024. https://www.goldmansachs.com/pdfs/insights/pages/generational-growth-ai-data-centers-and-the-coming-us-power-surge/report.pdf (accessed April 11, 2025).

15 IEA (2024), Batteries and Secure Energy Transitions, IEA, Paris https://www.iea.org/reports/batteries-and-secure-energy-transitions, License: CC BY 4.0.

16 DiGangi D. IRA credits and energy demand continue to drive renewables investments. Utility Dive 2025. https://www.utilitydive.com/news/inflation-reduction-act-credits-energy-demand-investment-financing-trump/742485/ (accessed April 11, 2025).

17 US battery energy storage investment surges. fDi Intelligence 2024. https://www.fdiintelligence.com/content/6e46dc32-8b51-5519-8439-b044a8dea215 (accessed April 11, 2025).

18 Hye-jin B. LG Energy Solution Readies to start LFP battery production for ESS in US this year. The Korea Herald 2025. https://www.koreaherald.com/article/10423751?ref=naver (accessed April 11, 2025).

18 Hye-jin B. LG Energy Solution Readies to start LFP battery production for ESS in US this year. The Korea Herald 2025. https://www.koreaherald.com/article/10423751?ref=naver (accessed April 11, 2025).

19 CPUC sets new safety standards and enhances oversight of emergency plans for Battery Energy Storage Facilities. California Public Utilities Commission 2025. https://www.cpuc.ca.gov/news-and-updates/all-news/cpuc-sets-new-safety-standards-and-enhances-oversight-of-emergency-plans#:~:text=Over%20the%20past%20several%20years,at%2052%2C000%20MW%20by%202045.&text=Californians%20access%20to%20safe%20and,ca.gov%20for%20more%20information. (accessed April 11, 2025).

20 2025: A pivotal year for Battery Energy Storage Systems (BESS). WENERGY 2025. https://www.linkedin.com/pulse/2025-pivotal-year-battery-energy-storage-systems-bess-7cyic/ (accessed April 11, 2025).

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As a new technology enabler, we offer an array of advanced green energy technology solutions embedded with advanced BESS application for enterprises with projects applying our in-house technology innovation using system integration approach, aiming to generate scalable technology revenue.

Recent Developments

On January 28, 2025, the Company filed a Certificate of Amendment to its Certificate to Incorporation to: (i) effect a reverse stock split of its common stock, par value $0.001 per share (the “Common Stock”) at a ratio of 1 post-split share for every 140 pre-split shares; and (ii) to change the name of the Company to Bimergen Energy Corporation. The reverse split and name change took effect on the OTC Markets on February 7, 2025 and the Company’s symbol change to “BESS” took effect on March 3, 2025.

On April 20, 2025 the Company’s wholly owned subsidiary, Emergen Energy, LLC, executed a definitive agreement with RelyEZ Energy Group to form a joint venture to develop, construct, and operate up to 2 GW of utility-scale battery-energy-storage projects (2- to 4-hour BESS) in the United States through 2027.

Capital commitments. RelyEZ has committed up to $50 million, including an initial $10 million funding within 10 days of closing. The Company will contribute up to $12.5 million on a pro-rata basis after the first $10 million from RelyEZ. All capital and loans will be provided through a joint venture structure known as Grid Span

Ownership and economics. Until project refinancing, each project SPV will be owned 80 % by RelyEZ and 20 % by Emergen. After refinancing, the Company may repurchase RelyEZ’s interest at cost plus a 12 % annual return.

On August 11, 2025, the Company’s wholly-owned subsidiary, Emergen Energy, LLC, executed a letter of agreement (LOA) with Cox Energy Group (operating from Madrid, Spain) to form a joint venture to develop, construct and operate up to 1 GW of utility-scale battery-energy-storage projects in the United States to reach ready-to-build status during calendar years 2025 and 2026.

Ownership and economics. Until project refinancing, it is anticipated that each project entity will be owned 75 percent by Cox and 25 percent by Emergen. After refinancing, it is expected that Cox will maintain at least 51% equity ownership.

Capital commitments. Cox has agreed to an initial capital commitment of $10 million to fund pre-construction and early-stage construction activities. The Cox JV agreement allows for a total of up to $200 million of equity financing if the parties mutually agree on project-acceptance terms. This capital will serve as the equity component (typically 10 - 20%) required for permanent debt financing.

November 7, 2025, the Company entered into a joint development agreement (“JDA”) with Eos Energy Storage LLC and has received $250,000 in connection with the arrangement.

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Our Partners

Equipment Suppliers

We have engaged in discussions with multiple advanced Tier 1 battery energy storage system (BESS) suppliers and other major equipment providers. These potential suppliers bring several benefits to the table, including a strong emphasis on safety, cost-effectiveness, and a long lifespan for their products. Additionally, many of these suppliers offer product warranties, providing added assurance to our customers. At this time, no definitive supplier agreements have been executed

Energy Purchasing Customers

We have taken a proactive approach in expanding its energy business by engaging in thorough discussions with local utility suppliers. These suppliers are key players in the region’s energy infrastructure, operating both electric transmission and distribution systems. They boast advanced grid infrastructure and provide electricity and natural gas services to millions of customers across multiple states including Texas, Arkansas, Louisiana, Minnesota, Mississippi, Oklahoma, Midwest and South regions such as Ohio and West Virginia. By building strong partnerships with these suppliers, the Company aims to achieve its presence in the energy market and provide reliable and efficient services to a wider range of customers.

Collaboration with Independent System Operators (ISOs)

Our potential BESS customers are key players in the energy industry, such as utility companies, who operate within regions covered by major entities like the Electric Reliability Council of Texas (ERCOT), California Independent System Operator (CAISO), Western Electricity Coordination Council (WECC), Midcontinent Independent System Operator (MISO), and PJM Interconnection (PJM). These are some of the largest and most influential organizations in the United States responsible for managing the transmission and distribution of electricity. They play a critical role in ensuring reliable access to power for millions of people. Our BESS systems can provide utility companies with valuable tools for selling and buying stored energy, improving their overall efficiency and resiliency. By partnering with these leading ISO’s, we can help drive the widespread adoption of sustainable energy solutions across various regions, ultimately working towards a more sustainable future.

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Our Future Growth Plan

We are committed to leveraging our renewable energy platform, technology, leadership, and strong market position to revolutionize the clean energy sector for a sustainable future. Our growth strategy is multi-faceted, focusing on key initiatives designed to achieve a market presence, drive innovation, and deliver long-term value to our shareholders.

Expansion of Battery Energy Storage Systems (BESS)

We will continue to expand our current development pipeline of approximately 2 gigawatts (GW) of BESS in strategically selected regions of the U.S. in key ISO’s. We expect to expand this pipeline to over 5GW over the next 3-5 years Leadership may choose to accelerate this goal as we expand the business. We believe this expansion will enhance grid stability and facilitate the integration of renewable energy sources, addressing the increasing demand for sustainable energy solutions.

Grid Management Enhancement

By concentrating on specific areas requiring additional support, we aim to enhance grid management capabilities. We believe this effort will ensure a more reliable and efficient energy distribution network, minimizing disruptions and optimizing energy flow.

Technological Innovation

We will actively pursue partnerships and acquisitions of cutting-edge technology solutions. We believe these initiatives will support grid balancing and green energy projects, allowing us to stay at the forefront of technological advancements in the energy sector. Our commitment to innovation is expected to drive the development of new technologies that support sustainable energy infrastructure.

Expansion of Service Offerings

We plan to broaden our portfolio of value-add services to meet the diverse needs of our potential global customer base. Our planned expanded service offerings will include product upgrades, performance analysis, risk management products, and software support. By leveraging data-driven insights from our extensive installation base, we believe these service offerings will provide tailored solutions that enhance operational efficiency and performance assurance for our customers.

Strategic Partnerships

Forming strategic alliances with leading technology groups and other investment companies is a cornerstone of our growth strategy. We believe these partnerships will enable us to maximize the output and efficiency of our BESS assets; and collaborative efforts in these partnerships will also facilitate the development and deployment of innovative solutions, enhancing the overall performance of our energy storage systems and driving mutual growth.

Acquisition of Proven Technologies

We will seek out and acquire proven technologies that complement our existing offerings. This approach is expected to ensure that we deliver state-of-the-art solutions to our potential customers, maintaining our competitive edge and reinforcing our commitment to technological excellence. Through these strategic initiatives, we believe the Company is well-positioned to lead the energy industry’s transition to sustainable practices. Our comprehensive growth strategy is designed to drive innovation, achieve market presence, and create long-term value for our stakeholders, ensuring a brighter and more sustainable future for the global energy sector.

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Seasonality of Business

There is no significant seasonality in our business.

Government Regulation

We will be required to comply with all regulations, rules and directives of governmental authorities and agencies applicable to our business in any jurisdiction which we would conduct activities. On the federal level, the General Energy Regulatory Commission (FERC) regulates battery energy storage systems (BESS). FERC regulates the sale of energy, capacity, and ancillary services at wholesale and the transmission of electricity in interstate commerce pursuant to its authority under the Federal Power Act. FERC has authority over the rates, charges and other terms for the sale of electricity at wholesale by entities that own or operate projects subject to FERC jurisdiction, including both generation and battery storage projects, as well as for transmission services. In Texas, generating facilities within the footprint of the Electric Reliability Council of Texas (“ERCOT”) are regulated by the Public Utility Commission of Texas (the “PUCT”). The markets covering most of Texas (ERCOT) are not overseen by FERC and are not under FERC jurisdiction. We do not believe that these regulations will have a material impact on the way we currently conduct our business.

MANAGEMENT

Executive Officers and Directors

Set forth below is information concerning our directors, director nominees, executive officers and other key employees.

Name	Age	Position(s) and Office(s)
Benjamin B. Tran	59	Executive Chairman of the Board
Cole W. Johnson	38	Co-CEO and President and Director
Robert J. Brilon	65	Co-CEO and Chief Financial Officer and Director
Van H. Potter	66	Director
James L. Stock	59	Director
Montgomery Bannerman	70	Director

Benjamin B. Tran, PhD – Dr. Tran currently serves as Executive Chairman and previously as our Chief Executive Officer and Chairman of the company until October 2025. He has been the corporate strategist, investor, and financial partner in the formation and growth of several emerging growth technology companies. Dr. Tran specializes in cross-border M&A, private equity, merchant banking advisory and technology marketing. He also serves as Managing Partner of Cleantek Venture Capital, a cleantech-focused private equity advisory firm since January 2021 to present. Dr. Tran, at times, serves as senior advisor to several publicly traded companies. From February 2021 to April 2022, Dr. Tran has served as Senior Capital Market Advisor for Iveda Solutions, Inc. (NASDAQ: IVDA), an AI and IoT technology company to assist with financing and uplisting to Nasdaq. From August 2017 to January 2019, he served as Advisory Chairman of Vemanti Group, Inc. (OTCQB: VMNT), an innovative fintech company to assist in M&A and international business development. From November 2018 to April 2021, Dr. Tran also co-founded and served as chairman of CBMD, Inc., a privately held physician-based CBD science company specializing in pain management. Dr. Tran served as CFO of privately held Stock Navigators, a leading software and educational training institution for technical traders from June 2018 to June 2019. Since 2014 to present, Dr. Tran has served as managing partner of United System Capital, a private equity advisory firm in Newport Beach, California. Prior to United System Capital, Dr. Tran was managing partner of an Asia-based joint venture with Brean Murray Carret & Co., a New York-based investment bank that has transacted over 100 IPOs/APOs/SPACs and raised over $4B for the U.S. and Asian companies. Dr. Tran spearheaded the organization to formulate a multi-functional investment banking service for emerging growth companies via globalization strategies. Dr. Tran has been seasoned international consultant providing corporate development and interim senior management to small and medium sized enterprises in Silicon Valley and the Asia Pacific region. He also served as a board director, CFO, corporate strategist, and executive advisor for several distressed companies, managing turn-around situations. As a Silicon Valley high-tech veteran, Dr. Tran brings over 20 years of diversified experience including mergers and acquisitions, venture management, strategic marketing, and international business development. Prior to his investment and corporate advisory career, Benjamin worked for technology leaders including Micron Technology, Fujitsu Microelectronics, Mitsubishi Electric America, Philips Semiconductors, holding various senior technical and marketing management positions. Dr. Tran received a Ph.D. in Business Administration, an MBA from the University of Phoenix, Master of Science and Bachelor of Science degrees in Electrical Engineering from San Jose State University, California. We believe Dr. Tran’s wealth of credentials and experience make him well qualified to lead our company.

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Cole W. Johnson – Mr. Johnson was appointed Co-Chief Executive Officer in October 2025 and has served as our President and Board Director since April 24, 2024 upon a business combination with Bridgelink Development LLC to acquire Emergen Energy LLC, an asset holder of an array of battery energy storage system and solar projects. Mr. Johnson is a Principal and Chief Executive Officer of C&C Johnson Holdings LLC, a family office, engaged in solar and energy storage project development, that he founded and built beginning in 2018. Mr. Johnson’s role as CEO consisted of securing capital for early-stage projects, negotiating and qualifying projects for project financing, acquiring strategic projects, and developing a variety of projects promoting clean energy initiatives within strategic regions. From 2012 to 2018, Mr. Johnson was the Chief Executive Officer of multiple service companies engaged in building and developing energy assets. On June 3, 2025, Triangle 40 Ranch LLC, an entity in which Mr. Johnson owns 100% of the outstanding equity and serves as an officer, filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Northern District of Texas. The proceeding remains pending. On June 7, 2024, Big Horn Construction & Reclamation LLC (“BCR”), an entity that is wholly owned by Bridgelink Engineering, an entity in which Mr. Johnson owns approximately 80% of the outstanding equity and for which he serves as an officer, filed a voluntary petition under Chapter 7 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Northern District of Texas. That proceeding also remains pending. We believe Mr. Johnson’s significant experience in the energy sector make him well-qualified to serve as an officer and director of the Company.

Robert J. Brilon – Mr. Brilon was appointed Co-Chief Executive Officer in October 2025 and has served as our Chief Financial Officer since October 1, 2021 and was appointed as a director on April 14, 2022 and will resign his position as director effective upon the listing of the Company on a national securities exchange to ensure compliance with the requirement to have a majority of independent directors on the Board. He also has served as Chief Financial Officer for Iveda Solutions, Inc. (NASDAQ: IVDA) since December 2013. He was also Iveda’s President from February 2014 to July 2018 and Treasurer from December 2013 to July 2018 and was appointed Treasurer again on December 15, 2021. Mr. Brilon served as Iveda’s Executive Vice President of Business Development from December 2013 to February 2014 and as Iveda’s interim Chief Financial Officer and Treasurer from December 2008 to August 2010. Mr. Brilon joined New Gen Management Services, Inc. in July 2017 as the CFO (subsequently becoming President and CFO of New Gen in July 2018). Mr. Brilon was the President, Chief Financial Officer, Corporate Secretary, and Director of both Vext Science, Inc and New Gen until he resigned in February 2020. Mr. Brilon served as Chief Financial Officer and Executive Vice President of Business Development of Brain State Technologies, a brainwave optimization software licensing and hardware company, from August 2010 to November 2013. From January 2010 to August 2010, Mr. Brilon served as Chief Financial Officer of MD Helicopters, a manufacturer of commercial and light military helicopters. Mr. Brilon also served as Chief Executive Officer, President, and Chief Financial Officer of InPlay Technologies (NASDAQ: NPLA), formerly, Duraswitch (NASDAQ: DSWT), a company that licensed patented electronic switch technology and manufactured digital pen technology, from November 1998 to June 2007. Mr. Brilon served as Chief Financial Officer of Gietz Master Builders from 1997 to 1998, Corporate Controller of Rental Service Corp. (NYSE: RRR) from 1995 to 1996, Chief Financial Officer and Vice President of Operations of DataHand Systems, Inc. from 1993 to 1995, and Chief Financial Officer of Go-Video (AMEX:VCR) from 1986 to 1993. Mr. Brilon is a certified public accountant and practiced with several leading accounting firms, including McGladrey Pullen, Ernst and Young and Deloitte and Touche. Mr. Brilon holds a Bachelor of Science degree in Business Administration from the University of Iowa. The Company believes Mr. Brilon’s extensive experience in finance leadership roles with public companies makes him well-qualified to serve as an officer and director of the Company.

Van H. Potter – Mr. Potter has served our board as an Independent Director since October 15, 2024.Mr. Potter has over 35 years of experience as an executive in technology companies with a focus on emerging growth companies, and competencies in business development, capital formation, and marketing/digital marketing. Mr Potter is the Founder/CEO of Gainey Capital since 2022, Mr. Potter founded and was CEO of Certive Solutions Inc. (OTCQB:CTVEF) from to 2011-2023. Mr. Potter was CEO of InPlay Technologies (NASDAQ) (2008 - 2010) Mr. Potter was the VP of Business Development for Pixtronix, a Kleiner Perkins / Atlas Ventures VC backed startup (2005-2010). Mr. Potter was VP of Business Development at International DisplayWorks (NASDAQ), until it was acquired by Flextronics (NASDAQ). Mr. Potter was Senior Vice President at Three Five Systems (NYSE), prior to its sale to International DisplayWorks. Mr. Potter holds a Bachelor of Science Degree in Mechanical Engineering from Northeastern University in Boston, and an MBA from Arizona State University. The Company feels Mr. Potter’s extensive managerial and other experience running public companies will make him a valuable member of the board of directors.

James L. Stock, CPA, MBA - Mr. Stock has served our board as an Independent Director since October 15, 2024. He is a highly experienced and strategic executive who has had a successful career spanning over 30 years. With a diverse background in both publicly traded, privately held, and family-owned businesses, he has served as a Chief Financial Officer for companies with revenues ranging from $50 million to $300 million and workforces of 225 to 1,000+ employees. His industry experience includes financial services, auto hauling, retail, construction, manufacturing, and digital marketing and advertising. Mr. Stock’s expertise lies in various aspects of accounting and finance as well as operations, including financial modeling, cash flow management, administrative oversight, risk management, capital raising, banking and investor relations, and general corporate development. Since May 2023, Mr. Stock has served as the Chief Financial Officer of Hansen & Adkins Auto Transport, Inc., from January 2020 to May 2023, he served as the Chief Financial Officer of Tinco Sheet Metal. Mr. Stock was Chief Financial Officer for Howard’s Appliances in Southern California from 2018 to 2019, Mr. Stock was Chief Financial Officer for Lifescript the largest women’s health and digital media company from 2003 – 2017, and prior to that held the Chief Financial Officer position at HomeAcess MicroWeb [Nasdaq: GLDI] from 2001 – 2003 and prior to that was Senior Vice President and Chief Financial Officer at Consumer Portfolio Services [Nasdaq: CPSS] from 1994 - 2001. He also worked as a Senior Associate at Coopers & Lybrand (now PWC). Mr. Stock is an active CPA and holds an MBA from Pepperdine University, BS in Accounting from California Polytechnic University in Pomona, California and has completed Villanova University’s Six Sigma Green Belt program. The Company believes Mr. Stock is well-qualified to serve as a director due to accounting and financial expertise and managerial experience.

Montgomery Bannerman – Mr. Bannerman has served our board as an Independent Director since November 1, 2024. Mr. Bannerman has over 35 years of experience as a technology executive in energy and telecommunications companies. Founding Partner, CEO, Denrgy Inc., Jan 2023 – Present, Miami, Florida, Denrgy develops district and municipal scale resilient renewable energy networks which make facilities and communities more resilient to extreme weather events and deliver economic, employment and environmental benefits to the investors and customers they serve. Founder & Director, ArcStar Energy, Jan 2007 - Mar 2023, New York, NY & Miami, FL. ArcStar Energy is a renewable energy project advisory, M&A and managed development services company. Founder & CEO, MicroGrid Networks, LLC, Jan 2018 - May 2022, New York, NY, MGN develops and operates advanced large scale renewable microgrids which integrate with and serve utility networks in New York City. Verso Technologies, CEO & President, Nov 2003 - Jun 2006, A multinational manufacturer of advanced distributed power and communications network technologies for public utilities and competitive operators. SVP & CTO, NAP of the Americas, Jan 2000 - Oct 2003, Miami, FL, Responsible for design, engineering, construction and operation of the facility, technology and services of the first privately-developed Network Access Point (NAP) one of the core hubs and exchanges for international telecommunication traffic and revenue in the global Internet, Founder and Managing Director, IXS, 1997 – 1999, China, Co-founded and led this early international Internet network operator providing services between businesses in mainland China, Taiwan, Hong Kong and USA markets. Founder and President, DSP.COM, 1993 – 1996, San Francisco Bay Area, Founded and led this early commercial Internet Service Provider serving Northern California. VP Business Development, Bell Canada International, Oct 1980 - Mar 1996, Multiple international executive leadership positions in market penetrations and first deployments of large-scale distributed communications and power networks for this global leader in management consulting, engineering and project management operating in deregulating markets worldwide. Undergraduate studies in business and finance at Mohawk College of Applied Arts & Technology in Ontario Canada. Postgraduate studies at Bell Laboratories, Ottawa Canada. We believe Mr. Bannerman’s significant experience in the energy sector make him well-qualified to serve as a director of the Company

Family Relationships

There are no family relationships among any of our directors, director nominees or executive officers.

Terms of Directors and Executive Officers

The number of directors of the Company shall be not less than two nor more than seven. Each of our directors holds office until the next annual meeting of shareholders and until his or her successor shall have been elected and qualified, until his or her resignation, or until his or her office is otherwise vacated in accordance with our certificate of incorporation.

Our officers are elected by and serve at the discretion of the board of directors.

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Board of Directors and Board Committees

Our board of directors consists of five directors, three of whom are independent as such term is defined by Rule 803 of the NYSE American Rules. We have determined that Montgomery Bannerman, Van H. Potter and James L. Stock satisfy the “independence” requirements under Rule 803 of the NYSE American Rules.

Board Committees

We have established three committees under the board of directors: an audit committee, a compensation committee and a nomination and corporate governance committee, and adopted a charter for each of the three committees. Copies of our committee charters are posted on our corporate investor relations website.

Each committee’s members and functions are described below.

Audit Committee. Our audit committee consists of Montgomery Bannerman, Van H. Potter and James L. Stock. Mr. James L. Stock is the chair of our audit committee. The audit committee will oversee our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee is responsible for, among other things:

●	appointing the independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;

●	reviewing with the independent auditors any audit problems or difficulties and management’s response;

●	discussing the annual audited financial statements with management and the independent auditors;

●	reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any steps taken to monitor and control major financial risk exposures;

●	reviewing and approving all proposed related party transactions;

●	meeting separately and periodically with management and the independent auditors; and

●	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Compensation Committee. Our compensation committee consists of Montgomery Bannerman, Van H. Potter and James L. Stock. Mr. Van H. Potter is the chair of our compensation committee. The compensation committee will be responsible for, among other things:

●	reviewing and approving, or recommending to the board for its approval, the compensation for our chief executive officer and other executive officers;

●	reviewing and recommending to the shareholders for determination with respect to the compensation of our directors;

●	reviewing periodically and approving any incentive compensation or equity plans, programs or similar arrangements; and

●	selecting compensation consultant, legal counsel or other adviser only after taking into consideration all factors relevant to that person’s independence from management.

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Nominations and Corporate Governance Committee. Our Nominations and Corporate Governance committee consists of Montgomery Bannerman, Van H. Potter and James L. Stock. Mr. Van H. Potter is the chair of our Nominations and Corporate Governance committee. The nominating and corporate governance committee is responsible for, among other things, (i) determining the qualifications, qualities and skills required to be a director of the Company and evaluating, selecting and approving nominees to serve as directors, (ii) periodically reviewing, assessing and making recommendations for changes to the Board of Directors and its committees and (iii) overseeing the process for evaluation of the Board of Directors. Pursuant to the nominating and corporate governance committee charter, the nominating and corporate governance committee has the authority to delegate all or a portion of its duties and responsibilities to a subcommittee of the nominating and corporate governance committee. In addition, the nominating and corporate governance committee has unrestricted access to and assistance from our officers, employees and independent auditors and the authority to employ experts, consultants and professionals to assist with performance of their duties. The nominating and corporate governance committee is also responsible for establishing procedures regarding director nominees put forward by stockholders. The committee is also responsible for establishing procedures for shareholder communications with the Board of Directors.

Involvement in Certain Legal Proceedings

None of our directors, executive officers, significant employees or control persons has been involved in any legal proceeding listed in Item 401(f) of Regulation S-K in the past 10 years except as follows:

On June 3, 2025, Triangle 40 Ranch LLC, an entity in which Cole. Johnson owns 100% of the outstanding equity and serves as an officer, filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Northern District of Texas. The proceeding remains pending. On June 7.-2024, Big Horn Construction & Reclamation LLC (“BCR”), an entity that is wholly owned by Bridgelink Engineering, an entity in which Mr. Johnson owns approximately 80% of the outstanding equity and for which he serves as an officer, filed a voluntary petition under Chapter 7 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Northern District of Texas. That proceeding also remains pending.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics which is applicable to all of our directors, executive officers and employees. A copy of the code of business conduct and ethics will be posted on our corporate investor relations website prior to our listing on NYSE.

EXECUTIVE AND DIRECTOR COMPENSATION

Summary Compensation Table

The following table summarizes all compensation recorded by us in the past two fiscal years for:

●	our principal executive officer or other individual acting in a similar capacity during the fiscal year ended December 31, 2024,

For definitional purposes, these individuals are sometimes referred to as the “named executive officers.”

2024 and 2023 Summary Executive Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation ($)	All Other Compensation ($)	Total ($)
Benjamin Tran	2024	206,000	-	-	1,200,000	-	-	-	1,406,000
CEO, and Director	2023	132,000	-	-	-	-	-	-	132,000

Cole W. Johnson	2024	100,000			4,200,000				4,300,000
President and Director	2023

Robert J. Brilon	2024	148,000	-		600,000	-	-	-	748,000
CFO and Director	2023	19,000	-	10,000	98.000	-	-	-	127,000

Employment Agreements

On April 24, 2024, the Company entered into employment agreements (“Employment Agreements”) with two of its executive officers and directors: Benjamin Tran (Executive Chairman of the Board) and Cole Johnson (Co-Chief Executive Officer and President of the Company’s BESS and Solar Division and a Director) and on May 3, 2024 the Company entered into an Employment Agreement with Robert J. Brilon (Co-Chief executive Officer, Chief Financial Officer and Director).

The Employment Agreements all provide for a term of five years that may be terminated by the Company for death or disability and with or without cause, by the executive with or without good reason, or mutually terminated by the parties. If the Employment Agreements are terminated without cause by the Company or for good reason by the employee, the Company is obligated to pay the terminated person the balance of their base salary for the remainder of the term in a lump sum and any equity grant made to such person shall automatically vest. If the Employment Agreement is terminated for cause by the Company, the terminated person shall be entitled to their Base Salary through the date of termination. In the event that a change of control occurs during the term of the Employment Agreements, any unvested portion of any equity grants which includes the stock options discussed below, shall, to the extent not already vested, be deemed automatically vested without any further action of the parties to the Employment Agreements.

The Executive Agreements provide respectively for a base salary of $240,000 for Mr. Tran and an award of stock options to purchase 142,858 shares of the Company’s common stock pursuant to the Option Award Agreement discussed below, and a $240,000 base salary for Mr. Brilon and an award of stock options to purchase 71,429 shares of the Company’s common stock pursuant to the Option Award Agreement discussed below a $200,000 base salary for Mr. Johnson and an award of stock options to purchase 485,715 shares of the Company’s common stock pursuant to the Option Award Agreement discussed below, as well as possible annual discretionary bonuses determined by the Board. The base salary for Mr. Brilon will begin upon uplisting to a national stock exchange.

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On April 24, 2024, the Company entered into Option Agreements with executive officers: Benjamin Tran (Executive Chairman of the Board) and Cole Johnson (President of the BESS and Solar Division and a Director), respectively and on May 3, 2024 the Company entered into an Option Agreement with Robert J. Brilon (Chief Financial Officer and Director).

Each respective Option Agreement grants to each of the following persons options to acquire shares of the Company’s common stock, to vest as set forth in the Option Agreement, as follows:

●	Benjamin Tran – 142,858 options; and

●	Cole W. Johnson – 485,715 options; and

●	Robert J. Brilon – 71,429 options.

Exercise Prices and Vesting. The Exercise Prices for the Options are as follows: (a) for the first 1/5th of the granted Options, $70.00 per share of Common Stock which may be exercised on or after the first annual anniversary of the Award Date; (b) for the second 1/5th of the granted Options, $105.00 per share of Common Stock which may be exercised on or after the second annual anniversary of the Award Date; (c) for the third 1/5th of the granted Options, $140.00 per share of Common Stock which may be exercised on or after the third annual anniversary of the Award Date; (d) the fourth 1/5th of the granted Options, $175.00 per share of Common Stock which may be exercised on or after the fourth annual anniversary of the Award Date; and (e) for the final 1/5th of the granted Options, $210.00 per share of Common Stock which may be exercised on or after the fifth annual anniversary of the Award Date. On August 26, 2025, these Options were all repriced to $4.50 per share.

On April 19, 2022, the Company and Mr. Brilon entered into an Independent Contractor Agreement whereby Mr. Brilon (the “Independent Contractor Agreement”) agreed to serve as the Chief Financial Officer of the Company and shall have such duties and authorities consistent with such position as are customary for the position of chief financial officer of a company of the size and nature of the Company, and such other duties and authorities as shall be reasonably determined from time to time by the Board of Directors of the Company consistent with such position and to serve as an officer of any subsidiary of the Company as may be reasonably requested from time to time by the Board of Directors. In addition, Mr. Brilon agreed to serve as a member of the Company’s Board of Directors. The Independent Contractor Agreement may be terminated by either party on 15 days prior written notice without cause or five days after written notice in the event of a breach of the agreement by either party.

Mr. Brilon also signed a Proprietary Information and Inventions Agreement whereby he agreed that any proprietary information developed during the term of his service will be owned by the Company and that such information will be held in strict confidence and not disclosed to anyone outside the Company. In addition, Mr. Brilon agreed to, during the term of his service to the Company, refrain from engaging in or assisting anyone from engaging in any activity that is competitive with or similar to the business or proposed business of the Company and from soliciting any employees or consultants to the Company during the term of his engagement and thereafter for a period of one year from leaving or terminating their engagement with the Company.

As compensation for Mr. Brilon’s service to the Company, the Company made the following awards to him:

●	On February 13, 2023 a grant of a nonstatutory stock option (the “Stock Option”) to purchase 35,715 shares of the Company’s Common Stock at an exercise price of $3.50 per share. The options subject to this grant vest 80% on the date of the grant, 10% on January 1, 2024 and 10% on January 1, 2025 so long as Mr. Brilon is providing services to the Company or one of its subsidiaries; provided, however, the vesting is subject to acceleration such that if Mr. Brilon is terminated from his role without cause (as defined in the Stock Option) the number of shares subject to the Stock Option in the year of termination shall vest plus the number of shares that would have vested in the following year. In the event Mr. Brilon’s service is terminated with cause, the number of shares subject to the Stock Option in the year of termination shall vest. The Stock Option may be exercised for the earlier of (1) ten years from grant date or (2) five (5) years after termination as a member of the Company’s board of directors.

●	On April 3, 2023 a grant of a nonstatutory stock option (the “Stock Option”) to purchase 35,715 shares of the Company’s Common Stock at an exercise price of $4.20 per share. The Stock Option vest 50% on the date of the grant and 50% on April 3, 2024 so long as the recipient of the award is providing services to the Company or one of its subsidiaries; provided, however, the vesting is subject to acceleration such that if the recipient is terminated from his role without cause (as defined in the Stock Option) the number of shares subject to the Stock Option in the year of termination shall vest plus the number of shares that would have vested in the following year. In the event the recipient’s service is terminated with cause, the number of shares subject to the Stock Option awarded to such recipient in the year of termination shall vest. The Stock Option may be exercised for the earlier of (1) ten years from grant date or (2) five (5) years after termination as a member of the Company’s board of directors.

●	On November 27, 2023 an award of 3,572 shares of restricted common stock, of which 100% vested on December 31, 2023.

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OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-ENDED DECEMBER 31, 2024

The following table sets forth information with respect to the options outstanding by the Named Executive Officers held at fiscal year-end.

	Option Awards				Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date(1)	Number of shares that have not vested (#)	Market value of shares that have not vested ($)(2)
Benjamin Tran.	–	–	$–	–	–	$–
CEO and Director	142,858	142,858	(5)	4/24/2034

Cole W. Johnson	485,715	485,715	(5)	4/24/2034
President
					–	–
Robert J. Brilon	32,143	3,572	$3.50	2/13/2033(3)	33,113	$324,500
CFO and Director	35,715		$4.20	4/3/2033(4)	–	–
	71,429	71,429	(5)	4/24/2034

(1)	The expiration date of each option occurs on the earlier of (i) ten years after the date of grant of each option or (ii) five years after the termination.

(2)	The market value was computed by multiplying the closing market price of common stock on December 31, 2024 ($9.80) by the number of restricted stock awards that have not vested.

(3)	The unvested options vest on January 1, 2025 so long as Mr. Brilon is providing services to the Company or one of its subsidiaries; provided, however, the vesting is subject to acceleration such that if Mr. Brilon is terminated from his role without cause (as defined in the Stock Option) the number of shares subject to the Stock Option in the year of termination shall vest. In the event Mr. Brilon’s service is terminated with cause, the number of shares subject to the Stock Option in the year of termination shall vest.

(4)	The unvested options vest on April 3, 2024 so long as the recipient of the award is providing services to the Company or one of its subsidiaries; provided, however, the vesting is subject to acceleration such that if the recipient is terminated from his role without cause (as defined in the Stock Option).

(5)	Exercise Prices and Vesting. The Exercise Prices for the Options are as follows: (a) for the first 1/5th of the granted Options, $70.00 per share of Common Stock which may be exercised on or after the first annual anniversary of the Award Date; (b) for the second 1/5th of the granted Options, $105.00 per share of Common Stock which may be exercised on or after the second annual anniversary of the Award Date; (c) for the third 1/5th of the granted Options, $140.00 per share of Common Stock which may be exercised on or after the third annual anniversary of the Award Date; (d) the fourth 1/5th of the granted Options, $175.00 per share of Common Stock which may be exercised on or after the fourth annual anniversary of the Award Date; and (e) for the final 1/5th of the granted Options, $210.00 per share of Common Stock which may be exercised on or after the fifth annual anniversary of the Award Date.

Compensation of Directors

The following table sets forth all compensation paid to or earned by each of our directors during fiscal year 2024, except for compensation with respect to Messrs. Tran and Brilon. Information with respect to the compensation of these directors is included above in the “Summary Compensation Table.” As our executive officers, none of these directors (other than as described above) received any compensation for service as a director during fiscal year 2024.

Name	Fees Earned or Paid in Cash (1) ($)	Stock Awards ($)	Option Awards (2) ($)	Non-Equity Incentive Plan Compensation ($)	Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Greg Trimarche Former Director(3)	-	-	-	-	-	-	-
Van H. Potter Director	-	-	-	-	-	-	-
James L. Stock Director	-	-	-	-	-	-	-
Montgomery Bannerman Director	-	-	-	-	-	-	-

Notes:

(1)	Director cash compensation during the fiscal year ended December 31, 2024.

(2)	The amounts reported in the Stock Awards and the Option Awards columns reflect aggregate grant date fair value computed in accordance with ASC Topic 718, Compensation—Stock Compensation. These amounts reflect our calculation of the value of these awards at the grant date and do not necessarily correspond to the actual value that may ultimately be realized by the named executive officer. Assumptions used in the calculation of these amounts are included in the Notes to our audited consolidated financial statements for the fiscal year ended December 31, 2024, which are included elsewhere in this Annual Report.

(3)	Greg Trimarche. On October 22, 2024, Mr. Trimarche resigned as a board member.

Compensation Policies and Practices as they Relate to Risk Management

We attempt to make our compensation programs discretionary, balanced and focused on the long term. We believe goals and objectives of our compensation programs reflect a balanced mix of quantitative and qualitative performance measures to avoid excessive weight on a single performance measure. Our approach to compensation practices and policies applicable to employees and consultants is consistent with that followed for its executives. Based on these factors, we believe that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on us.

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PRINCIPAL STOCKHOLDERS

The following table sets forth information, as of the date of this prospectus, concerning, except as indicated by the footnotes below, (i) each person whom we know beneficially owns more than 5% of our common stock, (ii) each of our directors, (iii) each of our named executive officers and (iv) all of our directors and executive officers as a group. We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws. Applicable percentage ownership is based on 3,930,906 shares of common stock outstanding as of the date of this prospectus. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to stock options or warrants held by that person that are currently exercisable or exercisable within 60 days as of the date of this prospectus. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Unless otherwise noted, stock options and warrants referenced in the footnotes below are currently fully vested and exercisable.

Name and Address of Beneficial Owner	Number of Common Shares Beneficially Owned		Percent of Class
Benjamin B. Tran (1)	1,074,609	(2)	27.1%
Robert J. Brilon (1)	194,399	(3)	4.8%
Cole Johnson (1)	1,684,443	(4)	41.8%
Van H. Potter (1)	15,000	(5)	* %
James L. Stock (1)	17,215	(5)	* %
Montgomery Bannerman (1)	15,000	(5)	* %
All directors and named executive officers as a group (6 persons)	3,000,666		70.7%

*	Less than 1%,

Unless otherwise indicated below, the address for each beneficial owner is c/o Bimergen Energy Corporation, 895 Dove Street, Suite 300, Newport Beach, CA 92660.

(1)	The named individual is one of our executive officers or directors. His address is c/o Bimergen Energy Corporation, 895 Dove Street, Suite 300, Newport Beach, California 92660.

(2)	Includes the following: (i) 367,984 shares of common stock held directly, (ii) 367,913 shares held by Mr. Tran’s spouse and (iii) 310,140 shares owned by United System Capital LLC (“USC”), over which Mr. Tran has voting control and therefore may be deemed to have indirect beneficial ownership of all or a portion of the securities owned directly by USC. Mr. Tran disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein. Also includes 28,572 shares of common stock issuable upon exercise of stock options exercisable within 60 days of the date of this table at $4.50 per share.

(3)	Includes the following: (i) 9,198 shares of common stock (ii) 33,113 shares of restricted common stock which vest upon uplisting to a national stock exchange, (iii) 3,572 shares of restricted common stock issued in November 2023 which vested on December 31, 2023, (iv) 35,715 shares of common stock issuable upon exercise of stock options exercisable within 60 days of the date of this table at $3.50 per share and (v) 35,715 shares of common stock issuable upon exercise of stock options exercisable within 60 days of the date of this table at $4.20 per share and (vi) 14,286 shares of common stock issuable upon exercise of stock options exercisable within 60 days of the date of this table at $4.50 per share and 70,000 shares of common stock issuable upon exercise of stock options exercisable within 60 days of the date of this table at $4.50 .

(4)	Held by C&C Johnson Holdings over which Mr. Johnson holds voting and dispositive control. Also includes 97,143 shares of common stock issuable upon exercise of stock options exercisable within 60 days of the date of this table at $4.50 per share.

(5)	Includes 15,000 shares of common stock issuable upon exercise of stock options exercisable within 60 days of the date of this table at $4.50 per share.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS SECTION

The following is a description of transactions since January 1, 2022 to which we were a party in which (i) the amount involved exceeded or will exceed the lesser of $120,000 of one percent (1%) of our average total assets at year-end for the last two completed fiscal years and (ii) any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of, or person sharing the household with, any of the foregoing persons, who had or will have a direct or indirect material interest, other than equity and other compensation, termination, change in control and other similar arrangements, which are described under “Executive and Director Compensation.”

Cole Johnson

Cole Johnson, our Co-CEO and President and Member of the Board of Directors, is the principal and sole member of C & C Johnson Holdings, LLC (“C&C”), the holder of approximately 41% of the Company’s outstanding capital stock. Mr Cole is also the principal and sole owner of Energy Independent Partners LLC (“EIP”) and Bridgelink Development LLC (“Bridgelink”).

On April 14, 2024, the Company, Emergen Energy LLC, a Delaware limited liability company (“Emergen”), Bridgelink, C&C and Cole Johnson entered into a Membership Interest Purchase Agreement (the “MIPA”) whereby the Company agreed to issue to Bridgelink, at closing, 1,587,300 shares of the Company’s unregistered common stock in exchange for a 100% ownership interest in Emergen. Following the closing of the MIPA, Mr. Johnson became the President of the Company’s BESS and Solar Divisions and a member of the Board. In addition, Emergen became a wholly-owned subsidiary of the Company with C&C’s ownership interest in the Company being approximately 31.3% based on 5,079,219 shares of the Company’s common stock outstanding after giving effect to the issuance of the shares of Common Stock pursuant to the MIPA.

At closing, the Company and Emergen entered into a Project Management Services Agreement (the “PMSA”) with Energy Independent Partners LLC (“Energy Independent Partners”), an entity owned or controlled by Mr. Johnson. Pursuant to the terms of the PMSA, Energy Independent Partners is obligated to provide the following project management services in connection with the development and operation of each of the Development Projects (collectively, the “Services”): (i) assist as needed with qualifying the Development Projects for financing; (ii) assist as needed with obtaining all permits required for development of the Development Projects which have sufficient rights to use all necessary real property, and for which the applicable draft interconnection agreement has been received for the Development Projects (“RTB Status”); and (iii) if Emergen foregoes the development of a Development Project, Energy Independent Partners will assist the Company as needed with marketing the Development Project to a third party.

Payment for Service. The Issuer agreed to pay Energy Independent Partners the following fees for providing the Services:

BESS Development Fees. In consideration of the provision of the Services related to the BESS Development Projects, and subject to the terms and conditions herein, during the Term, the Company shall pay EIP the following amounts per BESS Development Project: $0.035 per W for each applicable BESS Development Project, subject to such BESS Development Project achieving sufficient project specific equity or debt financing from third parties to fund the payment of the fees (“BESS Development Fees”). Currently, the Company is focusing on developing the BESS projects and the total fees related to all 23 of the BESS projects would be the $0.035 per watt multiplied by the estimated capacity 1.965 GW (1,965,000,000 watts) or approximately $69 million.

Solar Development Fees. In consideration of the provision of the Services related to the Solar Development Projects, and subject to the terms and conditions herein, during the Term, the Company shall pay EIP the following amounts per Solar Development Project: $0.035 per W for each applicable Solar Development Project, subject to such Solar Development Project achieving sufficient project specific equity or debt financing from third parties to fund the payment of the fees (“Solar Development Fees”). The Solar projects still in the Emergen portfolio have an estimated capacity of 1.640 GW and would have Solar Development Fees of approximately $57 million if developed. In the event that all 2.425 GW sold in the Solar Projects Sale were returned Emergen would have additional Solar Development Fees of approximately $85 million if developed.

If any Development Projects pursuant to the Agreement are sold by Emergen to a third-party then EIP would be due the greater of: (i) any unpaid project’s specific BESS Development Fees or Solar Development Fees defined in the PMSA agreement; or (ii) 62.5% of the proceeds less any project specific BESS Development Fees or Solar Development Fees paid previously.

Other Development Fees. For each other renewable energy development asset held by the Company, which are neither BESS Development Projects nor Solar Development Projects, located in the United States in which the Company engages during the term of the PMSA (the “Other Development Projects”), the Company shall pay Energy Independent Partners the higher of either (a) fifty percent (50%) of the gross margin or (b) $0.02 per watt in cash, subject to such Other Development Project achieving RTB Status (the “Other Development Fees”).

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Timing of Payment of Fees

The BESS Development Fees shall be due and payable upon (i) the Company, or any of its Affiliates, receiving project financing directly related to and collateralized by BESS Projects, this specifically excludes any general public or private offerings by the Company not directly related to financing a BESS Project, and (ii) when a BESS Project’s financing funding terms is sufficient to pay the project specific Development Fees. EIP will be paid on the same timing as the funding terms. For example: if the terms for development fees are 50% at acceptance, 40% RTB and 10% at COD then EIP will be paid as the project development fees are funded.

These fees will be recorded as liabilities once the above contingencies and milestones are met, the most important being that of appropriate project financing enabling payment of these fees.

Acceleration of Payment Clause: Within ninety (90) days (i) of the effective date of a Change of Control or (ii) the removal of Cole W. Johnson as an employee or consultant to Emergen and/or the head of the BESS and Solar Division of Bimergen Energy, 62.5% of any remaining BESS and Solare Development Fees shall become due and payable. A “Change of Control” shall be deemed to have occurred if, after the Effective Date, (x) the beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of securities representing more than 50% of the combined voting power of the Company is acquired by any “person” as defined in sections 13(d) and 14(d) of the Exchange Act (other than the Company, any subsidiary of the Company, or any trustee or other fiduciary holding securities under an employee benefit plan of the Company); (y) the merger or consolidation of the Company with or into another corporation where the shareholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, shares representing in the aggregate 50% or more of the combined voting power of the securities of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any) in substantially the same proportion as their ownership of the Company immediately prior to such merger or consolidation; or (z) the sale or other disposition of all or substantially all of the Company’s assets to an entity, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned directly or indirectly by shareholders of the Company, immediately prior to the sale or disposition, in substantially the same proportion as their ownership of the Company immediately prior to such sale or disposition.

If any Development Projects pursuant to the Agreement are sold by Emergen to a third-party then EIP would be due the greater of: (i) any unpaid project’s specific BESS Development Fees or Solar Development Fees defined in Section 2.06; or (ii) 62.5% of the proceeds less any project specific BESS Development Fees or Solar Development Fees paid previously.

The timing and other requirements for the payment of Other Development Fees shall be as agreed in writing by the parties to the PMSA via an addendum to the PMSA prior to the parties undertaking such Other Development Projects.

Subject to the terms and conditions of the PMSA, in addition to the other requirements therein, payment of the BESS Development Fees, the Solar Development Fees and any Other Development Fees is further contingent upon Cole W. Johnson (a) remaining an employee or consultant to Emergen and/or the head of the BESS and Solar Division of the Company and/or (b) as an interest owner in the Energy Independent Partners during the period of time in which the applicable BESS Development Fees, the Solar Development Fees or Other Development Fees are payable. Subject to the foregoing, the BESS Development Fees, the Solar Development Fees or Other Development Fees are payable within ten (10) days of satisfaction of the conditions to payment as discussed above.

Payment for Sale of Development Projects. In the event the Company decides not to proceed with any Development Project(s), the Company may elect to sell such Development Project(s) to one or more third parties. In such event, the Company and Energy Independent Partners agree to a sales price for the applicable Development Project being sold, and provided that the parties to the PMSA agree that any sale agreement for such Development Projects shall provide that the buyer thereof shall remain obligated to pay to Energy Independent Partners the BESS Development Fees and/or the Solar Development Fee(s), as applicable, to the extent not already paid by the Company hereunder, unless otherwise agreed upon by the Company and Energy Independent Partners.

Termination. The PMSA may be terminated at any time prior to the expiration of its term: (a) by the mutual written consent of the parties; (b) by the Company if Energy Independent Partners has violated or breached any of the covenants or agreements of Energy Independent Partners set forth therein, or any of the representations or warranties of Energy Independent Partners set forth in the PMSA has become inaccurate or untrue, which violation, breach, inaccuracy or untruth, if reasonable capable of cure, has not been cured by Energy Independent Partners, within 20 business days after receipt by Energy Independent Partners of written notice thereof from the Company; (c) by Energy Independent Partners if the Company or Emergen has violated or breached any of the covenants or agreements of the Company or Emergen set forth in the PMSA, or any of the representations or warranties of the Company or Emergen set forth in the PMSA has become inaccurate or untrue, which violation, breach, inaccuracy or untruth, if reasonable capable of cure, has not been cured by the Company or Emergen, within 20 business days after receipt by the Company of written notice thereof from Energy Independent Partners; or (d) by any party, if a court of competent jurisdiction or other governmental authority shall have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Combination or the transactions contemplated by the PMSA and such order or action shall have become final and nonappealable. Any of the Parties has a right to seek specific performance of the other parties’ obligations under the PMSA in lieu of its right to terminate the agreement.

Indemnification. Subject to certain limitations provided for in the PMSA, each of the parties to the PMSA mutually agreed to indemnify and hold harmless each other and each of their affiliates and each of their respective members, managers, partners, directors, officers, employees, stockholders, attorneys and agents and permitted assignees to the fullest extent permitted by applicable law, against and in respect of any and all losses incurred or sustained by such party as a result of or in connection with (i) any breach, inaccuracy or nonfulfillment or the alleged breach, inaccuracy or nonfulfillment of any of the representations, warranties, covenants and agreements of the other party contained in the PMSA or in any of the additional agreements or any certificate or other writing delivered pursuant hereto; or (ii) any claim for brokerage commissions in connection with the transactions contemplated hereby as a result of the actions or agreements of the other party or any of their representatives.

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Emergen held certain contractual and other rights to develop a portfolio of battery energy storage system (“BESS”) projects identified in the MIPA with a cumulative storage capacity estimated at 1.965 gigawatts (GW) upon completion of the construction of such project (the “BESS Development Projects”) and rights to develop a portfolio of solar energy development projects with a cumulative capacity estimated at 3.840 GW upon completion of construction of such project (the “Solar Development Projects,” together with the BESS Development Projects, collectively, the “Development Projects”). The Development Projects included no tangible assets, no binding contracts that would create a liability and no binding contracts for revenue generation. The Development Projects were deemed intangible assets and we have recorded the entire value of the 1,587,300 unregistered shares valued at the closing price on April 24, 2024 of $14.00 ($22,222,200).

We are focusing our project financing efforts on our BESS projects. We will be maintaining and moving forward the development status of the Solar projects by managing the various aspects of the project as required with minimal capital requirement. If for any reason a project is not developed or constructed due to lack of funding we will either sell the project in its current development stage, partner with another group on that specific solar project or close down the project if no longer seen to be a viable project.

On May 30, 2024, Emergen entered into a Project Sale Agreement (“Agreement”) with Bridgelink for an estimated 2.425 GW of Emergen’s estimated 3.840 GW of solar energy development projects. Bridgelink has sold these greenfield projects, along with projects in its own portfolio, to an unrelated third party (“Purchaser”) which also executed that agreement on May 30, 2024. The total amount to be received by Emergen for the projects sold to Bridgelink is $19,400,000, provided the projects achieve a Point of Interconnection and subsequently obtain all Necessary Land Rights. Bridgelink retains the option to transfer or return certain or all projects within ten (10) days written notice to Emergen. A deposit from Bridgelink will be received within five business days of the execution of the agreement for $943,500 and Emergen will pay 62.5% ($589,687.50) to Energy Independent Partners LLC, a Delaware limited liability company, (“EIP”) in accordance with the Project Management Services Agreement by and between (i) Bimergen Energy; (ii) Emergen; and (iii) EIP and the remaining 37.5% (353,812.50) of the proceeds shall remain with Emergen. The remaining proceeds of $18,456,500 shall be received within five business days of when Bridgelink receives milestone payments from the Purchaser for these projects. This Agreement is still in effect and there have been no changes to the Agreement. The $943,500 deposit was paid to Emergen in June 2024.

In the event that Purchaser, under the purchase agreement decides to transfer any Project along with its interests to Bridgelink or any creditworthy entity designated by Bridgelink (“Returned Project”), Bridgelink shall provide written notice to Emergen within ten (10) business days of receipt of such notice from the Purchaser and Bridgelink shall convey, transfer, assign, deliver, and contribute over certain rights and interests to the Returned Project to Emergen within ten (10) business days of receipt of such Returned Project, unless otherwise agreed upon by Emergen in writing. For clarity, any creditworthy entity designated by Bridgelink shall be confirmed in writing by Emergen. Bridgelink is to receive payment from the Purchaser no later than March 31 of the year following each calendar year end for any milestones that have been achieved during that calendar year. Emergen is to receive payment within five days from Bridgelink receiving payment from the Purchaser. Effective December 31, 2024, Emergen and Bridgelink amended the Agreement to provide that Bridgelink could only return a Project if it has not yet made a milestone payment to Emergen on prior to the seventh (7th) anniversary of the Effective Date of the Agreement

The Projects sold by Emergen to Bridgelink are in what are termed as “Greenfield Projects.” With respect to each Greenfield Project, Emergen will be paid:

(i) $5,000 per megawatt (in alternating current) measured at the Point of Interconnection after such Greenfield Project has secured all necessary land rights as determined in good faith ($12,125,000 for the estimated 2,425 megawatts sold); and

(ii) $3,000 per megawatt (in alternating current) measured at the Point of Interconnection when the relevant Greenfield Project has achieved ready-to-build (RTB) status as determined in good faith ($7,275,000 for the estimated 2,425 megawatts sold.

There is no specified timeframe for the milestones to be achieved.

The Company received and recorded as a contract liability a $943,500 deposit payment from the Project Sale Agreement with Bridgelink for an estimated 2.425 GW of Emergen’s estimated 3.840 GW of solar energy development projects. The total amount to be received by Emergen for the projects sold to Bridgelink is expected to be $19,400,000 unless certain of the projects are returned without development to the payment milestones. We have paid EIP $250,000 during 2024 related to the $943,500 deposit and owe an additional $339,688 currently recorded in due to related party. EIP will be due 62.5% of the proceeds received related to the Project Sale Agreement. If the remaining $18.5 million is received from the ultimate purchaser via Bridgelink we will owe EIP $11.5 million for their portion per the agreement.

In the third quarter of 2024, the Company paid EIP $250,000 for its portion of the deposit under the Project Sales Agreement.

The Company was given the opportunity to sell 2.425 GW of its newly acquired Solar Development Projects through Bridgelink in May 2024 at the terms offered by the third party purchaser of $0.008 per W. The Company decided to agree to the terms from the third party purchaser given that our focus was on developing the BESS Development Projects. The Project Sale Agreement negotiated has 62.5% of proceeds to EIP ($12 million versus the $85 million if taken to RTB status). This affords the company $7 million positive cashflow if the purchaser develops all projects for $19.4 million.

Between March 3, 2025 and September 30, 2025 the Company entered into sixteen unsecured promissory notes with Energy Independent Partners (“EIP”), an entity controlled by Cole Johnson, the Company’s President and Director, aggregating $825,700 in principal. Each note bears simple interest at 9.5 % per annum, repayable in a single lump sum on December 31, 2025. The proceeds were used to fund near-term working-capital for operating expenses.

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DESCRIPTION OF SECURITIES WE ARE OFFERING

The following descriptions are summaries of the material terms of our amended certificate of incorporation and amended and restated bylaws, and of the DGCL. Because the following is only a summary, it does not contain all of the information that may be important to you. For a complete description, you should refer to our amended certificate of incorporation and amended and restated bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus is part.

Common Stock

Outstanding and Authorized Shares

The Company’s outstanding shares of common stock have a par value of $0.001 per share. The Company’s certificate of Incorporation authorizes 1,000,000,000 shares of Common Stock. As of the date of this prospectus, we had 3,930,906 shares of our Common Stock issued and outstanding of which approximately 1.2 million are in the public float.

Voting

The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of the stockholders. Holders of Common Stock do not have cumulative voting rights. Persons who hold a majority of the outstanding shares of our Common Stock entitled to vote on the election of directors can elect all of the directors who are eligible for election.

Dividends

Holders of our Common Stock are entitled to share equally in dividends, if any, as may be declared from time to time by our Board of Directors.

Liquidation

In the event of liquidation, dissolution, or winding up of our Company, subject to the preferential liquidation rights of any series of preferred stock that we may from time to time designate, the holders of our Common Stock are entitled to share ratably in all of our assets remaining after payment of all liabilities and preferential liquidation rights.

Other Rights and Preferences

Holders of our common stock have no conversion, exchange, sinking fund, redemption, or appraisal rights (other than such as may be determined by the Board of Directors in its sole discretion) and have no preemptive rights to subscribe for any of our securities.

Preferred Stock

We are currently authorized to issue up to 10,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”). As of date of this prospectus, we had no shares of Preferred Stock issued and outstanding. Our Certificate of Incorporation authorizes the issuance of shares of Preferred Stock with designations, rights, and preferences determined from time to time by our Board of Directors. Accordingly, our Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting, or other rights which could adversely affect the voting power or other rights of the stockholders of our common stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying, or preventing a change in control of our company.

Warrants

Warrants to be issued as part of this offering

The following is a brief summary of certain terms and conditions of the Warrants and is subject in all respects to the provisions contained in the Warrants accompanying the common stock offered hereby and the Warrant Agent Agreement. You should review a copy of the form of Warrant and Warrant Agent Agreement for a complete description of the terms and conditions applicable to the Warrants.

Form. The Warrants will be issued in electronic certificated form.

Term. The Warrants will be exercisable on the date of issuance and will expire on the fifth anniversary of the date of issuance.

Exercisability. The Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and payment in full for the number of shares of common stock purchased upon such exercise, except in the case of a cashless exercise as discussed below. The number of shares of common stock issuable upon exercise of the Warrants is subject to adjustment in certain circumstances, including a stock split of, stock dividend on, or a subdivision, combination or recapitalization of the common stock. If we effect a merger, consolidation, sale of substantially all of our assets, or other similar transaction, then, upon any subsequent exercise of a Warrant, the Warrant holder will have the right to receive any shares of the acquiring corporation or other consideration it would have been entitled to receive if it had been a holder of the number of shares of common stock then issuable upon exercise in full of the Warrant.

Exercise Price. The exercise price of the Warrants is $11.875 per share (assuming an offering price of $9.50 for the common share and accompanying Warrant). The exercise price is subject to appropriate adjustment in the event of certain stock splits, stock dividends, recapitalizations or otherwise. Subject to limited exceptions, a holder of Warrants will not have the right to exercise any portion of the Warrant to the extent that, after giving effect to the exercise, the holder, together with its affiliates, and any other person acting as a group together with the holder or any of its affiliates, would beneficially own in excess of 4.99% of the number of shares of common stock outstanding immediately after giving effect to its exercise. The holder, upon notice to the Company, may increase or decrease the beneficial ownership limitation provisions of the Warrant, provided that in no event shall the limitation exceed 9.99% of the number of shares of common stock outstanding immediately after giving effect to the exercise of the Warrant.

Cashless Exercise. If we fail to maintain the effectiveness of the registration statement and current prospectus relating to the common shares issuable upon exercise of the Warrants the holders of the Warrants shall have the right to exercise the Warrants solely via a cashless exercise feature provided for in the Warrants, until such time as there is an effective registration statement and current prospectus. Upon a cashless exercise, the Holder shall be entitled to receive the number of Warrant Shares equal to the quotient obtained by dividing [(A-B) (X)] by (A), where:

(A) =	as applicable: (i) the VWAP on the Trading Day immediately preceding the date of the applicable Notice of Exercise if such Notice of Exercise is (1) both executed and delivered pursuant to Section 2(a) hereof on a day that is not a Trading Day or (2) both executed and delivered pursuant to Section 2(a) hereof on a Trading Day prior to the opening of “regular trading hours” (as defined in Rule 600(b)(64) of Regulation NMS promulgated under the federal securities laws) on such Trading Day, (ii) the VWAP on the Trading Day immediately preceding the date of the applicable Notice of Exercise if such Notice of Exercise is executed during “regular trading hours” on a Trading Day and is delivered within two (2) hours thereafter (including until two (2) hours after the close of “regular trading hours” on a Trading Day) pursuant to Section 2(a) hereof or (iii) the VWAP on the date of the applicable Notice of Exercise if the date of such Notice of Exercise is a Trading Day and such Notice of Exercise is both executed and delivered pursuant to Section 2(a) hereof after the close of “regular trading hours” on such Trading Day;

(B) =	the Exercise Price of this Warrant, as adjusted hereunder; and

(X) =	the number of Warrant Shares that would be issuable upon exercise of this Warrant in accordance with the terms of this Warrant if such exercise were by means of a cash exercise rather than a cashless exercise.

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If Warrant Shares are issued in such a “cashless exercise,” the parties acknowledge and agree that in accordance with Section 3(a)(9) of the Securities Act, the Warrant Shares shall take on the registered characteristics of the Warrants being exercised, and the holding period of the Warrants being exercised may be tacked on to the holding period of the Warrant Shares. The Company agrees not to take any position contrary to this Section 2(c).

Notwithstanding anything herein to the contrary, on the Termination Date, this Warrant shall be automatically exercised via cashless exercise pursuant to this Section 2(c).

The number of common shares issued pursuant to a cashless exercise will be less than if exercised as a cash exercise.

Delivery of shares. We shall deliver the common stock underlying the Warrants to the holders exercising such Warrants by no later than 5:00 P.M. New York City time on the second trading day following the Warrants exercise date, provided the funds in payment of the exercise price for such Warrants have cleared on the trading day following the exercise date.

No Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of the Warrants, and the number of Warrants will be rounded to the nearest whole number.

Transferability. Subject to applicable laws and restrictions, a holder may transfer a Warrant upon surrender of the Warrant to us with a completed and signed assignment in the form attached to the Warrant. The transferring holder will be responsible for any tax that liability that may arise as a result of the transfer.

Authorized Shares. During the period the Warrants are outstanding, we will reserve from our authorized and unissued common stock a sufficient number of shares to provide for the issuance of common stock underlying the warrants upon the exercise of the Warrants.

Exchange Listing. Our common stock is currently traded on the OTC Markets under the symbol “BESS.” We have applied for our common stock to be listed on the NYSE and we expect that our common stock will begin trading on the NYSE immediately following the effective date of the registration statement of which this prospectus forms a part. We have applied to list the Warrants on the NYSE, under the symbol “BESSW.” No assurance can be given that our application will be approved on or prior to the closing of this offering or at all. There is currently no established trading market for the Warrants and no assurance can be given that a trading market will develop for the Warrants. If our application to list the Warrants on the NYSE is rejected, the liquidity of the Warrants will be limited.

Fundamental Transactions. In the event of any fundamental transaction, generally including any merger with or into another entity, sale of all or substantially all of our assets, tender offer or exchange offer, reclassification of our common stock or the consummation of a transaction whereby another entity acquires more than 50% of our outstanding voting power, then the holder shall have the right to receive for each share of common stock that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of shares of common stock of the successor or acquiring corporation and any additional consideration receivable upon or as a result of such transaction by a holder of the number of shares of common stock for which the warrant is exercisable immediately prior to such event.

Right as a Shareholder. Except as otherwise provided in the Warrants or by virtue of such holder’s ownership of our common stock, the holders of the Warrants do not have the rights or privileges of holders of our common stock until they receive the common stock underlying the Warrants.

Waivers and Amendments. Any term of the Warrants issued in the offering may be amended or waived with the written consent of holders of the Warrants. The Warrants will be issued pursuant to a warrant agent agreement by and between us and Vstock Transfer LLC, the warrant agent.

Pre-Funded Warrants to be issued as part of this offering

The following is a brief summary of certain terms and conditions of the Pre-Funded Warrants (“Pre-Funded Warrants”) and is subject in all respects to the provisions contained in the Pre-Funded Common Stock Purchase Warrants. You should review a copy of the form of Pre-Funded Warrant for a complete description of the terms and conditions applicable to the Pre-Funded Warrants.

Form. The Pre-Funded Warrants will be issued in paper form.

Term. The Pre-Funded Warrants will be exercisable on the date of issuance and will not expire.

Exercisability. The Pre-Funded Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice of exercise and payment in full for the number of shares of common stock purchased upon such exercise, except in the case of a cashless exercise as discussed below. The number of shares of Common Stock issuable upon exercise of the Pre-Funded Warrants is subject to adjustment in certain circumstances, including a stock split of, stock dividend on, or a subdivision, combination or recapitalization of, the Common Stock. If we effect a merger, consolidation, sale of substantially all of our assets, or other similar transaction, then, upon any subsequent exercise of a Pre-Funded Warrant, the Pre-Funded Warrant holder will have the right to receive any shares of the acquiring corporation or other consideration it would have been entitled to receive if it had been a holder of the number of shares of Common Stock then issuable upon exercise in full of the Pre-Funded Warrant.

Subject to limited exceptions, a holder of Pre-Funded Warrants will not have the right to exercise any portion of the Pre-Funded Warrant to the extent that, after giving effect to the exercise, the holder, together with its affiliates, and any other person acting as a group together with the holder or any of its affiliates, would beneficially own in excess of 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to its exercise. The holder, upon notice to the Company, may increase or decrease the beneficial ownership limitation provisions of the Pre-Funded Warrant, provided that in no event shall the limitation exceed 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to the exercise of the Pre-Funded Warrant.

Exercise Price. The exercise price of the Pre-Funded Warrants is $0.0001 per share of Common Stock. The exercise price is subject to appropriate adjustment in the event of certain stock splits, stock dividends, recapitalizations or otherwise.

Cashless Exercise. The holders of the Pre-Funded Warrants shall have the right to exercise the Pre-Funded Warrants solely via a cashless exercise feature provided for in the Pre-Funded Warrants. Upon a cashless exercise, the holder would be entitled to receive a number of shares of Common Stock in accordance with certain formula set forth below:

Cashless Exercise. This Pre-Funded Warrant may also be exercised, in whole or in part, at such time by means of a “cashless exercise” in which the Holder shall be entitled to receive a number of Pre-Funded Warrant Shares for the deemed surrender of the Pre-Funded Warrant in whole or in part equal to the quotient obtained by dividing [(A-B) (X)] by (A), where:

(A) = as applicable: (i) the Closing Sale Price of the Common Stock on the Trading Day immediately preceding the date of the applicable Notice of Exercise if such Notice of Exercise is (1) both executed and delivered pursuant to Section 2(a) hereof on a day that is not a Trading Day or (2) both executed and delivered pursuant to Section 2(a) hereof on a Trading Day prior to the opening of “regular trading hours” (as defined in Rule 600(b)(68) of Regulation NMS promulgated under the federal securities laws) on such Trading Day, (ii) at the option of the Holder, either (x) the VWAP on the Trading Day immediately preceding the date of the applicable Notice of Exercise or (y) the Bid Price of the Common Stock as of the time of the Holder’s execution of the applicable Notice of Exercise if such Notice of Exercise is executed during “regular trading hours” on a Trading Day and is delivered within two (2) hours thereafter pursuant to Section 2(a) hereof (including until two (2) hours after the close of “regular trading hours” on a Trading Day), or (iii) the Closing Sale Price of the Common Stock on the date of the applicable Notice of Exercise if the date of such Notice of Exercise is a Trading Day and such Notice of Exercise is both executed and delivered pursuant to Section 2(a) hereof after the close of “regular trading hours” on such Trading Day;

(B) = the Exercise Price of this Pre-Funded Warrant, as adjusted hereunder; and

(X) = the number of Pre-Funded Warrant Shares that would be issuable upon exercise of this Pre-Funded Warrant in accordance with the terms of this Pre-Funded Warrant if such exercise were by means of a cash exercise rather than a cashless exercise.

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The issue price for each such Pre-Funded Warrant Share to be issued pursuant to the cashless exercise of a Pre-Funded Warrant will be equal to (B), as defined above, and the total issue price for the aggregate number of Warrant Shares issued pursuant to the cashless exercise of a Warrant will be deemed paid and satisfied in full by the deemed surrender to the Company of the portion of such Warrant being exercised in accordance with this Section 1(c). Notwithstanding anything herein to the contrary, the Company shall not be required to make any cash payments or net cash settlement to the Holder in lieu of delivery of the Pre-Funded Warrant Shares. If Pre-Funded Warrant Shares are issued in such a cashless exercise, the parties acknowledge and agree that in accordance with Section 3(a)(9) of the Securities Act, the Pre-Funded Warrant Shares shall take on the registered characteristics of the Pre-funded Warrants being exercised. The Company agrees not to take any position contrary to this Section 2(c).

The number of common shares issued pursuant to a cashless exercise will be materially the same if exercised as a cash exercise due to the minimal exercise price of $0.0001 and the requirement for no fractional shares to be rounded to the nearest whole number.

Delivery of shares. We shall deliver the Common Stock underlying the Pre-Funded Warrants to the holders exercising such Pre-Funded Warrants by no later than 5:00 P.M. New York City time on the second trading day following the exercise date of the Pre-Funded Warrants, provided the funds in payment of the exercise price for such Pre-Funded Warrants have cleared on the trading day following the exercise date.

No Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of the Pre-Funded Warrants, and the number of Pre-Funded Warrants will be rounded to the nearest whole number.

Transferability. Subject to applicable laws and restrictions, a holder may transfer a Warrant upon surrender of the Pre-Funded Warrant to us with a completed and signed assignment in the form attached to the Pre-Funded Warrant. The transferring holder will be responsible for any tax that liability that may arise as a result of the transfer.

Authorized Shares. During the period the Pre-Funded Warrants are outstanding, we will reserve from our authorized and unissued common stock a sufficient number of shares to provide for the issuance of common stock underlying the exercise of the Pre-Funded Warrants.

No Market. There is no public trading market for the Pre-Funded Warrants and we do not intend that they will be listed for trading on NYSE or any other securities exchange or market.

Exchange Listing. Our common stock is currently traded on the OTC Markets under the symbol “BESS.” We have applied to have our common stock listed on NYSE. We believe that upon the completion of this offering, we will meet the standards for listing on NYSE, and the closing of this offering is contingent upon such listing.

Fundamental Transactions. In the event of any fundamental transaction, generally including any merger with or into another entity, sale of all or substantially all of our assets, tender offer or exchange offer, reclassification of our common stock or the consummation of a transaction whereby another entity acquires more than 50% of our outstanding voting power, then the holder shall have the right to receive for each share of common stock that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of shares of common stock of the successor or acquiring corporation and any additional consideration receivable upon or as a result of such transaction by a holder of the number of shares of common stock for which the warrant is exercisable immediately prior to such event.

Right as a Shareholder. Except as otherwise provided in the Pre-Funded Warrants or by virtue of such holder’s ownership of our common stock, the holders of the Pre-Funded Warrants do not have the rights or privileges of holders of our common stock until they receive the common stock underlying the Pre-Funded Warrants.

Waivers and Amendments. Any term of the Pre-Funded Warrants issued in the offering may be amended or waived with the written consent of holders of the Pre-Funded Warrants.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our common stock, and we cannot predict what effect, if any, market sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price of our common stock prevailing from time to time. Nevertheless, sales of substantial amounts of our common stock in the public market, or the perception that such sales could occur, could materially and adversely affect the market price of our common stock and could impair our future ability to raise capital through the sale of our equity or equity-related securities at a time and price that we deem appropriate. See “Risk Factors — Risks Related to this Offering and Ownership of Our Common Stock — Future sales, or the perception of future sales, by us or our existing stockholders in the public market following the completion of this offering could cause the market price for our common stock to decline.”

Sale of Restricted Shares

Based on the number of shares of common stock outstanding as of             , 2025, upon the closing of this offering, and assuming no exercise of the underwriters’ option to purchase additional shares of Common Stock, we will have outstanding an aggregate of approximately 5,194,064 shares of our Common Stock.

All of the shares of common stock sold in this offering will be freely tradable unless purchased by our “affiliates” as such term is defined in Rule 144 under the Securities Act or purchased by existing stockholders and their affiliated entities that are subject to lock-up agreements.

All other shares of common stock, upon the completion of this offering, will be “restricted” securities under the meaning of Rule 144 and may not be sold in the absence of registration under the Securities Act, unless an exemption from registration is available, including the exemptions pursuant to Rule 144 and Rule 701 under the Securities Act, or Rule 701.

In addition, an aggregate of 1,414,286 shares of Common Stock issuable upon the exercise of outstanding options with an average exercise price $4.53 per share, up to                shares of Common Stock issuable upon the exercise of the Pre-Funded Warrants offered hereby and up to 100,000 shares of Common Stock issuable upon exercise of warrants to be issued to the underwriter in connection with this offering, will be authorized and reserved for issuance.

The 2,674,235 restricted shares of our Common Stock held by our affiliates will be available for sale in the public 181 days after the date of this prospectus, upon expiration of the lock-up agreements referred to below, subject in some cases to applicable volume, manner of sale and other limitations under Rule 144 and Rule 701.

Rule 144

In general, under Rule 144 as currently in effect, persons who became the beneficial owner of shares of our common stock prior to the completion of this offering may sell their shares upon the earlier of (i) the expiration of a six-month holding period, if we have been subject to the reporting requirements of the Exchange Act for at least 90 days prior to the date of the sale and have filed all reports required thereunder or (ii) the expiration of a one-year holding period.

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At the expiration of the six-month holding period (assuming we have been subject to the reporting requirements of the Exchange Act for at least 90 days and have filed all reports required thereunder), a person who was not one of our affiliates at any time during the three months preceding a sale would be entitled to sell an unlimited number of shares of our common stock, and a person who was one of our affiliates at any time during the three months preceding a sale would be entitled to sell, within any three-month period, a number of shares of our common stock that does not exceed the greater of either of the following:

●	1% of the number of shares of our common stock then outstanding, which will equal approximately 51,211 shares immediately after the completion of this offering; or

●	the average weekly trading volume of our common stock on the NYSE during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

At the expiration of the one-year holding period, a person who was not one of our affiliates at any time during the three months preceding a sale would be entitled to sell an unlimited number of shares of our common stock without restriction. A person who was one of our affiliates at any time during the three months preceding a sale would remain subject to the volume restrictions described above.

Sales under Rule 144 by our affiliates are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

Lock-Up Agreements

We have agreed, subject to certain exceptions and without the approval of the representative of the underwriters, not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any of our securities for a period of 180 days following the closing of this offering. Our directors and executive officers have agreed with the underwriters not to offer for sale, issue, sell, contract to sell, pledge or otherwise dispose of any of our common stock or securities convertible into common stock for a period of six months. Other holders of 5% or greater of our common stock have agreed with the underwriters not to offer for sale, issue, sell, contract to sell, pledge or otherwise dispose of any of our common stock or securities convertible into common stock for a period of three months from the date of this offering. Additionally, we agreed that for a period of 12 months after this offering, we will not directly or indirectly offer to sell, sell, contract to sell, grant any option to sell or otherwise dispose of our shares of Common Stock or any securities convertible into or exercisable or exchangeable for shares of Common Stock in any “at-the-market”, continuous equity or variable rate transaction, without the prior consent of ThinkEquity. See “Underwriting” for additional information.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following discussion is a summary of the material U.S. federal income tax consequences to Non-U.S. Holders (as defined below) of the purchase, ownership, and disposition of our common stock issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local, or non-U.S. tax laws are not discussed. This discussion is based on the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service, or the IRS, in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Non-U.S. Holder of our common stock. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership, and disposition of our common stock.

This discussion is limited to Non-U.S. Holders that hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a Non-U.S. Holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to Non-U.S. Holders subject to special rules, including, without limitation:

● U.S. expatriates and former citizens or long-term residents of the United States;

● persons subject to the alternative minimum tax;

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● persons holding our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction, or other integrated investment;

● banks, insurance companies, and other financial institutions;

● brokers, dealers, or traders in securities;

● “controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

● partnerships, other entities, or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

● tax-exempt organizations or governmental organizations;

● persons deemed to sell our common stock under the constructive sale provisions of the Code;

● persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation;

● tax-qualified retirement plans;

● “qualified foreign pension funds” and entities, all of the interests of which are held by qualified foreign pension funds; and

● persons subject to special tax accounting rules as a result of any item of gross income with respect to our common stock being taken into account in an applicable financial statement.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership, and certain determinations made at the partner level. Accordingly, partnerships (and entities or arrangements treated as partnerships for U.S. federal income tax purposes) holding our common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Definition of a Non-U.S. holder

For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of our common stock that is neither a “U.S. person” nor an entity treated as a partnership for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

●	an individual who is a citizen or resident of the United States;

●	a corporation or entity treated as a corporation that is created or organized under the laws of the United States, any state thereof, or the District of Columbia;

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●	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

●	a trust that (i) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (ii) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Distributions

As described in the section titled “Dividend Policy,” we do not currently intend to pay any cash dividends on our capital stock in the foreseeable future. However, if we make distributions of cash or property on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “— Sale or Other Taxable Disposition.”

Subject to the discussions below on effectively connected income, backup withholding and the Foreign Account Tax Compliance Act, or FATCA, dividends paid to a Non-U.S. Holder of our common stock will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment or fixed base in the United States to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.

Any such effectively connected dividends generally will be subject to U.S. federal income tax on a net income basis at the regular rates. A Non-U.S. Holder that is a corporation also generally will be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on its effectively connected earnings and profits attributable to such dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Sale or Other Taxable Disposition

Subject to the discussions below regarding backup withholding, a Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our common stock unless:

●	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment or fixed base in the United States to which such gain is attributable);

●	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

●	our common stock constitutes a U.S. real property interest, or USRPI, by reason of our status as a U.S. real property holding corporation, or USRPHC, for U.S. federal income tax purposes.

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Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular U.S. federal income rates applicable to U.S. persons. A Non-U.S. Holder that is a corporation also generally will be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on its effectively connected earnings and profits attributable to such gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance we currently are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition by a Non-U.S. Holder of our common stock will not be subject to U.S. federal income tax if our common stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and such Non-U.S. Holder owned, actually and constructively, 5% or less of our common stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder’s holding period. If we are a USRPHC and either our common stock is not regularly traded on an established securities market or a Non-U.S. Holder holds more than 5% of our common stock, actually or constructively, during the applicable testing period, such Non-U.S. Holder will generally be taxed on any gain in the same manner as gain that is effectively connected with the conduct of a U.S. trade or business, except that the branch profits tax generally will not apply.

Non-U.S. Holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Payments of dividends on our common stock will not be subject to backup withholding, provided the holder either certifies its non-U.S. status by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any dividends on our common stock paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our common stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above or the holder otherwise establishes an exemption. Proceeds of a disposition of our common stock conducted through a non-U.S. office of a non-U.S. broker that does not have certain enumerated relationships with the United States generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS also may be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (commonly referred to as FATCA) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on our common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless such Non-U.S. Holder provides a properly completed IRS Form w-8BEN-E or w-8BEN-IMY claiming an exemption from FATCA withholding.

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Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies currently to payments of dividends on our common stock. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of our common stock, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our common stock.

UNDERWRITING

ThinkEquity LLC (“ThinkEquity”) is acting as representative of the underwriters (the “Representative”). Subject to the terms and conditions of an underwriting agreement between us and the Representative, we have agreed to sell to each underwriter named below, and each underwriter named below has severally agreed to purchase, at the public offering price less the underwriting discounts set forth on the cover page of this prospectus, the number of shares of Common Stock and accompanying Warrants or Pre-Funded Warrants and accompanying warrants listed next to its name in the following table:

Name of Underwriter	Number of Shares of Common Stock and accompanying Warrants	Number of Pre-Funded Warrants and Accompanying Warrants
ThinkEquity LLC

Total

The underwriting agreement provides that the obligation of the underwriters to purchase all of the shares of Common Stock and accompanying Warrants or Pre-Funded Warrants being offered to the public is subject to specific conditions, including the absence of any material adverse change in our business or in the financial markets and the receipt of certain legal opinions, certificates and letters from us, our counsel and the independent auditors. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated. Subject to the terms of the underwriting agreement, the underwriters will purchase all of the shares of Common Stock and accompanying Warrants or Pre-Funded Warrants being offered to the public, other than those covered by the over-allotment option described below, if any of these shares of Common Stock and accompanying Warrants or Pre-Funded Warrants are purchased.

The underwriters are offering the shares of Common Stock and accompanying Warrants or Pre-Funded Warrants, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

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Over-Allotment Option

We have granted to the underwriters an option, exercisable no later than 45 calendar days after the date of the underwriting agreement, to purchase, based on the assumed offering price, up to an additional 189,474 shares of Common Stock and/or up to an additional            Pre-Funded Warrants and/or up to 189,474 additional Warrants representing 15% of the warrants sold in the offering, in each case, at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option only to cover over-allotments, if any, made in connection with this offering and may exercise this option to purchase additional shares and/or Pre-Funded Warrants and/or warrants. To the extent the option is exercised and the conditions of the underwriting agreement are satisfied, we will be obligated to sell to the underwriters, and the underwriters will be obligated to purchase, these additional shares of Common Stock and/or Pre-Funded Warrants and/or warrants.

Discounts and Commissions

The following table shows the public offering price, underwriting discount and proceeds, before expenses, to us. The information assumes either no exercise or full exercise by the Representative of the over-allotment option.

	Per Share of Common Stock and accompanying Warrant	Per Pre-Funded Warrant and accompanying Warrant	Total (No Exercise)	Total (Full Exercise)
Public offering price	$	$	$	$
Underwriting discounts and commissions (7.5%)[1]
Proceeds, before expenses, to us	$	$	$	$

1 The underwriting spread for investors in the offering that are introduced by the Company and do not have a prior relationship with the underwriter will be 4.0%.

The underwriters propose to offer the shares of Common Stock and accompanying Warrants or Pre-Funded Warrants offered by us to the public at the public offering price per share of Common Stock and accompanying Warrants or Pre-Funded Warrant set forth on the cover of this prospectus. In addition, the underwriters may offer some of the shares of Common Stock and accompanying Warrants or Pre-Funded Warrants to other securities dealers at such price less a concession of $           per share of Common Stock and accompanying Warrants or Pre-Funded warrant. After the initial offering, the public offering price and concession to dealers may be changed. We have agreed to pay a non-accountable expense allowance to the underwriters equal to 1.0%. of the gross proceeds received at the completion of this offering. We have paid $35,000 to the Representative as an advance to be applied towards reasonable out-of-pocket expenses (the “Advance”). Any portion of the Advance shall be returned back to us to the extent not actually incurred in accordance with Financial Industry Regulation Authority (“FINRA”) Rule 5110(g)(4)(A).

We have agreed to pay the underwriters a cash fee equal to seven and one-half percent (7.5%) of the aggregate gross proceeds from the sale of the Common Stock and accompanying Warrants or Pre-Funded Warrants, provided however, that the discount or spread shall be four percent (4.0%) for any investors initially introduced by us in the offering.

We have agreed to reimburse the Representative for its out-of-pocket accountable expenses, including, among other things, (a) all fees, expenses and disbursements relating to background checks of the Company’s officers, directors and entities up to $5,000; (b) the costs associated with bound volumes of the public offering materials as well as commemorative mementos and lucite tombstones, up to $3,000; (c) the Representative’s legal fees up to $100,000;(d) cost associated with the use of Ipreo’s book building, prospectus tracking and compliance software up to $29,500; (e) the Representative’s actual accountable “road show” expenses up to $10,000; and (f) the Representative’s market making and trading and clearing firm settlement expenses up to $10,000, in connection with the offering, provided that with respect to offering expenses paid by the Representative and for which the Company shall be responsible such reimbursement shall not exceed $157,500. We estimate that the total expenses of the offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding underwriting discounts and commissions, will be approximately $475,000, all of which are payable by us.

Representative’s Warrants

We have agreed to issue to the Representative (or its permitted assignees) warrants to purchase up to a total 5% of the shares of Common Stock and accompanying Warrants or Pre-Funded Warrants sold in the offering (the “Representative’s Warrants”). The Representative’s Warrants will be exercisable at any time and from time to time, in whole or in part, during the four and one-half year period commencing 180 days from the commencement of sales of the securities in the Offering, at a price per share equal to 125.0% of the public offering price per share of Common Stock at the offering. Pursuant to FINRA Rule 5110(g), the Representative’s Warrant and any shares issued upon exercise of the Representative’s Warrants shall not be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of this offering, except the transfer of any security: (i) by operation of law or by reason of our reorganization; (ii) to any FINRA member firm participating in the offering and the officers or partners thereof, if all securities so transferred remain subject to the lock-up restriction set forth above for the remainder of the time period; (iii) if the aggregate amount of our securities held by the underwriter or related persons does not exceed 1% of the securities being offered; (iv) that is beneficially owned on a pro rata basis by all equity owners of an investment fund, provided that no participating member manages or otherwise directs investments by the fund and the participating members in the aggregate do not own more than 10% of the equity in the fund; or (v) the exercise or conversion of any security, if all securities remain subject to the lock-up restriction set forth above for the remainder of the time period.

In addition, the Representative’s Warrants provide for registration rights upon request, in certain cases. The sole demand registration right provided will not be greater than five years from the date of the underwriting agreement in compliance with FINRA Rule 5110(g)(8)(C). The piggyback registration rights provided will not be greater than two years from the initial exercise date of the underwriters warrants in compliance with FINRA Rule 5110(g)(8)(D). We will bear all fees and expenses attendant to registering the securities issuable on exercise of the warrants other than underwriting commissions incurred and payable by the holders. The exercise price and number of shares issuable upon exercise of the Representative’s Warrants may be adjusted in certain circumstances including in the event of a stock dividend or our recapitalization, reorganization, merger or consolidation. However, the warrant exercise price or underlying shares will not be adjusted for issuances of shares of common stock at a price below the warrant exercise price.

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Determination of Offering Price

The offering price has been negotiated between the representatives of the underwriter and us. In determining the offering price of the securities, the following factors were considered:

●	prevailing market conditions;

●	our historical performance and capital structure;

●	estimates of our business potential and earnings prospects;

●	an overall assessment of our management; and

●	the consideration of these factors in relation to market valuation of companies in related businesses.

Listing

Our shares of common stock are traded on the OTC Markets under the symbol “BESS”. We have applied for our Common Stock to be listed on NYSE under the symbol “BESS”. The consummation of this offering is contingent upon the approval of our listing on NYSE. We do not intend to apply to list the Pre-Funded Warrants on any security exchange. We intend to apply to list the Warrants on NYSE. We believe that upon the completion of this offering, we will meet the standards for listing on NYSE, and the closing of this offering is contingent upon such listing.

Lock-Up Agreements

We have agreed that without the approval of the Representative, not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any of our securities for a period of three months following the closing of this offering. Each of our officers, directors and holders of 5% of more of our outstanding Common Stock as of the effective date of this prospectus (and all holders of securities exercisable for or convertible into shares of Common Stock) have agreed to enter into customary “lock-up” agreements in favor of ThinkEquity pursuant to which such persons and entities have agreed, for a period of six months from the effective date of this prospectus in the case of our officers and directors and three months in the case of our other holders of 5% or greater shareholders of our outstanding common stock, that they shall neither offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any securities of the Company without ThinkEquity’s prior written consent, including the issuance of shares of Common Stock upon the exercise of currently outstanding options approved by ThinkEquity.

Additionally, we agreed that for a period of 12 months after this offering, we will not directly or indirectly offer to sell, sell, contract to sell, grant any option to sell or otherwise dispose of our shares of Common Stock or any securities convertible into or exercisable or exchangeable for shares of Common Stock in any “at-the-market”, continuous equity or variable rate transaction, without the prior consent of ThinkEquity.

ThinkEquity may in its sole discretion and at any time without notice release some or all of the shares subject to lock-up agreements prior to the expiration of the lock-up period. When determining whether or not to release shares from the lock-up agreements, the representative will consider, among other factors, the security holder’s reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time.

Right of First Refusal

We have granted the Representative a right of first refusal, for a period of 18 months from the commencement of sales of this offering, to act as sole investment banker, back-runner and/or sole placement agent for any and all future public or private equity offering, including all equity-linked or debt offerings during such eighteen (18) month period of the Company, or any successor to or any subsidiary of the Company. We have agreed not to offer to retain any entity or person in connection with any such offering on terms more favorable than terms on which we offer to retain the Representative. Such offer shall be made in writing in order to be effective. The Representative shall notify us within ten (10) business days of its receipt of the written offer contemplated above as to whether it agrees to accept such retention. If the Representative should decline such retention, we shall have no further obligations to the Representative with respect to the offering for which it has offered to retain the Representative.

Tail

We have also agreed to pay the Representative a tail fee equal to the cash compensation payable to the Representative in this offering, if any investor, who was contacted or introduced to us by the Representative following the termination or expiration of the engagement by the Company prior to Closing, provides us with capital in any public or private equity offering or other financing or capital raising transaction during the twelve (12) month period following expiration or termination of our engagement of the Representative, provided, however, that we have the right to terminate its engagement of the underwriter for cause in compliance with FINRA Rule 5110(g)(5) (B)(i), which termination for cause eliminates the Company’s obligations with respect to the tail.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

73

Price Stabilization, Short Positions, and Penalty Bids

In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, the underwriters may over-allot in connection with this offering by selling more securities than are set forth on the cover page of this prospectus. This creates a short position in our securities for its own account. The short position may be either a covered short position or a naked short position. In a covered short position, the number of securities over-allotted by the underwriters is not greater than the number of securities that they may purchase in the over-allotment option. In a naked short position, the number of securities involved is greater than the number of shares of Common Stock in the over-allotment option. To close out a short position, the underwriters may elect to exercise all or part of the over-allotment option. The underwriters may also elect to stabilize the price of our securities or reduce any short position by bidding for, and purchasing, securities in the open market.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter or dealer repays selling concessions allowed to it for distributing a security in this offering because the underwriter repurchases that security in stabilizing or short covering transactions.

Finally, the underwriters may bid for, and purchase, securities in market making transactions, including “passive” market making transactions as described below.

These activities may stabilize or maintain the market price of our securities at a price that is higher than the price that might otherwise exist in the absence of these activities. The underwriters are not required to engage in these activities, and may discontinue any of these activities at any time without notice.

In connection with this offering, the underwriters and selling group members, if any, or their affiliates may engage in passive market making transactions in our Common Stock immediately prior to the commencement of sales in this offering, in accordance with Rule 103 of Regulation M under the Exchange Act. Rule 103 generally provides that:

●	a passive market maker may not effect transactions or display bids for our securities in excess of the highest independent bid price by persons who are not passive market makers;

●	net purchases by a passive market maker on each day are generally limited to 30% of the passive market maker’s average daily trading volume in our securities during a specified two-month prior period or 200 shares, whichever is greater, and must be discontinued when that limit is reached; and

●	passive market making bids must be identified as such.

Electronic Distribution

A prospectus in electronic format may be made available on a website maintained by the representatives of the underwriters and may also be made available on a website maintained by other underwriters. The underwriters may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives of the underwriters to underwriters that may make Internet distributions on the same basis as other allocations. In connection with the offering, the underwriters or syndicate members may distribute prospectuses electronically. No forms of electronic prospectus other than prospectuses that are printable as Adobe® PDF will be used in connection with this offering.

The underwriters have informed us that they do not expect to confirm sales of shares offered by this prospectus to accounts over which they exercise discretionary authority.

Other than the prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter and should not be relied upon by investors.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

74

LEGAL MATTERS

The validity of the shares of common stock and the warrants offered by this prospectus will be passed upon for us by Lucosky Brookman LLP, Woodbridge, New Jersey. Certain legal matters in connection with the offering will be passed upon for the underwriter by Sichenzia Ross Ference Carmel LLP, New York, New York.

EXPERTS

The financial statements of Bimergen Energy Corporation as of December 31, 2024 and 2023 and for each of the two years in the period ended December 31, 2024 included in this Registration Statement have been so included in reliance on the report of Ramirez Jimenez International CPAs (“RJI”), an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The report on the financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

75

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1, including exhibits and schedules, under the Securities Act that registers the securities covered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all the information contained in the registration statement and the exhibits and schedules filed as part of the registration statement. For further information with respect to us and our securities, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copies of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit.

We file our annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You can read our SEC filings, including the registration statement, at the SEC’s website at www.sec.gov.

The SEC maintains an internet site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

Our website address is www.bimergen.com. The information contained in, and that can be accessed through, our website is not incorporated into and is not part of this prospectus.

76

BIMERGEN ENERGY CORPORATION

INDEX TO FINANCIAL STATEMENTS

Consolidated Financial Statements For the years ended December 31, 2024 and 2023

F-1

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders

Bimergen Energy Corporation

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Bimergen Energy Corporation (“the Company”) as of December 31, 2024 and 2023, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements (collectively referred to as the “consolidated financial statements”).

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the two years then ended December 31, 2024 in conformity with accounting principles generally accepted in the United States of America.

The Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and negative cash flows from operating activities, therefore, the Company has stated that substantial doubt exists about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Report on Revision of Previously Issued Financial Statements

As discussed in Note 2 and Note 13, the consolidated financial statements for the year ended December 31, 2024 have been revised to (i) clarify the Company’s revenue-recognition policy under ASC 606 and (ii) disclose working-capital promissory notes obtained subsequent to December 31, 2024 and prior to May 30, 2025, the date on which the financial statements were originally available to be issued. Our opinion is not modified with respect to these matters.

Basis for Opinion

These consolidated financial statements are the responsibility of the entity’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

F-2

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Accounting for the Acquisition of Emergen and Related Project Management Services Agreement

As described in Note 6 to the consolidated financial statements, in April 2024, the Company completed the acquisition of Emergen Energy LLC (“Emergen”) pursuant to a Membership Interest Purchase Agreement (“MIPA”), and entered into a Project Management Services Agreement (“PMSA”) with Energy Independent Partners LLC (“EIP”), an entity owned by a newly appointed executive of the Company. The acquisition involved the transfer of development-stage renewable energy projects, and the PMSA established a framework for future development fee payments to EIP based on project milestones and third-party financing.

The Company determined that the acquisition of Emergen did not constitute a business under ASC 805 and was accounted for as an asset acquisition. The Company further concluded that the development fee payments under the PMSA did not represent contingent consideration, but rather future compensation for services to be rendered, and were therefore excluded from the purchase price allocation.

We identified the accounting for the acquisition of Emergen and the PMSA as a critical audit matter due to the complex and judgmental nature of evaluating (i) whether the transaction met the definition of a business under ASC 805, (ii) whether the PMSA represented a separate arrangement for future services or was in-substance deferred purchase price (i.e., contingent consideration), and (iii) the implications of the Second Amendment to the PMSA executed in 2025 but made effective as of 2024. These matters required a high degree of auditor judgment and the involvement of professionals with specialized skills and knowledge in technical accounting.

How the Critical Audit Matter Was Addressed in the Audit

Our audit procedures related to the Company’s accounting for the acquisition of Emergen and the PMSA included the following:

●	We obtained and read the MIPA, the PMSA, and subsequent amendments to assess the nature of the rights transferred and the obligations created.
●	We evaluated the Company’s accounting policy for business combinations and asset acquisitions.
●	We assessed the Company’s conclusions regarding whether the development fee arrangements met the definition of contingent consideration under ASC 805 or executory service arrangements under other applicable guidance.
●	We reviewed the legal opinion obtained by the Company regarding the enforceability and retroactive effect of the PMSA amendment, and confirmed the intent of the parties through direct correspondence with the counterparty to the PMSA.
●	We assessed the adequacy of the Company’s related disclosures in the financial statements.

We have served as the Company’s auditor since 2025.

/s/ Ramirez Jimenez International CPAs

Irvine, California

May 30, 2025, except for the matters discussed in Notes 2 and 13, as to which the date is June 24, 2025.

F-3

BIMERGEN ENERGY CORPORATION

CONSOLIDATED BALANCE SHEETS

	December 31,
	2024	2023

ASSETS

Current assets:
Cash and cash equivalents	$156,087	$152,417
Deferred offering costs	222,497	-
Prepaid expenses and other current assets	650,293	11,000

Total current assets	1,028,877	163,417

Intangible assets	22,222,200	-

Total assets	$23,251,077	$163,417

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued liabilities	273,482	35,229
Accounts payable and accrued liabilities – related parties	540,003	-
Deferred revenue	943,500	-

Total current liabilities	1,756,985	35,229

Commitments and Contingencies (See Notes 7 and 12)

Stockholders’ equity
Preferred stock, $0.001 par value, 10,000,000 shares authorized, 0 shares issued and outstanding at December 31, 2024 and December 31, 2023, respectively	-	-

Common stock: $0.001 par value, 1,000,000,000 shares authorized, 5,121,384 and 3,460,459 shares issued and outstanding at December 31, 2024 and December 31, 2023, respectively	5,121	3,460
Additional paid-in capital	26,263,670	2,141,740
Accumulated deficit	(4,774,699)	(2,017,012)

Total stockholders’ equity	21,494,092	128,188

Total liabilities and stockholders’ equity	$23,251,077	$163,417

The accompanying notes are an integral part of the audited consolidated financial statements.

F-4

BIMERGEN ENERGY CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year ended December 31, 2024	For the Year ended December 31, 2023

REVENUE	$-	-

COST OF REVENUE	-	-

GROSS PROFIT	-	-

OPERATING EXPENSES
General & Administrative	2,758,731	927,726
Total Operating Expenses	2,758,731	927,726

LOSS FROM OPERATIONS	(2,758,731)	(927,726)

OTHER INCOME (EXPENSE)
Interest and Other Income	1,044	7,308

Total Other Income (Expense)	1,044	7,308

LOSS BEFORE INCOME TAXES	(2,757,687)	(920,418)

BENEFIT (PROVISION) FOR INCOME TAXES	-	-

NET LOSS	$(2,757,687)	$(920,418)

BASIC AND DILUTED LOSS PER SHARE	$(0.54)	$(0.20)

WEIGHTED AVERAGE SHARES	5,144,443	4,603,066

The accompanying notes are an integral part of the audited consolidated financial statements.

F-5

BIMERGEN ENERGY CORPORATION

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

	Common Stock		Preferred Stock		Additional Paid-In	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity

Balances, December 31, 2022	3,682,185	$3,682	-	$-	$1,292,238	$(1,096,594)	$199,326

Common Stock for Services	11,961	12			58,209		58,221
Stock Option Compensation					348,559		348,559
Restricted Stock Awards	10,715	11			29,989		30,000
Cancelled Stock from SuperGreen	(367,913)	(368)			368		-
Sale of Common Stock	123,512	124			412,376		412,500

Net loss	-	-	-		-	(920,418)	(920,418)

Balances, December 31, 2023	3,460,459	$3,460	-	$-	$2,141,740	$(2,017,012)	$128,188

Common Stock for Services	6,970	7			79,202		79,209
Stock Based Compensation	20,715	21			1,246,161		1,246,182
Sale of Common Stock	64,337	64			575,936		576,000
Common Stock issued for Emergen Energy, LLC	1,587,300	1,587			22,220,613		22,222,200
Cancelled Stock from Litigation Settlement	(18,396)	(18)			18		-

Net loss						(2,757,687)	(2,757,687)

Balances, December 31, 2024	5,121,384	$5,121	-	$-	$26,263,670	$(4,774,699)	$21,494,092

The accompanying notes are an integral part of the audited consolidated financial statements.

F-6

BIMERGEN ENERGY CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	YEAR ENDED DECEMBER 31,
	2024	2023
Cash flows from operating activities:
Net loss	$(2,757,687)	$(920,418)
Adjustments to reconcile net loss to net cash used in operating activities:
Common Stock issued for services	79,209	58,221
Stock Compensation Expense	1,246,182	378,559

Changes in operating assets and liabilities:
Prepaid expenses and other assets	(639,294)	2,000
Deferred revenue	943,500	-
Accounts payable and accrued liabilities	238,254	23,832
Accounts payable and accrued liabilities – Related Parties	540,003	-

Net cash used in operating activities	(349,833)	(457,806)

Cash flows from financing activities:
Cash from Sale of Common Stock, net	576,000	412,500
Deferred Offering Costs	(222,497)	-

Net cash provided by (used in) financing activities	353,503	412,500

Net increase (decrease) in cash and cash equivalents	3,670	(45,306)
Cash and cash equivalents at beginning of period	152,417	197,723

Cash and cash equivalents at end of period	$156,087	$152,417

Supplemental disclosure of non-cash Investing and Financing Activities:
Common Stock cancelled related to litigation settlement agreement – 18,396 Common Shares	18	-
Common Stock issued in exchange for 100% equity interest in Emergen Energy LLC – 1,587,300 Common Shares	22,222,200	-

The accompanying notes are an integral part of the audited consolidated financial statements.

F-7

BIMERGEN ENERGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF BUSINESS AND GOING CONCERN

Bimergen Energy Corporation (the “Company”, “we” or “us”) was incorporated under the laws of Delaware on March 4, 1998. In connection with the Company’s planned expansion of its business following the completion of the acquisition of Bitech Mining Corporation, a Wyoming corporation (“BTM”), it filed a Certificate of Amendment to its Certificate of Incorporation, as amended (the “Certificate of Amendment”) with the Secretary of State of the State of Delaware on April 29, 2022 to change its corporate name to Bitech Technologies Corporation. On January 28, 2025, the Company filed a Certificate of Amendment to its Certificate to Incorporation to: (i) effect a reverse stock split of its common stock, par value $0.001 per share (the “Common Stock”) at a ratio of 1 post-split share for every 140 pre-split shares; and (ii) to change the name of the Company to Bimergen Energy Corporation.

In April 2024, the Company acquired a portfolio of development-stage Battery Energy Storage System (BESS) and solar energy projects from Emergen Energy LLC (“Emergen”). The acquired portfolio includes 23 utility-scale BESS projects with an estimated cumulative storage capacity of 1.965 gigawatts (GW) and 13 utility-scale solar energy projects with an anticipated cumulative generation capacity of 1.640 GW (collectively, the “Development Projects”), subject to completion of development, construction, and interconnection milestones. The Company became the sole project owner upon acquisition.

As of the date of this filing, the Development Projects are in various stages of development and have not yet achieved commercial operation. The Company expects that certain BESS projects may be colocated with solar projects, depending on site configuration and permitting.

Reverse Stock Split

On February 3, 2025, the Company’s shareholders approved and the Company effected a reverse stock split of the shares of common stock at a ratio of 1-for-140 (the “Reverse Stock Split”). The number of authorized shares and par value per share were not adjusted as a result of the Reverse Stock Split. All references to shares, restricted stock awards, and options to purchase common stock, share data, per share data, and related information contained in the financial statements have been retrospectively adjusted to reflect the effect of the Reverse Stock Split for all periods presented.

Going Concern

The Company’s consolidated financial statements are prepared using the generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, the Company has incurred substantial recurring losses from continuing operations, negative cash flows from operations, and is dependent on additional financing to fund operations. We incurred a net loss of approximately $2.8 million and $0.9 million for the years ended December 31, 2024 and 2023. As of December 31, 2024, the Company had cash and cash equivalents of approximately $0.2 million and an accumulated deficit of approximately $4.8 million. These conditions raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date the financial statements are issued. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence. The Company will need additional funding to sustain operations, satisfy existing and future obligations and liabilities, and otherwise support the Company’s operations and business activities and working capital needs. Management’s plans include attempting to secure additional required funding through equity or debt financings if available, seeking to enter into one or more strategic agreements regarding, or sales of development rights. There is no assurance that the Company will be successful in obtaining the necessary funding to sustain its operations or meet its business objectives.

F-8

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Consolidation

The financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). Any references in these notes to applicable guidance is meant to refer to the authoritative GAAP as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Update (“ASU”) of the Financial Accounting Standards Board (“FASB”).

The accompanying consolidated financial statements include the accounts of Bimergen Energy Corporation. and its wholly owned subsidiary, Emergen Energy, LLC. All significant intercompany transactions have been eliminated upon consolidation.

Revenue recognition

Revenue is recognized pursuant to ASC Topic 606, “Revenue from Contracts with Customers” (ASC 606). Accordingly, revenue is recognized at an amount that reflects the consideration to which the Company expects to be entitled in exchange for transferring goods or services to a customer. This principle is applied using the following 5-step process:

1.	Identify the contract with the customer.
2.	Identify the performance obligations in the contract.
3.	Determine the transaction price.
4.	Allocate the transaction price to the performance obligations in the contract.
5.	Recognize revenue when (or as) each performance obligation is satisfied.

We determined the appropriate method by which we recognize revenue by analyzing the nature of the products or services being provided as well as the terms and conditions of contracts or arrangements entered into with its customers. We account for a contract when it has approval and commitment from both parties, the rights of the parties are identified, payment terms are identified, the contract has commercial substance and collectability of consideration is probable. A contract’s transaction price is allocated to each distinct good or service (i.e., performance obligation) identified in the contract and each performance obligation is valued based on its estimated relative standalone selling price.

We recognize the majority of its revenue at a point in time when it satisfies a performance obligation and transfers control of the product to the respective customer. The amount of revenue that is recognized is based on the transaction price, which represents the invoiced amount and includes estimates of variable consideration such as allowances for estimated customer discounts or concessions, where applicable. The amount of variable consideration included in the transaction price may be constrained and is included only to the extent that it is probable that a significant reversal in the amount of the cumulative revenue recognized under the contract will not occur in a future period.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. On an ongoing basis, the Company evaluates its estimates and assumptions, including those related to variable consideration, stock-based compensation, valuation of deferred tax assets and uncertain income tax positions. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the amount reported as revenue and expenses that are not readily apparent from other sources. Actual results may differ materially from those estimates.

Development Project Sale Revenue Recognition

The Company has entered into agreements with third parties for the sale of solar development projects. These agreements may include an upfront, nonrefundable deposit and have milestone-based consideration related to the development of the project by the purchaser.

Under the Purchase and Sale Agreement (“PSA”) with Bridgelink, the Company conveys control of specified solar  project rights to Bridgelink. Because the Company controls these rights before transfer and bears any return risk, it is the principal and records revenue gross for the consideration it expects to receive. Bridgelink acts solely as an intermediary; accordingly, the Company recognizes as revenue only the amounts that become probable of collection, which typically occurs when each project reaches the ready-to-build milestone.

Nonrefundable Upfront Deposits

Upfront deposits are non-contingent and nonrefundable. These amounts are included in the transaction price and recognized as revenue when the related project reaches ready-to-build (“RTB”) status. Control of the related project rights is transferred only when all contractual milestones for RTB (site control and complete queue study, title update, permits and environmental) have been satisfied. Transfer of control is determined based on the satisfaction of the RTB milestone for each project. The Company does not assess whether the contract contains a significant financing component for upfront deposits when the period between the customer’s payment and the transfer of control is expected to be one year or less.

The Company has determined to recognize revenue upon the determination that the RTB milestones have been met per the project sale contract and as non-refundable. The Company will relieve and charge to cost of sales the proportionate allocation of the intangible asset and the accrual of liabilities to EIP will follow the matching principle of expenses recorded related to the timing of the revenues being recorded.

Milestone Payments

Milestone Based Consideration

Milestone payments represent variable consideration and are included in the transaction price when it becomes probable that a significant reversal of revenue will not occur. The Company evaluates each milestone against the probability and measurability criteria under ASC 606 and includes such amounts in revenue only when achievement of the RTB milestone is deemed probable and the related deliverables have been substantially satisfied.

Fair Value of Financial Instruments

Cash, accounts payable, and accounts payable – related parties as reflected in the consolidated financial statements, approximates fair value. Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

F-9

Cash and Cash Equivalents

Cash and cash equivalents consist of liquid investments with original maturities of three months or less. Cash equivalents are stated at cost, which approximates fair value. We maintain cash and cash equivalents in banks which at times may exceed federally insured limits. We have not experienced any losses on these deposits.

Deferred Offering Costs

Deferred offering costs consist of legal, accounting, and underwriter costs incurred through the balance sheet date that are directly related to the offering and that will be charged to shareholders’ equity upon the completion of the offering. As of December 31, 2024 and 2023, the Company had deferred offering costs of $222,497 and $0, respectively.

Intangible Assets

Development rights acquired in the Emergen transaction are classified as indefinite-lived, in-process development intangible assets and are not amortized while the related projects are under development. To the extent that an intangible asset is successfully developed into a revenue-generating asset, it will become a component of property, plant and equipment and will be depreciated based on actual energy produced over the project’s estimated lifetime. To the extent that an intangible asset is not successfully developed into a revenue-generating assets, it will be considered impaired and charged to operations at that time. The estimation of the fair value of the projects requires significant management judgment with respect to revenue and expense growth rates, changes in working capital and the selection and use of an appropriate discount rate. The estimates of the fair value of the projects are based on the best information available as of the date of the assessment. The use of different assumptions would increase or decrease estimated discounted future operating cash flows and could increase or decrease an impairment charge. Company management uses its judgment in assessing whether assets may have become impaired between annual impairment tests. Indicators such as adverse business conditions, economic factors and technological change or competitive activities may signal that an asset has become impaired.

Concentrations of Credit Risk

Cash and cash equivalents are financial instruments that potentially subject the Company to concentrations of credit risk. As of December 31, 2024, the Company also had investments in money market funds, corporate debt obligations and U.S. Treasury bills, which can be subject to certain credit risks. The Company mitigates the risks by investing in high-grade instruments, limiting its exposure to any one issuer and monitoring the ongoing creditworthiness of the financial institutions and issuers. The Company has not experienced any material losses on its financial instruments and has full access to and control over all of its cash and cash equivalents.

F-10

Stock Based Compensation

We account for the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors, including employee stock options, based on estimated fair values. Under authoritative guidance issued by the Financial Accounting Standards Board (“FASB”), companies are required to estimate the fair value or calculated value of share-based payment awards on the date of grant using an option-pricing model. The value of awards that are ultimately expected to vest is recognized as expense over the requisite service periods in our consolidated statements of operations. We use the Black-Scholes Option Pricing Model to determine the fair-value of stock-based awards and the market trading price for any restricted stock awards on the day of grant. We recognized $1,144,182 and $348,559 stock compensation related to stock options for the years ended December 31, 2024 and 2023, respectively. We recognized $102,000 and $30,000 stock compensation related to restricted stock awards for the years ended December 31, 2024 and 2023, respectively.

Income Taxes

The Company accounts for income taxes using the asset and liability method; under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax reporting basis of assets and liabilities and are measured using enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse. Realization of deferred tax assets is dependent upon future earnings, the timing and amount of which are uncertain.

In evaluating the ability to recover its deferred income tax assets, the Company considers all available positive and negative evidence, including its operating results, ongoing tax planning and forecasts of future taxable income on a jurisdiction-by-jurisdiction basis. In the event the Company determines that it would be able to realize its deferred income tax assets in the future in excess of their net recorded amount, it would make an adjustment to the valuation allowance that would reduce the provision for income taxes. Conversely, if all or part of the net deferred tax assets are determined not to be realizable in the future, an adjustment to the valuation allowance would be charged to the provision of income taxes in the period when such determination is made.

Tax benefits related to uncertain tax positions are recognized when it is more likely than not that a tax position will be sustained during an audit. Tax positions that meet the more-likely-than-not threshold are measured at the largest amount of tax benefit that is greater than 50% likely of being realized upon settlement with the taxing authority. Interest and penalties related to unrecognized tax benefits are included within the provision for income tax.

Legal Costs and Contingencies

In the normal course of business, we incur costs to hire and retain external legal counsel to advise us on regulatory, litigation and other matters. We expense these costs as the related services are received.

The Company recognizes a loss contingency when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. If the estimated loss is subject to potential recovery from a third party, we assess the recoverability separately and recognize the amount of recovery only when realization is probable. Loss contingencies that are reasonably possible, but not probable, are disclosed when material.

F-11

Net Loss per Share

Basic and diluted net loss per common share is presented in accordance with ASC Topic 260, “Earnings per Share,” for all periods presented. During the years ended December 31, 2024 and 2023, common stock equivalents from outstanding stock options and warrants have been excluded from the calculation of the diluted loss per share in the consolidated statements of operations, because all such securities were anti-dilutive. The net loss per share is calculated by dividing the net loss by the weighted average number of shares outstanding during the periods. The Company had 219,643 and 123,215 options that were potentially outstanding dilutive securities during the years ended December 31, 2024 and 2023, respectively

Recent Accounting Pronouncements Not Yet Adopted

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. This ASU requires public entities, on an annual basis, to provide disclosure of specific categories in the rate reconciliation, as well as disclosure of income taxes paid disaggregated by jurisdiction. ASU 2023-09 is effective for fiscal years beginning after December 15, 2024, with early adoption permitted. The amendments in this ASU should be applied prospectively; however, retrospective application is also permitted. The Company is currently evaluating the impact from the adoption of this standard on the Company’s financial statements.

In November 2024, the FASB issued ASU No. 2024-03, Income Statement - Reporting Comprehensive Income - Expense Disaggregation (Subtopic 220-40): Disaggregation of Income Statement Expenses. The amendments in ASU 2024-03 require a public business entity to disclose specific information about certain costs and expenses in the notes to its financial statements for interim and annual reporting periods. The objective of the disclosure requirements is to provide disaggregated information about a public business entity’s expenses to help investors (a) better understand the entity’s performance, (b) better assess the entity’s prospects for future cash flows, and (c) compare an entity’s performance over time and with that of other entities. ASU 2024-03 is effective for fiscal years beginning after December 15, 2026, and for interim periods within fiscal years beginning after December 15, 2027, with early adoption permitted. The Company is currently evaluating the impact of the adoption of this standard on its financial statements.

NOTE 3. STOCKHOLDERS’ EQUITY

The total number of authorized shares of our common stock, par value $0.001 per share, was 1,000,000,000 shares. As of December 31, 2024 and 2023, there were 5,121,384 and 3,460,459 common shares issued and outstanding, respectively.

The total number of authorized shares of our preferred stock, par value $0.001 per share, was 10,000,000. There was no preferred stock outstanding as of December 31, 2024 and 2023.

F-12

The Company issued 11,961 unregistered shares of its Common Stock valued at $58,221 during the year ended December 31, 2023 as payment for services provided to the Company.

The Company issued 10,715 of restricted securities awards valued at $30,000 during the year ended December 31, 2023 as payment for director compensation services provided to the Company.

During April, May and June, 2023, the Company sold 80,358 unregistered shares of its Common Stock to six private investors in exchange for $225,000 ($2.80 per share).

During August 2023 the Company sold 4,762 unregistered shares of its Common Stock to one private investor for $20,000 ($4.20 per share)

During October, November, and December 2023 the Company sold 38,393 unregistered shares of its Common Stock to three private investor for $167,500 ($4.20-$5.60 per share)

During the year ended December 31, 2024 the Company sold 64,337 unregistered shares of its Common Stock to eight private investors for an aggregate of $576,000 ($7.00 - $11.20 per share)

NOTE 4. STOCK OPTIONS

As of December 31, 2024 and December 31, 2023, there were 966,072 and 300,000 options outstanding, respectively. The Company does not have an adopted option plan and can issue stock options up to the amount of authorized shares that are not issued and outstanding as of December 31, 2024.

We have granted non-qualified stock options to employees and contractors. All non-qualified options are generally issued with an exercise price no less than the fair value of the common stock on the date of the grant as determined by our Board of Directors. Options typically may be exercised up to ten years following the date of the grant, with vesting schedules determined by us upon grant. Vesting schedules vary by grant, with some fully vesting immediately upon grant to others that ratably vest over a period of time up to five years. Standard vested options may be exercised up to three months following date of termination of the relationship unless alternate terms are specified at grant. The fair values of options are determined using the Black-Scholes option-pricing model. Forfeitures are accounted for as they occur. The estimated fair value of options is recognized as expense on the straight-line basis over the options’ vesting periods. At December 31, 2024, we had approximately $4.6 million unrecognized stock-based compensation related to stock options expected to be recognized over the next 2.2 years on a weighted average.

Stock option transactions during the year ended December 31, 2024 were as follows:

	As of December 31, 2024
	Shares	Weighted- Average Exercise Price

Outstanding at Beginning of Year	300,000	$4.32
Granted	801,429	131.14
Exercised	-	-
Forfeited or Cancelled	(135,357)	54.20
Outstanding and Vested or Expected to Vest at End of Year	966,072	102.75
Options Exercisable at Year-End	219,643	4.90

F-13

The Black-Scholes option pricing model, used to estimate fair value of the option awards, requires the use of the following assumptions:

● Fair value of common stock. The fair value of the common stock is the Company’s closing price per share on the OTC listing at the grant date.

● Expected Term. The expected term of options granted represents the period of time that the options are expected to be outstanding. Due to the lack of historical exercise history, the expected term of the Company’s stock options has been determined by calculating the midpoint of the contractual term of the options and the weighted-average vesting period.

● Expected Volatility. The expected stock price volatility assumption was determined by examining the historical volatilities for industry peers, as the Company did not have any trading history for the common stock. The Company will continue to analyze the historical stock price volatility and expected term assumption as more historical data for the common stock becomes available.

● Risk-Free Interest Rate. The risk-free interest rate assumption is based on the U.S. Treasury instrument whose term was consistent with the expected term of the Company’s stock options.

● Dividends. The Company has not paid any cash dividends on common stock since inception and does not anticipate paying any dividends in the foreseeable future. Consequently, an expected dividend yield of zero was used.

The fair value of options granted was estimated using the Black-Scholes valuation model using the following assumptions for the years ended December 31, 2024 and 2023, respectively:

	Year ended December 31,
	2024	2023
Expected volatility	99%	101%
Expected dividend yield	—%	—%
Expected term (in years)	5.8-6.1	2.9 - 7.5
Risk-free interest rate	3.4% - 4.6%	4.0% - 4.7%

The fair value of options granted was estimated using the Black-Scholes valuation model using the following assumptions for the years ended December 31, 2024 and 2023, respectively:

Information with respect to stock options outstanding and exercisable at December 31, 2024 is as follows:

	Options Outstanding and Vested or Expected to Vest			Options Exercisable
Range of Exercise Prices	Number Outstanding at December 31, 2024	Weighted- Average Remaining Contractual Life	Weighted- Average Exercise Price	Number Exercisable at December 31, 2024	Weighted- Average Remaining Contractual Life
$3.50 - $210.00	966,072	9.0	$102.75	219,643	$8.3

Information with respect to stock options outstanding and exercisable at December 31, 2023 is as follows:

	Options Outstanding
Range of Exercise Prices	Number Outstanding at December 31, 2023	Weighted- Average Remaining Contractual Life	Weighted- Average Exercise Price
$3.50 - $9.80	300,000	8.3	$4.32

Aggregate intrinsic value represents the difference between the fair value of the underlying common stock and the exercise price. The intrinsic value of options outstanding at December 31, 2023 was $1.0 million. The intrinsic value of options outstanding and vested or expected to vest and exercisable at December 31, 2024 was $0 million and $1.0 million, respectively. The weighted-average grant date fair value of options granted for the years ended December 31, 2024 and 2023, was $6.88 and $2.18, respectively. No options were exercised during the year ended December 31, 2024 and 2023.

During preparation of the 2024 financial statements, management discovered two immaterial errors in the 2023 results: (i) stock-based compensation had been understated by $108,725, and (ii) $89,234 of costs originally shown as “common stock issued for services” should have been included in stock-based compensation. The corrections were recorded through a revision rather than a re-issuance of prior statements because the combined effect was not material to any period. After the adjustments, stock-based compensation for 2023 totals $378,559 (previously $269,834), total operating expenses are $927,726 (previously $819,001), and net loss is $920,418 instead of $811,693. Accumulated deficit at 31 December 2023 increases to $2,017,012 (from $1,908,287), and basic and diluted loss per share for 2023 changes from $0.18 to $0.20. The revisions have no impact on net cash used in operating activities; the change simply reclassifies amounts within the operating section of the statement of cash flows. All share and per-share figures give effect to the 1-for-140 reverse stock split completed on 3 February 2025.

NOTE 5. RESTRICTED STOCK AWARDS

Restricted Stock Award transactions during the years ended December 31, 2024 were as follows:

	December 31, 2024
	Shares	Weighted- Average Grant Date Fair Value

Unvested at Beginning of Period	57,027	$39.20
Granted	31,429	9.80
Vested	(7,858)	9.93
Forfeited or Cancelled RSAs	(10,715)	8.40
Unvested at End of Period	69,883	$34.05

At December 31, 2024, we had approximately $2.4 million unrecognized stock-based compensation related to restricted stock awards. The weighted average non-performance based will be recognized over the next 0.6 years.

NOTE 6. ACQUISITION OF EMERGEN ENERGY LLC

On April 24, 2024 (the “Closing”), Bimergen Energy Corp. (the “Company”) acquired 100 % of the membership interests of Emergen Energy LLC (“Emergen”) pursuant to a Membership Interest Purchase Agreement dated April 14, 2024 (as amended on April 24, 2024, the “MIPA”). At Closing the Company issued 1,587,300 unregistered shares of common stock to C & C Johnson Holdings LLC (an entity controlled by Cole Johnson) with a fair value of $22.2 million (based on the $14.00 closing price on April 24, 2024). Emergen became a wholly-owned subsidiary; Mr. Johnson simultaneously became President of the Company’s BESS and Solar divisions and a director of the Company.

Emergen, formed immediately prior to the transaction, held only early-stage renewable-energy development rights and no liabilities or operating activities. Accordingly, management concluded the transaction is an asset acquisition rather than a business combination

At acquisition Emergen’s assets consisted of 1.965GW and 3.840GW of BESS and Solar Projects, respectively. Because the projects lacked substantive process or outputs, the Company recorded the entire $22.2 million purchase price as indefinite-lived intangible assets (“Development Projects”) and allocated the $22.2 million purchase price to the BESS and Solar portfolios based on relative fair values determined from project-level discounted-cash-flow models corroborated by observable market pricing for comparable development assets. The Company allocated $20.0 million and 2.2 million to BESS and Solar Projects respectively as of the acquisition date.

F-14

The following agreements were entered into on the date of Closing as provided for in the MIPA:

On April 24, 2024 the Company and Emergen entered into a PMSA with Energy Independent Partners LLC (“EIP”), an entity controlled by Cole Johnson, under which EIP provides development, permitting, and financing-support services for each project.

On April 24, 2025 the parties executed Amendment No. 2 to the PMSA, stated to be effective June 28, 2024 and governed by Delaware law. Amendment 2 superseded Amendment 1 and eliminated the former Initial-Fee and RTB-Fee construct, replacing it with a single “Development-Fee” model that is payable only when a project secures third-party, project-specific financing. The principal commercial terms now in effect are:

●	BESS projects. For each battery-storage project, the Company will owe EIP a development fee of $0.035 per watt once that specific project secures third-party debt and/or equity financing sufficient to fund the fee. Based on the current BESS portfolio capacity (approximately 1.965 GW), the aggregate exposure, if every project achieves financing, would be about $69 million.
●	Solar projects. For each solar-power project, the same rate—$0.035 per watt—applies, again only after project-specific financing is in place. Given the remaining solar capacity in the Emergen portfolio (roughly 1.640 GW), the maximum potential fees total approximately $57 million.
●	Other renewable projects. For any future development projects that are neither BESS nor solar, the fee is the greater of (i) 50 percent of gross margin or (ii) $0.02 per watt, payable once the project reaches ready-to-build (RTB) status. Because the Company has no such projects in its pipeline today, no aggregate cap is presently estimable.

Based on portfolio capacities; actual fees depend on future financings and may not be incurred.

●	Sale-of-Project Clause – If a project is sold, EIP is entitled to the greater of unpaid Development Fees or 62.5 % of net sale proceeds.
●	Acceleration Clause – 62.5 % of unpaid fees accelerate within 90 days of (i) a change in control of the Company or (ii) removal of Mr. Johnson from his role.
●	Termination & Indemnification – The PMSA may be terminated by mutual consent or for cause; customary indemnities apply.

Because payment is contingent on future project-financing milestones, no PMSA liabilities have been recognized as of December 31, 2024.

NOTE 7. SOLAR PROJECTS SALE

On May 30, 2024 Emergen Energy LLC (“Emergen”) entered into a Project Sale Agreement (“PSA”) with Bridgelink Development, LLC (“Bridgelink”) covering 12 green-field solar projects totaling 2.425 GW (the “Greenfield Projects”). Bridgelink simultaneously resold the projects to an unrelated third-party purchaser (“Purchaser”). The Purchaser has the right but not the obligation to return any or all of these Greenfield Projects before and after it has made milestone payments. The Purchaser has no economic incentive to return projects that it choses not to move forward on per the agreement nor does the company have any obligation to take these back with any liabilities or refunds of milestone payments. The locations have been identified in the Solar Development Projects even though not secured. The Company would not be able to develop at these locations until accepting the return of the Solar Development Projects.

Total consideration payable to Emergen is $19.4 million, comprising:

●	a non-refundable deposit of $0.9 million received in June 2024; and
●	$18.5 million in milestone payments—$5,000 per MW upon securing necessary land rights and $3,000 per MW upon the project reaching ready-to-build (“RTB”) status. There is no specified timetable for milestone achievement.

The deposit is recorded as contract liability (deferred revenue). Revenue (and related cost) will be recognized at a point in time when the relevant milestones are achieved by the purchaser, which management expects within twelve months of year-end. No milestone revenue was recognized in 2024 because the required conditions were not met.

Under the Project Management Services Agreement (“PMSA”), Emergen remits 62.5 % of amounts received to Energy Independent Partners LLC (“EIP”), an entity controlled by Cole Johnson, and retains 37.5%. Accordingly, $0.6 million of the June 2024 deposit was paid to EIP and capitalized to project-related intangible assets; the remaining $0.4 million remains deferred. Additional EIP payments will be recorded only when Bridgelink remits milestone proceeds. Bridgelink may return a project, without refund, only if no milestone payment has yet been made and the return occurs within seven years of the PSA’s effective date. A December 31, 2024 amendment clarified that all funds paid to Emergen are non-refundable and limited the return option as noted above; all other material terms remain unchanged.

The Purchaser provides a quarterly status report for each of the twelve projects. Because any return would forfeit the Purchaser’s sunk costs and non-refundable deposit, management considers a return economically unlikely. Revenue—and the related 62.5 % share payable to EIP—will be recognized only when the milestones are achieved and the milestone payment becomes payable, in accordance with ASC 606-10-32-11.

F-15

NOTE 8. RELATED PARTY TRANSACTIONS

All transactions described in Notes to the Financial Statements 6 and 7 were transacted with a now related party, Cole Johnson, President and Director, as of the April 24, 2024 acquisition of Emergen Energy, LLC. All negotiations related to these transactions were prior to Cole Johnson being a related party to Bimergen.

NOTE 9 INCOME TAX

U.S. Federal Corporate Income Tax

The Company’s effective income tax rate differs from the amount computed by applying the federal statutory income tax rate to loss before income taxes as follows:

	December 31, 2024	December 31, 2023
Income tax benefit at federal statutory rate	(21.0)%	(21.0)%
State income tax benefit, net of federal benefit	(8.8)%	(8.8)%
Change in valuation allowance	29.8%	29.8%
Income taxes at effective rate	-%	-%

F-16

Temporary differences between financial statement carrying amounts and the tax basis of assets and liabilities and tax credit and operating loss carryforward that create deferred tax assets and liabilities are as follows:

	2024	2023
Tax Operating Loss Carryforward - USA	$2,800,000	$1,569,000
Other	-	-
Valuation Allowance - USA	(2,800,000)	(1,569,000)
Deferred Tax Assets, Net	$-	$-

A valuation allowance is required to be established when it is more likely than not that all or a portion of a deferred tax asset will not be realized. Realization of deferred tax assets is dependent upon future earnings, the timing and amount of which are uncertain. The Company has reviewed its positive and negative evidence and has concluded that it is more likely than not that the net deferred tax assets will not be realized due to the cumulative losses incurred since inception; therefore, the Company continues to maintain a valuation allowance. The valuation allowance increased by $1.2 million and $0.5 million during the years ended December 31, 2024 and 2023, respectively.

Pursuant to the Internal Revenue Code of 1986, as amended (“IRC”), specifically Sections 382 and 383, the Company’s ability to use tax attribute carryforwards to offset future taxable income is limited if the Company experiences a cumulative change in ownership of more than 50% within a three-year testing period. The Company has not completed an ownership change analysis pursuant to IRC Section 382 therefore the ability to offset taxable income in the future may be impacted by ownership changes occurring prior to December 31, 2024. If ownership changes within the meaning of IRC Section 382 occur in the future, the amount of remaining tax attribute carryforwards available to offset future taxable income and income tax expense in future years may be significantly restricted or eliminated. Further, the Company’s deferred tax assets associated with such tax attributes could be significantly reduced or eliminated upon realization of an ownership change within the meaning of IRC Section 382. If eliminated, the related asset would be removed from the deferred tax asset schedule, with a corresponding reduction in the valuation allowance. Additionally, limitations on the utilization of the Company’s tax attribute carryforwards can increase the amount of taxable income and current income tax expense recognized. Due to the existence of the valuation allowance, ownership change limitations that are not significant may not impact the Company’s effective tax rate.

As of December 31, 2024, we had federal net operating loss carryforwards for income tax purposes of approximately $2.8 million which expire after twenty years from when it occurred beginning in 2021. We also have California net operating loss carryforwards for income tax purposes of approximately $2.8 million which expire after twenty years from when it occurred beginning in 2021.

NOTE 11 SEGMENT INFORMATION

The Company operates and manages its business as one reportable operating segment. The Company’s CODM, the Chief Executive Officer, reviews internal financial information presented and decides how to allocate resources based on net income (loss). Net income (loss) is used for evaluating financial performance.

Significant segment expenses include salaries and payroll, legal fees, stock based compensation, audit costs, contract services, rent, and other administrative expenses. The measurement of segment assets is reported on the consolidated balance sheets as total assets. The following table presents the significant segment expenses and other segment items regularly reviewed by our CODM.

	For the Year Ended December 31, 2024	For the Year Ended December 31, 2023
Revenues	$-	$-
Cost of Goods Sold	-	-
Gross Profit	-	-

Operating Expenses
Salaries and Payroll Expenses	459,580	152,700
Legal Fees	278,248	193,945
Stock-based compensation	1,246,182	378,559
Audit Costs	48,730	42,500
Contract Services	401,166	-
Rent	19,261	17,186
Other operating expenses	305,564	142,836
Total Operating Expenses	2,758,731	927,726
Loss (Income) from Operations	(2,758,731)	(927,726)
Interest Income and Other (Expenses), net	1,044	7,308
Net loss before Income Tax	$(2,757,687)	$(920,418)

F-17

NOTE 12 COMMITMENTS AND CONTINGENCIES

The Company is subject to various claims, legal actions, and regulatory proceedings arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate resolution of these matters is not expected to have a material adverse effect on the Company’s financial position, results of operations, or cash flows.

NOTE 13. SUBSEQUENT EVENTS

Management evaluated events occurring after December 31, 2024 through May 30, 2025, the date on which these consolidated financial statements were available to be issued. In connection with the filing of Amendment No.6,  the Company’s Registration Statement on Form S-1, management evaluated subsequent events related solely to the matters described in Notes 2 and Note 13 through June 24, 2025. The Company determined that the following reportable subsequent events occurred; no other events requiring adjustment to or additional disclosure were identified.

Reverse Stock Split and Name Change

On January 28, 2025 the Company filed a Certificate of Amendment to its Certificate of Incorporation to (i) effect a 1-for-140 reverse stock split of its common stock, par value $0.001 per share, and (ii) change the corporate name to Bimergen Energy Corporation. The reverse stock split became effective on February 3, 2025.

RelyEZ Joint-Venture Agreement

On April 20, 2025 the Company’s wholly owned subsidiary, Emergen Energy, LLC, executed a definitive agreement with RelyEZ Energy Group to form a joint venture to develop, construct, and operate up to 2 GW of utility-scale battery-energy-storage projects (2- to 4-hour BESS) in the United States through 2027.

Capital commitments. RelyEZ has committed up to $50 million, including an initial $10 million funding within 10 days of closing. The Company will contribute up to $12.5 million on a pro-rata basis after the first $10 million from RelyEZ.

Ownership and economics. Until project refinancing, each project SPV will be owned 80 % by RelyEZ and 20 % by Emergen. After refinancing, the Company may repurchase RelyEZ’s interest at cost plus a 12 % annual return.

Status of accounting evaluation. This agreement was executed after December 31, 2024; therefore, no amounts related to the joint venture are reflected in the accompanying 2024 financial statements.

Related-Party Working-Capital Loans

Between March 3, 2025 and May 30, 2025 the Company entered into six unsecured promissory notes with Energy Independent Partners (“EIP”), an entity controlled by Cole Johnson, the Company’s President and Director, aggregating $337,000 in principal. Each note bears simple interest at 9.5 % per annum, repayable in a single lump sum on December 31, 2025. The proceeds were used to fund near-term working-capital for operating expenses.

F-18

F-19

BIMERGEN ENERGY CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	September 30, 2025	December 31, 2024

ASSETS

Current assets:
Cash and cash equivalents	$74,087	$156,087
Deferred offering costs	343,506	222,497
Prepaid expense	589,688	650,293

Total current assets	1,007,281	1,028,877

Intangible assets	22,222,200	22,222,200

Total assets	$23,229,481	$23,251,077

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued liabilities	468,131	273,482
Accounts payable and accrued liabilities – related parties	1,102,978	540,003
Short Term Loans due to Related Parties	825,700	-
Deferred revenue	943,500	943,500

Total current liabilities	3,340,309	1,756,985

Commitments and Contingencies (Note 10)

Stockholders’ equity
Preferred stock, $0.001 par value, 10,000,000 shares authorized, 0 shares issued and outstanding at September 30, 2025 and December 31, 2024, respectively	-	-

Common stock: $0.001 par value, 1,000,000,000 shares authorized, 3,857,906 and 5,121,384 shares issued and outstanding at September 30, 2025 and December 31, 2024, respectively	3,858	5,121
Additional paid-in capital	28,134,544	26,263,670
Accumulated deficit	(8,249,230)	(4,774,699)

Total stockholders’ equity	19,889,172	21,494,092

Total liabilities and stockholders’ equity	$23,229,481	$23,251,077

The accompanying notes are an integral part of the condensed consolidated financial statements.

F-20

BIMERGEN ENERGY CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended September 30, 2025	For the Three Months Ended September 30, 2024	For the Nine Months Ended September 30, 2025	For the Nine Months Ended September 30, 2024

REVENUE	$-	$-	$-	$-

COST OF REVENUE	-	-	-	-

GROSS PROFIT	-	-	-	-

OPERATING EXPENSES
General & Administrative	1,780,235	811,752	3,453,341	1,948,487
Total Operating Expenses	1,780,235	811,752	3,453,341	1,948,487

LOSS FROM OPERATIONS	(1,780,235)	(811,752)	(3,453,341)	(1,948,487)

OTHER INCOME (EXPENSE)
Other Income (Expense)	-	-	300	328
Interest Expense	(15,243)	-	(21,490)	-

Total Other Income (Expense)	(15,243)	-	(21,190)	328

LOSS BEFORE INCOME TAXES	(1,795,478)	(811,752)	(3,474,531)	(1,948,159)

BENEFIT (PROVISION) FOR INCOME TAXES	-	-	-	-

NET LOSS	$(1,795,478)	$(811,752)	$(3,474,531)	$(1,948,159)

BASIC AND DILUTED LOSS PER SHARE	$(0.47)	$(0.16)	$(0.74)	$(0.44)

WEIGHTED AVERAGE SHARES	3,857,906	5,121,406	4,677,754	4,426,996

The accompanying notes are an integral part of the condensed consolidated financial statements.

F-21

BIMERGEN ENERGY CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(Unaudited)

	Common Stock		Preferred Stock		Additional Paid-In	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity

Balances, December 31, 2023	3,460,459	$3,460	-	$-	$2,141,740	$(2,017,012)	$128,188

Common Stock for Services	1,767	2	-	-	23,497	-	23,499
Stock Option Compensation				-	64,300	-	64,300
Restricted Stock Awards	3,572	3	-	-	29,997	-	30,000
Sale of Common Stock	26,123	26	-	-	255,974	-	256,000

Net loss	-	-	-	-	-	(313,507)	(313,507)

Balances, March 31, 2024	3,491,921	$3,491	-	$-	$2,515,508	$(2,330,519)	$188,480

Common Stock for Services	2,015	2	-	-	24,896	-	24,898
Stock Option Compensation			-	-	493,780	-	493,780
Restricted Stock Awards	10,714	11	-	-	(11)	-	-
Sale of Common Stock	12,500	13	-	-	139,987	-	140,000
Common Stock issued for the acquisition of Emergen Energy, LLC	1,587,300	1,587	-	-	22,220,613	-	22,222,200
Net loss	-	-	-	-	-	(822,900)	(822,900)

Balances, June 30, 2024	5,104,450	$5,104	-	$-	$25,394,773	$(3,153,419)	$22,246,458

Common Stock for Services	1,889	2	-	-	17,926	-	17,928
Stock Option Compensation	-	-	-	-	339,881	-	339,881
Restricted Stock Awards	17,143	17	-	-	(17)	-	-
Net loss	-	-	-	-	-	(811,752)	(811,752)

Balances, September 30, 2024	5,123,482	$5,123	-	$-	$25,752,563	$(3,965,171)	$21,792,515

Balances, December 31, 2024	5,121,384	$5,121	-	$-	$26,263,670	$(4,774,699)	$21,494,092

Common Stock for Services	18,320	18	-	-	115,562	-	115,580
Stock Based Compensation	-	-	-	-	313,000	-	313,000

Net loss	-	-	-	-	-	(857,644)	(857,644)

Balances, March 31, 2025	5,139,704	$5,139	-	$-	$26,692,232	$(5,632,343)	$21,065,028

Common Stock for Services	296	1	-	-	2030	-	2,031
Common Stock related to Reverse Split Fractional Shares	5,600	6	-	-	(6)	-	-
Common stock shares cancelled related to the resolution of litigation	(1,287,694)	(1,288)	-	-	1,288	-	-
Stock Based Compensation	-	-	-	-	289,000	-	289,000

Net loss	-	-	-	-	-	(821,409)	(821,409)

Balances, June 30, 2025	3,857,906	$3,858	-	$-	$26,984,544	$(6,453,752)	$20,534,650

Stock Based Compensation	-	-	-	-	1,150,000	-	1,150,000

Net loss	-	-	-	-	-	(1,795,478)	(1,795,478)

Balances, September 30, 2025	3,857,906	$3,858	-	$-	$28,134,544	$(8,249,230)	$19,889,172

The accompanying notes are an integral part of the condensed consolidated financial statements.

F-22

BIMERGEN ENERGY CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	FOR THE NINE MONTHS ENDED SEPTEMBER 30,
	2025	2024
Cash flows from operating activities:
Net loss	$(3,474,531)	$(1,948,159)
Adjustments to reconcile net loss to net cash used in operating activities:
Common Stock issued for services	117,611	66,325
Stock Compensation Expense	1,752,000	927,961

Changes in operating assets and liabilities:
Prepaid expenses and other assets	60,606	(249,000)
Accounts payable and accrued liabilities	194,649	176,267
Accounts payable and accrued liabilities – Related Parties	562,975	-
Deferred revenue	-	943,500

Net cash used in operating activities	(786,690)	(83,106)

Cash flows from financing activities:
Cash from Sale of Common Stock, net	-	396,000
Proceeds from Short term Loan – Related Parties	825,700	-
Deferred Offering Costs	(121,010)	(166,806)

Net cash provided by financing activities	704,690	229,194

Net (decrease) increase in cash and cash equivalents	(82,000)	146,088
Cash and cash equivalents at beginning of period	156,087	152,417

Cash and cash equivalents at end of period	$74,087	$298,505

Supplementary disclosure of non-cash investing and financing activities:
Common Stock cancelled related to litigation resolutions – 1,287,694	-	-
Common Stock issued in exchange for 100% equity interest in Emergen Energy LLC – 222,222,000 Common Shares	$-	$22,222,200

The accompanying notes are an integral part of the condensed consolidated financial statements.

F-23

BIMERGEN ENERGY CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 1. DESCRIPTION OF BUSINESS AND GOING CONCERN

Bimergen Energy Corporation (the “Company”, “we” or “us”) was incorporated under the laws of Delaware on March 4, 1998. In connection with the Company’s planned expansion of its business following the completion of the acquisition of Bitech Mining Corporation, a Wyoming corporation (“BTM”), it filed a Certificate of Amendment to its Certificate of Incorporation, as amended (the “Certificate of Amendment”) with the Secretary of State of the State of Delaware on April 29, 2022 to change its corporate name to Bitech Technologies Corporation. On January 28, 2025, the Company filed a Certificate of Amendment to its Certificate to Incorporation to: (i) effect a reverse stock split of its common stock, par value $0.001 per share (the “Common Stock”) at a ratio of 1 post-split share for every 140 pre-split shares; and (ii) to change the name of the Company to Bimergen Energy Corporation.

In April 2024, the Company acquired a portfolio of development-stage Battery Energy Storage System (BESS) and solar energy projects from Emergen Energy LLC (“Emergen”). The acquired portfolio includes 23 utility-scale BESS projects with an estimated cumulative storage capacity of 1.965 gigawatts (GW) and 13 utility-scale solar energy projects with an anticipated cumulative generation capacity of 1.640 GW (collectively, the “Development Projects”), subject to completion of development, construction, and interconnection milestones. The Company became the sole project owner upon acquisition.

As of the date of this filing, the Development Projects are in various stages of development and have not yet achieved commercial operation. The Company expects that certain BESS projects may be collocated with solar projects, depending on site configuration and permitting.

Reverse Stock Split

On February 3, 2025, the Company’s shareholders approved and the Company effected a reverse stock split of the shares of common stock at a ratio of 1-for-140 (the “Reverse Stock Split”). The number of authorized shares and par value per share were not adjusted as a result of the Reverse Stock Split. All references to shares, restricted stock awards, and options to purchase common stock, share data, per share data, and related information contained in the financial statements have been retrospectively adjusted to reflect the effect of the Reverse Stock Split for all periods presented.

Going Concern

The Company’s consolidated financial statements are prepared using the generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, the Company has incurred substantial recurring losses from continuing operations, negative cash flows from operations, and is dependent on additional financing to fund operations. We incurred a net loss of approximately $3.5 million and $1.9 million for the nine months ended September 30, 2025 and 2024. As of September 30, 2025, the Company had cash and cash equivalents of approximately $0.07 million and an accumulated deficit of approximately $8.2 million. These conditions raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date the financial statements are issued. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence. The Company will need additional funding to sustain operations, satisfy existing and future obligations and liabilities, and otherwise support the Company’s operations and business activities and working capital needs. Management’s plans include attempting to secure additional required funding through equity or debt financings if available, seeking to enter into one or more strategic agreements regarding, or sales of development rights. There is no assurance that the Company will be successful in obtaining the necessary funding to sustain its operations or meet its business objectives.

F-24

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Consolidation

The accompanying condensed consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) and the requirements of the Securities and Exchange Commission (the “SEC”) for interim reporting. As permitted under those rules, certain footnotes or other financial information that are normally required by U.S. GAAP can be condensed or omitted. These condensed financial statements have been prepared on the same basis as the annual financial statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on May 30, 2025.

In the opinion of the Company’s management, the information in these condensed financial statements reflects all adjustments, all of which are of a normal and recurring nature necessary for a fair statement of the financial position and results of operations for the reported interim periods. The Company considers events or transactions that occur after the balance sheet date but before the financial statements are issued to provide additional evidence relative to certain estimates or to identify matters that require additional disclosure. The results of operations for interim periods are not necessarily indicative of results to be expected for the full year or any other interim period.

Any reference in these notes to applicable guidance is meant to refer to the authoritative U.S. GAAP as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Updates (“ASU”) of the Financial Accounting Standards Board (“FASB”).

The unaudited consolidated financial statements represent the consolidation of the accounts of the Company, its subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. On an ongoing basis, the Company evaluates its estimates and assumptions, including those related to variable consideration and stock based compensation. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the amount reported as revenue and expenses that are not readily apparent from other sources. Actual results may differ materially from those estimates.

Significant Accounting Policies

There have been no material changes to the accounting policies discussed in Note 2 to the financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on May 30, 2025.

F-25

Recent Accounting Pronouncements Not Yet Adopted

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. This ASU requires public entities, on an annual basis, to provide disclosure of specific categories in the rate reconciliation, as well as disclosure of income taxes paid disaggregated by jurisdiction. ASU 2023-09 is effective for fiscal years beginning after December 15, 2024, with early adoption permitted. The amendments in this ASU should be applied prospectively; however, retrospective application is also permitted. The Company is currently evaluating the impact from the adoption of this standard on the Company’s financial statements.

In November 2024, the FASB issued ASU No. 2024-03, Income Statement - Reporting Comprehensive Income - Expense Disaggregation (Subtopic 220-40): Disaggregation of Income Statement Expenses. The amendments in ASU 2024-03 require a public business entity to disclose specific information about certain costs and expenses in the notes to its financial statements for interim and annual reporting periods. The objective of the disclosure requirements is to provide disaggregated information about a public business entity’s expenses to help investors (a) better understand the entity’s performance, (b) better assess the entity’s prospects for future cash flows, and (c) compare an entity’s performance over time and with that of other entities. ASU 2024-03 is effective for fiscal years beginning after December 15, 2026, and for interim periods within fiscal years beginning after December 15, 2027, with early adoption permitted. The Company is currently evaluating the impact of the adoption of this standard on its financial statements.

NOTE 3. STOCKHOLDERS’ EQUITY

The total number of authorized shares of our common stock, par value $0.001 per share, was 1,000,000,000 shares. As of September 30, 2025 and December 31, 2024, there were 3,857,906 and 5,121,384 common shares issued and outstanding, respectively.

The total number of authorized shares of our preferred stock, par value $0.001 per share, was 10,000,000. There was no preferred stock outstanding as of September 30, 2025 and December 31, 2024.

F-26

During the year ended December 31, 2024 the Company sold 64,337 unregistered shares of its Common Stock to eight private investors for an aggregate of $576,000 ($7.00 - $11.20 per share)

The Company issued 18,616 shares of unregistered shares of its Common Stock for services valued at $117,611 for the nine months ended September 30, 2025.

NOTE 4. STOCK OPTIONS

As of September 30, 2025 there were 1,414,286 options outstanding. The Company does not have an adopted option plan and can issue stock options up to the amount of authorized shares that are not issued and outstanding as of September 30, 2025.

We have granted non-qualified stock options to employees and contractors. All non-qualified options are generally issued with an exercise price no less than the fair value of the common stock on the date of the grant as determined by our Board of Directors. Options typically may be exercised up to ten years following the date of the grant, with vesting schedules determined by us upon grant. Vesting schedules vary by grant, with some fully vesting immediately upon grant to others that ratably vest over a period of time up to five years. Standard vested options may be exercised up to three months following date of termination of the relationship unless alternate terms are specified at grant. The fair values of options are determined using the Black-Scholes option-pricing model. Forfeitures are accounted for as they occur. The estimated fair value of options is recognized as expense on the straight-line basis over the options’ vesting periods. At September 30, 2025, we had approximately $2.1 million unrecognized stock-based compensation related to stock options expected to be recognized over the next 3.0 years on a weighted average.

Stock option transactions during the period ended September 30, 2025 were as follows:

	Shares	Weighted- Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in thousands)

Outstanding at December 31, 2024	966,072	$102.75	9.0	$-
Options Granted	450,000	4.50
Options Exercised	-	-
Repriced legacy Options (modification)	(700,000)	140.00
Reissued legacy options (repriced)	700,000	4.50	8.5
Options Forfeited or Cancelled	(1,786)	14.70
Options Expired	-	-
Outstanding and Vested or Expected to Vest at September 30, 2025	1,414,286	4.53	8.8	-
Options Exercisable at September 30, 2025	526,429	4.59	8.4	$-

F-27

On August 26, 2025, the Company repriced 700,000 outstanding stock options originally granted in prior periods from a weighted-average exercise price of $ 140.00 to $ 4.50 per share. The modification was accounted for in accordance with ASC 718. The incremental fair value of the modified awards, measured on the modification date, was approximately $1,518,000, of which $318,000 related to vested awards was recognized immediately and the remainder will be recognized prospectively over the remaining vesting periods.

No options were exercised during the period ended September 30, 2025.

We recognized stock compensation of $1,680,000 and $849,961 related to stock options for the nine months ended September 30, 2025 and 2024, respectively, including $1,150,000 and $315,881 related to stock options for the three months ended September 30, 2025 and 2024, respectively.

NOTE 5. RESTRICTED STOCK AWARDS

Restricted Stock Award transactions during the nine months ended September 30, 2025 were as follows:

	September 30, 2025
	Shares	Weighted- Average Grant Date Fair Value

Unvested at Beginning of Period	69,883	$34.05
Granted	-	-
Vested	(6,428)	11.20
Forfeited or Cancelled RSAs	-	-
Unvested at End of Period	63,455	$35.99

At September 30, 2025, we had approximately $0.1 million unrecognized stock-based compensation related to restricted stock awards. The weighted average non-performance based will be recognized over the next 0.5 years.

There are 63,455 performance RSAs unvested with an aggregate grant date fair value of $2.3 million at September 30, 2025.

We recognized stock compensation of $72,000 and $78,000 related to restricted stock awards for the nine months ended September 30, 2025 and 2024, respectively, including $24,000 and $24,000 related to restricted stock awards for the three months ended September 30, 2025 and 2024, respectively.

F-28

NOTE 6. ACQUISITION OF EMERGEN ENERGY LLC

On April 24, 2024 (the “Closing”), Bimergen Energy Corp. (the “Company”) acquired 100 % of the membership interests of Emergen Energy LLC (“Emergen”) pursuant to a Membership Interest Purchase Agreement dated April 14, 2024 (as amended on April 24, 2024, the “MIPA”). At Closing the Company issued 1,587,300 unregistered shares of common stock to C & C Johnson Holdings LLC (an entity controlled by Cole Johnson) with a fair value of $22.2 million (based on the $14.00 closing price on April 24, 2024). Emergen became a wholly-owned subsidiary; Mr. Johnson simultaneously became President of the Company’s BESS and Solar divisions and a director of the Company.

Emergen, formed immediately prior to the transaction, held only early-stage renewable-energy development rights and no liabilities or operating activities. Accordingly, management concluded the transaction is an asset acquisition rather than a business combination.

At acquisition Emergen’s assets consisted of 1.965GW and 3.840GW of BESS and Solar Projects, respectively. Because the projects lacked substantive process or outputs, the Company recorded the entire $22.2 million purchase price as indefinite-lived intangible assets (“Development Projects”) and allocated the $22.2 million purchase price to the BESS and Solar portfolios based on relative fair values determined from project-level discounted-cash-flow models corroborated by observable market pricing for comparable development assets. The Company allocated $20.0 million and $2.2 million to BESS and Solar Projects respectively as of the acquisition date.

The following agreements were entered into on the date of Closing as provided for in the MIPA:

On April 24, 2024 the Company and Emergen entered into a PMSA with Energy Independent Partners LLC (“EIP”), an entity controlled by Cole Johnson, under which EIP provides development, permitting, and financing-support services for each project.

On April 24, 2025 the parties executed Amendment No. 2 to the PMSA, stated to be retroactively effective to June 28, 2024 and governed by Delaware law. Amendment 2 superseded Amendment 1 and eliminated the former Initial-Fee and RTB-Fee construct, replacing it with a single “Development-Fee” model that is payable only when a project secures third-party, project-specific financing. The principal commercial terms now in effect are:

●	BESS projects. For each battery-storage project, the Company will owe EIP a development fee of $0.035 per watt once that specific project secures third-party debt and/or equity financing sufficient to fund the fee. Based on the current BESS portfolio capacity (approximately 1.965 GW), the aggregate exposure, if every project achieves financing, would be about $69 million.

●	Solar projects. For each solar-power project, the same rate—$0.035 per watt—applies, again only after project-specific financing is in place. Given the remaining solar capacity in the Emergen portfolio (roughly 1.640 GW), the maximum potential fees total approximately $57 million.

●	Other renewable projects. For any future development projects that are neither BESS nor solar, the fee is the greater of (i) 50 percent of gross margin or (ii) $0.02 per watt, payable once the project reaches ready-to-build (RTB) status. Because the Company has no such projects in its pipeline today, no aggregate cap is presently estimable.

Based on portfolio capacities; actual fees depend on future financings and may not be incurred.

●	Sale-of-Project Clause – If a project is sold, EIP is entitled to the greater of unpaid Development Fees or 62.5 % of net sale proceeds.

●	Acceleration Clause – 62.5 % of unpaid fees accelerate within 90 days of (i) a change in control of the Company or (ii) removal of Mr. Johnson from his role.

●	Termination & Indemnification – The PMSA may be terminated by mutual consent or for cause; customary indemnities apply.

Because payment is contingent on future project-financing milestones, no PMSA liabilities have been recognized as of September 30, 2025.

NOTE 7. SOLAR PROJECTS SALE

On May 30, 2024, Emergen Energy LLC (“Emergen”) entered into a Project Sale Agreement (“PSA”) with Bridgelink Development, LLC (“Bridgelink”) covering 2.425 GW of green-field solar projects (the “Greenfield Projects”). Bridgelink simultaneously resold the projects to an unrelated third-party purchaser (“Purchaser”).

Total consideration payable to Emergen is $19.4 million, comprising:

●	a non-refundable deposit of $943,500 received in June 2024; and

●	$18.5 million in milestone payments—$5,000 per MW upon securing necessary land rights and $3,000 per MW upon the project reaching ready-to-build (“RTB”) status. There is no specified timetable for milestone achievement.

The deposit is recorded as contract liability (deferred revenue). Revenue (and related cost) will be recognized at a point in time when the relevant milestones are achieved by the purchaser, which management expects within twelve months of year-end. No milestone revenue was recognized in 2024 because the required conditions were not met.

Under the Project Management Services Agreement (“PMSA”), Emergen remits 62.5 % of amounts received to Energy Independent Partners LLC (“EIP”), an entity controlled by Cole Johnson, and retains 37.5%. Accordingly, $250,000 million of the June 2024 deposit was paid to EIP and the remaining $339,688 remains deferred and recorded as accounts payable and accrued liabilities – related parties. Additional EIP payments will be recorded only when Bridgelink remits milestone proceeds. Bridgelink may return a project, without refund, only if no milestone payment has yet been made and the return occurs within seven years of the PSA’s effective date. A December 31, 2024 amendment clarified that all funds paid to Emergen are non-refundable and limited the return option as noted above; all other material terms remain unchanged.

F-29

NOTE 8. RELATED PARTY TRANSACTIONS

All transactions described in Notes to the Financial Statements 6 and 7 were transacted with a now related party, Cole Johnson, President and Director, as of the April 24, 2024 acquisition of Emergen Energy, LLC. All negotiations related to these transactions were prior to Cole Johnson being a related party to Bimergen.

During the nine months ended September 30, 2025 the Company issued sixteen unsecured promissory notes, aggregating $825,700, to EIP, an entity controlled by president and director Cole Johnson. The notes were executed per the schedule below:

Promissory Notes Executed:

March 3, 2025	$60,000
March 28, 2025	$75,000
April 22, 2025	$25,000
April 30, 2025	$75,000
May 20, 2025	$25,000
May 30, 2025	$77,300
June 9, 2025	$28,000
June 30, 2025	$50,000
July 17, 2025	$100,000
July 31, 2025	$50,000
August 8, 2025	$25,000
August 18, 2025	$25,000
August 19, 2025	$15,000
August 25, 2025	$100,000
September 24, 2025	$24,000
September 30, 2025	$71,400
$825,700

The notes bear simple interest at 9.5 percent per annum, mature on December 31, 2025, are pre-payable without penalty, and were used to fund working-capital for operating expenses.  Accrued interest at September 30, 2025 was approximately $18,400.

NOTE 9 SEGMENT INFORMATION

The Company operates and manages its business as one reportable operating segment. The Company’s CODM, the Chief Executive Officer, reviews internal financial information presented and decides how to allocate resources based on net income (loss). Net income (loss) is used for evaluating financial performance.

Significant segment expenses include salaries and payroll, legal fees, stock based compensation, audit costs, contract services, rent, and other administrative expenses. The measurement of segment assets is reported on the consolidated balance sheets as total assets. The following table presents the significant segment expenses and other segment items regularly reviewed by our CODM.

	For the Three Months Ended September 30, 2025	For the Three Months Ended September 30, 2024	For the Nine months Ended September 30, 2025	For the Nine months Ended September 30, 2024

Revenues	$-	$-	$-	$-
Cost of Goods Sold	-	-	-	-
Gross Profit	-	-	-	-

Operating Expenses
Salaries and Payroll Expenses	182,000	170,000	542,000	284,000
Legal Fees	6,375	29,119	20,124	233,080
Stock-based compensation	1,150,000	339,881	1,752,000	927,961
Investors Relations	1,597	17,979	126,975	42,665
Audit Costs	8,750	14,230	178,000	41,730
Contract Services	139,752	172,400	336,057	264,571
Rent	4,941	4,603	14,729	13,747
Other operating expenses	286,820	63,540	483,456	140,733
Total Operating Expenses	1,780,235	811,752	3,453,341	1,948,487
Loss (Income) from Operations	(1,780,235)	(811,752)	(3,453,341)	(1,948,487)
Interest Income and Other (Expenses), net	(15,243)	-	(21,190)	328
Net loss before Income Tax	$(1,795,478)	$(811,752)	$(3,474,531)	$(1,948,159)

F-30

NOTE 10 COMMITMENTS AND CONTINGENCIES

The Company is subject to various claims, legal actions, and regulatory proceedings arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate resolution of these matters is not expected to have a material adverse effect on the Company’s financial position, results of operations, or cash flows.

Joint-Venture Agreement with RelyEZ Energy Group

On April 20, 2025, the Company’s wholly-owned subsidiary, Emergen Energy, LLC, executed a definitive agreement with RelyEZ Energy Group to form a joint venture to develop, construct and operate up to 2 GW of utility-scale battery-energy-storage projects (2- to 4-hour BESS) in the United States through 2027.

Ownership and economics. Until project refinancing, each project SPV will be owned 80 percent by RelyEZ and 20 percent by Emergen. After refinancing, the Company may repurchase RelyEZ’s interest at cost plus a 12 percent annual return.

Capital commitments. RelyEZ has committed up to $50 million, including an initial $10 million funding within ten days of closing.  Emergen will contribute up to $12.5 million on a 20 percent pro-rata basis after RelyEZ’s first $10 million is funded. This mezzanine capital will be used to advance long-lead items and qualifying the BESS projects for permanent debt financing. The capital commitment described above represents the Company’s maximum exposure to loss with respect to the JV.

On August 11, 2025, RelyEZ completed the $10 million funding as required by the definitive agreement to the Joint Venture which satisfies the closing conditions of the definitive agreement. No capital call to the Company was issued or due as of September 30, 2025, and the Company made no contributions (cash or project rights) during the quarter.

Management assessed the joint venture and determined it is a variable‑interest entity (VIE) and that the Company is not the primary beneficiary; therefore, the JV is not consolidated under ASC 810. As of September 30, 2025, the Company had no recognized interests related to the JV (carrying amount of $0). The Company did not provide financial support to the JV during the quarter beyond the commitments described above.

Joint-Venture Agreement Letter of Agreement with Cox Energy Group

On August 11, 2025, the Company’s wholly-owned subsidiary, Emergen Energy, LLC, executed a letter of agreement (LOA) with Cox Energy Group (operating from Madrid, Spain) to form a joint venture to develop, construct and operate up to 1 GW of utility-scale battery-energy-storage projects in the United States to reach ready-to-build status during calendar years 2025 and 2026.

Ownership and economics. Until project refinancing, it is anticipated that each project entity will be owned 75 percent by Cox and 25 percent by Emergen. After refinancing, it is expected that Cox will maintain at least 51% equity ownership.

Capital commitments. Cox has agreed to an initial capital commitment of $10 million to fund pre-construction and early-stage construction activities. The Cox JV agreement allows for a total of up to $200 million of equity financing if the parties mutually agree on project-acceptance terms. This capital will serve as the equity component (typically 10 - 20%) required for permanent debt financing.

As of September 30, 2025, the Company’s only arrangement with Cox is a Letter of Agreement (LOA). No JV has been formed with Cox, no development rights were transferred to Cox, and the Company did not receive consideration from Cox during the quarter. The LOA is executory and did not require recognition as of the balance‑sheet date. The Company will reassess if and when a definitive agreement is executed, a JV is formed, consideration is received by the Company, or project rights are transferred.

NOTE 11. SUBSEQUENT EVENTS

Subsequent to September 30, 2025 the Company has issued one additional unsecured promissory notes to EIP under terms substantially identical to those described in Note 8, totaling $25,000 of principal.

During October and November 2025 the Company sold 10,000 restricted common shares to an accredited investor for $60,000 and sold 41,667 restricted common shares to a second accredited investor for $250,000.

In November 2025, the Company entered into a joint development agreement (“JDA”) with Eos Energy Storage LLC and, subsequent to September 30, 2025, received $250,000 in connection with the arrangement.

F-31

             Shares of Common Stock

             Pre-Funded Warrants to purchase up to            Shares of Common Stock

Bimergen Energy Corporation

PRELIMINARY PROSPECTUS

ThinkEquity

           , 2026

Through and including             , 2026 (the 25th day after the date of this offering), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Set forth below is an itemization of the total expenses, excluding underwriting discounts and advisory fees, that we expect to incur in connection with this offering. With the exception of the SEC registration fee, the FINRA filing fee, and the NYSE listing fee, all amounts are estimates.

Securities and Exchange Commission Registration Fee	$2,113
FINRA Filing Fee	2,423
Legal Fees and Expenses	380,000
Accounting Fees and Expenses	65,000
Printing and Engraving Expenses	10,000
Miscellaneous Expenses	15,464
Total Expenses	$475,000

These expenses will be borne by us. Underwriting discounts will be borne by us in proportion to the number of shares of common stock sold in the offering.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our amended certificate of incorporation and amended and restated bylaws limit the liability of directors to the fullest extent permitted by the Delaware corporation laws. In addition, our amended certificate of incorporation and amended and restated bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by law.

Every person who was or is a party to, or is threatened to be made a party to, or is involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he, or a person of whom he is the legal representative, is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust, or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Delaware from time to time against all expenses, liability, and loss (including attorneys’ fees judgments, fines, and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith. Such right of indemnification shall be a contract right, which may be enforced in any manner desired by such person. The expenses of officers and directors incurred in defending a civil or criminal action, suit, or proceeding must be paid by the Company as they are incurred and in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the company. Such right of indemnification shall not be exclusive of any other right which such directors, officers, or representatives may have or hereafter acquire, and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of shareholders, provision of law, or otherwise.

Without limiting the application of the foregoing, the Board of Directors may adopt bylaws from time to time with respect to indemnification, to provide at all times the fullest indemnification permitted by the laws of the State of Delaware, and may cause the Company to purchase and maintain insurance on behalf of any person who is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust, or other enterprise against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the Company would have the power to indemnify such person. The indemnification provided shall continue as to a person who has ceased to be a director, officer, employee, or agent, and shall inure to the benefit of the heirs, executors and administrators of such person.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, We have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

We have not entered into any agreements with our directors and executive officers that require us to indemnify these persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that the person is or was a director or officer of our Company or any of our affiliated enterprises. We do not maintain any policy of directors’ and officers’ liability insurance that insures its directors and officers against the cost of defense, settlement or payment of a judgment under any circumstances.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

The following information is furnished with regard to all securities issued by the registrant within the last three years that were not registered under the Securities Act of 1933, as amended. Unless otherwise indicated below, the issuance of such shares was deemed exempt from registration requirements of the Securities Act, of 1933, as amended, as such sales were exempt from registration under Section 4(2) of Securities Act of 1933, as amended and/or Rule 506 of Regulation D promulgated thereunder.

On February 13, 2023, the Company awarded an officer and director of the Company as compensation for service to the Company, an option to purchase 35,715 shares of the Company’s Common Stock at an exercise price of $3.50 per share which vested 80% on date of grant and 10% on January 1, 2024 and 10% on January 1, 2025.

On April 3, 2023, the Company awarded a director as Compensation for service to the Company as a director, an option to purchase 35,715 shares of the Company’s Common Stock at an exercise price of $4.20 per share which vested 50% of the date of grant and 50% on April 3, 2024.

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On April 3, 2023, the Company awarded an officer and director of the Company as compensation for services to the Company an option to purchase 35,715 shares of the Company’s Common Stock at an exercise price of $4.20 per share which vested 50% on date of award on April 3, 2023 and 50% on April 3, 2024.

On November 27, 2023, the Company awarded a director as compensation for services to the Company as a director, 7,143 shares of restricted Common Stock which vested on December 31, 2023. The value of this award was $20,000.

On November 27, 2023, the Company awarded an Officer and director of 3,572 shares of restricted Common Stock which vested 100% on December 31, 2023. The value of this award was $10,000.

The Company issued 11,961 unregistered shares of its Common Stock valued at 58,221 during the year ended December 31, 2023 as payment for services provided to the Company.

During April, May and June, 2023, the Company sold 80,358 unregistered shares of its Common Stock to six private investors in exchange for $225,000 ($2.80 per share).

During August 2023 the Company sold 4,762 unregistered shares of its Common Stock to one private investor for $20,000 ($4.20 per share)

During October, November, and December 2023 the Company sold 38,393 unregistered shares of its Common Stock to three private investor for $167,500 ($4.20-$5.60 per share)

During the year ended December 31, 2024 the Company sold 64,337 unregistered shares of its Common Stock to eight private investors for an aggregate of $576,000 ($7.00 - $11.20 per share)

The Company issued 6,970 unregistered shares of its Common Stock valued at $79,209 during the year ended December 31, 2024 as payment for services provided to the Company.

The Company issued 14,286 of restricted securities awards valued at $120,000 ($8.40 per share) during January 2024 and recorded $30,000 as stock compensation expense in the quarter ended March 31, 2024 as payment for services provided by two employees of the Company. Services were cancelled as of December 2024 and 10,715 restricted common shares were cancelled.

The Company issued 17,143 of restricted securities awards valued at $192,000 ($11.20 per share) on July 1, 2024 and recorded $72,000 as stock compensation expense in the year ended December 31, 2024 as payment for services provided by the consultant of the Company. The remaining will vest quarterly through April 2026.

Equity Compensation Plan Information

As of December 31, 2024, we do not have any compensation plans under which our equity securities are authorized for issuance.

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ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits

Exhibit No.	Description
1.1*	Form of Underwriting Agreement

3.1	Articles of Incorporation dated March 4, 1998. (Incorporated by reference from Form 10-SB filed with the SEC on January 5, 2000.)

3.2	Amended Articles of Incorporation dated April 23, 1998. (Incorporated by reference from Form 10-SB filed with the SEC on January 5, 2000.)

3.3	Amended Articles of Incorporation dated January 4, 2002. (Incorporated by reference from Form 10KSB filed with the SEC on May 21, 2003.)

3.4	Amended Articles of Incorporation dated December 19, 2003. (Incorporated by reference from Form 10-KSB filed with the SEC on May 20, 2004.)

3.5	Amended Articles of Incorporation dated November 4, 2004. (Incorporated by reference from Form 10-KSB filed with the SEC on April 15, 2005)

3.6	Amended Articles of Incorporation dated September 7, 2005. (Incorporated by reference from Form 10-QSB filed with the SEC on November 16, 2005)

3.7	Certificate of Amendment to Certificate of Incorporation dated September 30, 2015. (Incorporated by reference from Form 8-K filed with the SEC on October 7, 2015.)

3.8	Certificate of Amendment to Certificate of Incorporation dated January 20, 2021 (Incorporated by reference to Exhibit 3.8 to the Company’s Form 10-K filed with the SEC on March 26, 2021.)

3.9	Certificate of Designations of Preferences and Rights of Series A Convertible Preferred Stock dated March 31, 2022 (Incorporated by reference to Exhibit 3.9 to the Company’s Current Report on Form 8-K filed with the SEC on April 4, 2022).

3.10	Certificate of Amendment to Certificate of Incorporation, as amended, dated April 28, 2022 (Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on May 2, 2022).

3.11	Amended and Restated Bylaws

3.12

Certificate of Amendment to Certificate of Incorporation, as amended, dated January 28, 2025 (Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on February 3, 2025).

4.1	Form of Pre-Funded Common Stock Purchase Warrant

4.2	Form of Certificated Warrant (included as Annex C to the Warrant Agent Agreement filed as Exhibit 10.35)

5.1*	Opinion of Lucosky Brookman LLP

10.1	Secured Promissory Note with Peter Dalrymple, dated August 31, 2020 (Incorporated by reference from Form 8-K filed with the SEC on September 2, 2020)

10.2	Security Agreement with Peter Dalrymple, dated August 31, 2020 (Incorporated by reference from Form 8-K filed with the SEC on September 2, 2020)

10.3	Letter agreement with Peter Dalrymple, dated October 28, 2021 (Incorporated by reference from Form 8-K filed with the SEC on November 2, 2021)

10.4	Amendment to Secured Promissory Note with Peter Dalrymple, dated October 29, 2021 (Incorporated by reference from Form 8-K filed with the SEC on November 2, 2021)

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10.5	Share Exchange Agreement among Spine Injury Solutions, Inc., Bitech Mining Corporation, its shareholders and Benjamin Tran as Stockholders’ Representative dated as of March 31, 2022 (Incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed with the SEC on April 4, 2022).

10.6	Management Services Agreement between Spine Injury Solutions, Inc., Quad Video Halo, Inc. and Peter L. Dalrymple dated as of March 31, 2022 (Incorporated by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K filed with the SEC on April 4, 2022).

10.7	Amendment to Secured Promissory Note Agreement between Spine Injury Solutions, Inc., Quad Video Halo, Inc. and Peter L. Dalrymple dated as of March 31, 2022 (Incorporated by reference to Exhibit 10.7 to the Company’s Current Report on Form 8-K filed with the SEC on April 4, 2022).

10.8	Amendment to Security Agreement between Spine Injury Solutions, Inc., Quad Video Halo, Inc. and Peter L. Dalrymple dated as of March 31, 2022 (Incorporated by reference to Exhibit 10.8 to the Company’s Current Report on Form 8-K filed with the SEC on April 4, 2022).

10.9	Form of Independent Contractor Agreement (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on April 20, 2022).

10.10	Form of Proprietary Information and Inventions Agreement (Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on April 20, 2022).

10.11	Form of Restricted Stock Agreement (Incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on April 20, 2022).

10.12	Asset Purchase Agreement entered into among Quad Video Halo, Inc., Quad Video Holdings Corporation and Peter Dalrymple dated June 30, 2022 (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on July 1, 2022).

10.13	Asset Purchase Agreement entered into among Bitech Technologies Corporation, SPIN Collections LLC and Peter Dalrymple dated June 30, 2022.

10.14	Secured Promissory Note and Security Agreement Cancellation Agreement entered into among Bitech Technologies Corporation, Quad Video Halo, Inc., Quad Video Holdings Corporation and Peter Dalrymple dated June 30, 2022 (Incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on July 1, 2022).

10.15	Patent & Technology Exclusive and Non Exclusive License Agreement entered into between SuperGreen Energy Corp. and Bitech Mining Corporation dated January 15, 2021 (incorporated by reference to Exhibit 10.15 of the Company’s Form S-1 filed on August 15, 2022).

10.16	Amendment of Patent & Technology Exclusive License Agreement entered into between SuperGreen Energy Corp. and Bitech Mining Corporation dated October 25, 2021 (incorporated by reference to Exhibit 10.16 of the Company’s Form S-1 filed on August 15, 2022).

10.17	Consent to Sublicense Agreement and Amendment to Patent & Technology Exclusive and Non Exclusive License Agreement entered into between SuperGreen Energy Corp., Bitech Mining Corporation and Calvin Cao dated as of March 27, 2022 (incorporated by reference to Exhibit 10.17 of the Company’s Form S-1 filed on August 15, 2022).

10.18	Confidential Settlement, Mutual Release, and Share Transfer Agreement between the Company, Bitech Mining Corporation, Calvin Cao and SuperGreen Energy Corporation dated as of February 20, 2023 (incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K filed on February 24, 2023).

10.19	Form of Stock Option Agreement (Incorporated by reference to Exhibit 10.2 of the Company’s Form 8-K filed on December 21, 2022).

10.20	Form of Subscription Agreement for U.S. Residents (Incorporated by reference to Exhibit 10.19 of the Company’s Form 10-Q filed on August 15, 2023).

10.21	Letter Agreement entered into between the Company and Bridgelink Development, LLC dated January 8, 2024.

10.22	Membership Interest MIPA dated April 14, 2024 by Bitech Technologies Corporation, Emergen Energy LLC, Bridgelink Development, LLC, C & C Johnson Holdings LLC, and (v) Cole W. Johnson.

10.23	Amendment No. 1 dated April 24, 2024 to Membership Interest MIPA dated April 14, 2024 by Bitech Technologies Corporation, Emergen Energy LLC, Bridgelink Development, LLC, C & C Johnson Holdings LLC, and (v) Cole W. Johnson.

10.24	Employment Agreement between Bitech Technologies Corporation and Benjamin Tran dated April 24, 2024.

10.25	Option Agreement between Bitech Technologies Corporation and Benjamin Tran dated April 24, 2024.

10.26	Employment Agreement between Bitech Technologies Corporation and Cole Johnson dated April 24, 2024.

10.27	Option Agreement between Bitech Technologies Corporation and Cole Johnson dated April 24, 2024.

10.28	Project Sale Agreement between Bitech Technologies, Corporation, Emergen Energy, LLC and Bridgelink Development LLC dated May 30, 2024

10.29	Project Management Services Agreement among Bitech Technologies Corporation, Emergen Energy LLC and Emergen Independent Partners LLC dated April 24, 2024

10.30	First Amendment effective June 28, 2024 to Project Management Services Agreement

10.31	First Amendment effective December 31, 2024 to the Project Sale Agreement dated May 30, 2024

10.32	Second Amendment executed April 24,2025 and effective June 28, 2024 to Project Management Services Agreement

10.33	Definitive Agreement between Emergen Energy, LLC and RelyEZ effective April 20, 2025

10.34	Third Amendment executed April 24, 2025 and effective June 28, 2024 to Project Management Services Agreement

10.35*	Form of Warrant Agent Agreement with VStock LLC

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21.1	Subsidiaries (Incorporated by reference to Exhibit 21.1 of the Company’s Form 10-K filed on March 31, 2023).

23.1*	Consent of Ramirez Jimenez International CPAs

23.2	Consent of Lucosky Brookman LLP (included in Exhibit 5.1)*

101.INS	XBRL Instance Document

101.SCH	XBRL Taxonomy Extension Schema

101.CAL	XBRL Taxonomy Extension Calculation Linkbase

101.DEF	XBRL Taxonomy Extension Definitions Linkbase

101.LAB	XBRL Taxonomy Extension Label Linkbase

101.PRE	XBRL Taxonomy Extension Presentation Linkbase

107	Filing Fee Table

* Filed herewith.

† Confidential portions of this exhibit were redacted pursuant to Item 601(b)(10) of Regulation S-K, and the Registrant agrees to furnish to the SEC a copy of any omitted schedule and/or exhibit upon request.

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ITEM 17. UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that: Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(3) That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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(4) That for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That for the purpose of determining any liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport Beach, State of California, on January 2, 2026.

Bimergen Energy Corporation

By:	/s/ Robert J. Brilon
Name:	Robert J. Brilon
Title:	Co-Chief Executive Officer
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Benjamin Tran	Executive Chairman of the Board	January 2, 2026
Name: Benjamin Tran

/s/ Robert J. Brilon	Co-CEO and Chief Financial Officer and Treasurer	January 2, 2026
Name: Robert J. Brilon	(Principal Executive and Accounting and Financial Officer)

/s/ Cole Johnson	Director and Co-CEO and President	January 2, 2026
Name: Cole Johnson

/s/ Van H. Potter	Director	January 2, 2026
Name: Van H. Potter

/s/ James L. Stock	Director	January 2, 2026
Name: James L. Stock

/s/ Montgomery Bannerman	Director	January 2, 2026
Name: Montgomery Bannerman

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